EXHIBIT 2.1

SPA

Execution Version

CERTAIN INFORMATION CONTAINED IN THIS AGREEMENT HAS BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [***] BECAUSE IT IS BOTH: (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

share Purchase Agreement

Execution Version

regarding the

sale and purchase of the climate solutions business

of

Viessmann Group GmbH & Co. KG

SPA Execution Version

Share Purchase Agreement

dated 25 April 2023 ("Signing Date")

by and between

1.	Viessmann Group GmbH & Co. KG, a limited partnership (Kommanditgesellschaft) incorporated under the laws of Germany, registered in the commercial register of the local court (Amtsgericht) of Marburg under register no. HRA 3389, with its business address at Viessmannstraße 1, 35108 Allendorf/Eder, Germany, ("Seller") represented by its sole general partner, Viessmann Komplementär B.V., a limited liability company (besloten venootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, registered with the Netherlands Chamber of Commerce (Kamer van Koophandel) under number 63726033 and having its registered seat in Venlo, the Netherlands, and its registered address at Viessmannstraße 1, 35108 Allendorf/Eder, Germany

and

2.	Blitz F23-620 GmbH (to be renamed Johann Purchaser GmbH), a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany, registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main under HRB 130044 with its business address at c/o Linklaters LLP, Taunusanlage 8, 60329 Frankfurt am Main (Attn: Dr. Timo Engelhardt) ("Purchaser")

and

3.	Carrier Global Corporation, a corporation incorporated under the laws of Delaware, U.S.A., with file number: 7286518, with its principal executive offices located at 13995 Pasteur Boulevard, Palm Beach Gardens, Florida 33418, U.S.A ("Parent")

- Seller, Purchaser, and Parent also referred to
individually as a "Party" and collectively as the "Parties" –

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TABLE OF CONTENTS

List of Exhibits		5
Recitals		6
1.	Interpretation and Definitions	8
2.	Sale and Purchase of Sold Shares	13
3.	Purchase Price for Sold Shares	14
4.	Intercompany Financing	16
5.	Domination and Profit and Loss Transfer Agreement	18
6.	Cash Consideration	21
7.	Share Consideration	24
8.	Assumption of Guarantees	25
9.	Closing Conditions	26
10.	Termination	37
11.	Closing	38
12.	Seller's Warranties	41
13.	Purchaser and Parent Warranties	44
14.	Taxes	44
15.	No Leakage Undertaking	44
16.	Carve Out	48
17.	Separation of Agreements	52
18.	Seller's Covenants	54
19.	Purchaser's Covenants	65
20.	Parent Guarantee	67
21.	Parent Covenants	68
22.	Governance of Target Companies	68
23.	Investor Rights Agreement	70
24.	Seller's Marks	71
25.	Remedies of Purchaser	71
26.	Limitations of Seller's Liability	77
27.	Remedies of Seller	79
28.	Indemnity by Purchaser	79
29.	Indemnity by Seller	80
30.	Non-Compete	81
31.	Non-Solicitation	82
32.	Confidentiality	82
33.	Costs and Expenses	84
34.	Payments, Interest	86

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35.	Notices	87
36.	Governing Law, Dispute Resolution	88
37.	Miscellaneous	89

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List of Exhibits

Exhibit (B) Group Chart of Company's Group	6
Exhibit (H) Target Companies	7
Exhibit 2.2 Share Transfer Agreement	13
Exhibit 3.1.2(c) Chart of Accounts	14
Exhibit 3.4/1 Draft Effective Date Financial Statements	16
Exhibit 3.4/2 Illustrative Calculation of Purchase Price	16
Exhibit 4.1.1 Intra-Group Financing Agreements	16
Exhibit 4.3.2 Intercompany Financing Receivables Sale and Assignment Agreement	17
Exhibit 7.1.1 Board Resolution regarding Parent Shares	24
Exhibit 7.3 Adjustment of Share Consideration	25
Exhibit 8.2.1 Remaining Seller's Group Guarantees	26
Exhibit 9.1.1 Merger Clearances and Foreign Investment Clearances	26
Exhibit 9.1.8 Form of Certificate of No Seller MAC	28
Exhibit 9.1.10/1 Officers of Parent	28
Exhibit 9.1.10/2 Form of Certificate of No Purchaser MAC	28
Exhibit9.1.11 Required Notice	28
Exhibit 9.5.1 No Obstacle Jurisdictions	32
Exhibit 9.6.1 Time Periods Regulatory Filings	33
Exhibit 9.6.3 Exception to 9.6.3	35
Exhibit 11.2.1(j) Bring-Down Certificate	40
Exhibit 11.3 Closing Memorandum	41
Exhibit 12.1/1 Warranty Schedule	41
Exhibit 12.1/2 Disclosure Schedule	41
Exhibit 12.2.1(a) Data Room	41
Exhibit 12.2.1(c) Agreed Standard Persons	42
Exhibit 12.2.1(d) Seller's Knowledge Persons	42
Exhibit 13 Purchaser and Parent Warranties	44
Exhibit 14 Tax Schedule	44
Exhibit 15.1.2(f) Transaction Bonuses	46
Exhibit 15.1.3(c) Permitted Leakage	46
Exhibit 16.1.1 Carve-Out Measures	48
Exhibit 17.2.1 List of Continuing Agreements	52
Exhibit 17.3/1 Leased Premises	52
Exhibit 17.3/2 Lease Agreements	52
Exhibit 17.4.1 Transitional Services Agreement	52
Exhibit 17.5.4 Transferred Insurance Policies	53

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Exhibit 18.1.1(i) Parent Email Addresses	54
Exhibit 18.1.1(ii) Conduct of Business	56
Exhibit 18.1.2(b) Business Plan	58
Exhibit 18.2.1(a) Required Financials	59
Exhibit 18.4.1 Resigning Seller Representatives	61
Exhibit 18.9.1 Social Media Accounts	63
Exhibit 18.10 Seller's Special Bonus	64
Exhibit 19.1.1 Financing Commitments	65
Exhibit 22.1.3 List of Manufacturing Lead Sites	69
Exhibit 23 Investor Rights Agreement	70
Exhibit 24.1 License Agreement	71
Exhibit 25.2(b) W&I Knowledge Persons	73
Exhibit 25.3.6 W&I Insurance Policy	76
Exhibit 29.2 Indemnity for Specified Matter	81

Recitals

(A)	Seller is a family-owned company holding business, inter alia, in the Climate Solutions Business.
(B)	Seller is the sole shareholder of Viessmann Climate Solutions SE ("Company", and the Company collectively with its subsidiaries and participations, the "Company's Group"). Exhibit (B) comprises a group chart of the Company's Group. Seller and its Affiliates, including the Company's Group, are collectively referred to as the "Seller's Group".
(C)	The Company is a European stock company (Societas Europaea), incorporated under German law and registered in the commercial register of the local court (Amtsgericht) of Marburg under registration no. HRB 7562 with its business address at Viessmannstraße 1, 35108 Allendorf/Eder, Germany. The Company has a registered share capital of EUR 200,000,000, divided into 200,000,000 no-par-value registered shares.
(D)	The Company (including through its subsidiaries and participations) operates the Climate Solutions Business. "Climate Solutions Business" means, for residential, commercial and light commercial: (i) heating, (ii) comfort cooling, (iii) ventilation and indoor air quality, (iv) heating and/or storage of sanitary water, (v) energy storage, energy management, fuel cells and integrated green electricity generation, (vi) digital platforms, digital offerings, intelligent and sensing technologies in connection with each of the
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foregoing and (vii) controls and automation and auxiliary products in conjunction with digital and value added services in connection with each of the foregoing.

(E)	Parent is a global provider of healthy, safe and sustainable building and cold chain solutions. Parent indirectly holds all shares in Purchaser. Parent and its Affiliates including Purchaser, and as from Closing the Target Companies, are collectively referred to as the "Purchaser's Group".
(F)	Seller and Parent wish to combine the Climate Solutions Business with Parent's corresponding businesses, involving the acquisition by Purchaser of all shares in the Company in exchange for the Cash Consideration and the Share Consideration resulting in a roll-over to, and investment of Seller in Parent.
(G)	Prior to Closing, Seller will implement the Carve-Out Measures within Seller's Group in order to separate from the Company's Group assets, liabilities, participations, personnel and contractual relationships not allocated to the Climate Solutions Business and to transfer to the Company's Group assets, IP, participations, personnel and contractual relationships that are allocated to the Climate Solutions Business.
(H)	As of the date of Closing, the Company shall hold, directly or indirectly, the shares in the entities set forth in part 1 of Exhibit (H) (each, together with the Company, a "Target Company", collectively with the Company (assuming the completion of the Carve-Out Measures), the "Target Companies" or the "Target Group"). The companies set forth in part 2 of Exhibit (H) together with the Company (assuming the completion of the Carve-Out Measures) are collectively referred to as the "Material Target Companies").
(I)	Seller and its Affiliates (other than the Target Companies) are collectively referred to as the "Remaining Seller's Group"
(J)	The aforementioned agreements and transactions shall be contemplated in accordance with the terms and conditions of this share purchase agreement (the "Agreement").

Therefore, the Parties agree as follows:

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1.	Interpretation and Definitions
1.1	Interpretation
1.1.1	The Exhibits (including their Annexes) to this Agreement are an integral part of this Agreement and any reference to this Agreement includes this Agreement and the Exhibits (including their Annexes) as a whole.
1.1.2	The headings of the Sections and subsections in this Agreement are for convenience purposes only and shall not affect the interpretation of any of the provisions hereof.
1.1.3	Terms to which a German translation has been added shall be interpreted as having the meaning assigned to them by the German translation.
1.1.4	The term "law" shall include any statute, code, regulation and other legally binding rule.
1.1.5	Words such as "hereof", "herein" or "hereunder" refer (unless otherwise required by the context) to this Agreement as a whole and not to a specific provision of this Agreement.
1.1.6	Any reference in this Agreement (including in any of its Exhibits) to a "Section" is a reference to the relevant section (or subsection) of this Agreement (i.e., contained in the main body of this Agreement). Any reference in an Exhibit to a Section or paragraph is a reference to the relevant Section or paragraph in the Exhibit where such reference is made, unless that reference expressly states otherwise.
1.1.7	The term "including" shall mean "including, without limitation".
1.1.8	Any obligation of a Party to "ensure" or "procure" any matter or to "cause" any third party to take (or omit) an action shall be construed as an independent undertaking (verschuldensunabhängige Einstandspflicht).
1.2	Certain Definitions
1.2.1	"Affiliate" shall mean any affiliated entity (verbundenes Unternehmen) within the meaning of Sec. 15 of the German Stock Corporation Act (AktG), and the term "affiliated with" shall be interpreted accordingly.
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1.2.2	"Business Day" shall be any day other than a Saturday, Sunday, 24 December, 31 December or other day on which banks in Frankfurt am Main (Germany) or New York City, New York (U.S.A.) are generally closed for business, or on which the New York Stock Exchange is not open for a full day of trading.
1.3	List of Definitions
Aggregate Gross Special Bonuses Amount	Seller's Special Bonus Schedule
Calculation Buffer	Seller's Special Bonus Schedule
Company Executive Director	Section 18.1.1(b)(xvi)
Draft Effective Date Financial Statements	Section 3.4
Estimated Special Bonuses Amount	Seller's Special Bonus Schedule
Purchaser Covenant MAC	Section 9.2.2
Seller Covenant MAC	Section 9.2.1
Signing Date	List of Parties
Tax Sharing Scheme	Tax Schedule, Section 10.1
Transferred Insurance Policies	Section 17.5.4
20% Base Purchase Price Receivable	Section 3.2
2023 Loss Compensation Amount	Section 5.2.2(b)
2023 Profit Transfer Amount	Section 5.2.2(a)
Adjustment Items	Section 3.1.2
Adjustment of Share Consideration	Section 7.3
Advance Tax Payment	Tax Schedule, Section 4.2
Affiliate	Section 1.2.1
Agreed Price	Section 18.11.1
Agreed Standard	Section 12.2.1(c)
Agreed Standard Persons	Section 12.2.1(c)
Agreement	Recitals (J)
Authority	Section (b)
Base Purchase Price	Section 3.1.1(a)
Benefit Plan	Warranty Schedule, Section 18.4
BGB	Section 12.1
Bring-Down Certificate	Section 11.2.1(j)
Business Day	Section 1.2.2
Business IT	Warranty Schedule, Section 11.1
Business Plan	Section 18.1.2(b)
Business Software	Warranty Schedule, Section 10.8
Carve-Out Agreement	Section 16.1.2
Carve-Out Measures	Section 16.1.1
Cash	Section 3.1.2
Cash Consideration	Section 3.2
Chart of Accounts	Section 3.1.2(c)
Climate Solutions Business	Recitals (D)
Closing	Section 9.1

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Closing Actions	Section 11.2.1
Closing Conditions	Section 9.1
Closing Date	Section 11.1.2
Closing Memorandum	Section 11.3
Closing Payment Amount	Section 6.1
Closing RETT Notification	Section 33.3
Collective Agreements	Warranty Schedule, Section 18.6
Company	Recitals (B)
Company Tax Advisor	Tax Schedule, Section 11.1
Company Trade Secrets	Warranty Schedule, Section 10.7
Company's Group	Recitals (B)
Confidential Information	Section 32.1.1
Contest	Tax Schedule, Section 11.2.1(d)
Continuing Agreements	Section 17.2.1
Contributions	Section 6.1(c)
Controlled Business	Section 30.1
CS 2021 Financial Statements	Warranty Schedule, Section 5.1
D&O Insurance	Section 17.5.2
DAC6	Warranty Schedule, Section 20.8
Data Room	Section 12.2.1(a)
Debt Financing	Section 19.1.1
Debt Financing Agreements	Section 37.7
Debt Financing Parties	Section 37.7
Debt Financing Sources	Section 37.7
Disclosure Schedule	Section 12.1
DPLTA	Section 5.1
DPLTA Termination Accounts	Section 5.2.2
DPLTA Termination Date	Section 5.2.2
Effective Date	Section 2.3
Effective Date Financial Statements	Section 3.1.2(b)
ERISA	Warranty Schedule, Section 19.5
ERISA Affiliate	Warranty Schedule, Section 19.5
Exchange Act	Purchaser and Parent Warranties, Section 7.2
Excluded Assets and Liabilities	Section 16.2.1(b)
Executive Directors	Warranty Schedule, Section 18.2
Fairly Disclosed	Section 25.2
Final Purchase Price	Section 3.5
Financing Commitments	Section 19.1.1
Fundamental Warranties	Section 26.1.1(a)
German GAAP	Section 3.3.2(a)
Governmental Permits	Warranty Schedule, Section 13.5(a)
Hive Down Agreements	Section 16.2.1(a)(ii)
Included Assets and Liabilities	Section 16.2.1(a)
Indebtedness	Section 3.1.2
Insured Claims	Section 26.2.1

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Intellectual Property Rights	Warranty Schedule, Section 10.1
Intercompany Financing Receivables	Section 4.3.1
Intercompany Financing Receivables Sale and Assignment Agreement	Section 4.3.2
Intra-Group Financing Agreements	Section 4.1.1
Investor Rights Agreement	Section 23
Key Employees	Warranty Schedule, Section 18.2
Known Leakage	Section 15.2.2
Leakage	Section 15.1.2
Leakage Amount	Section 15.2.1
Leakage Recipients	Section 15.1.2(a)
Lease Agreements	Section 17.3
Leased Premises	Section 17.3
License Agreement	Section 24.1
Long Stop Date	Section 10.1.1(a)(i)
Losses	Section 25.1.2
MAC Event	Section 9.4.1(d)
Manufacturing Lead Sites	Section 22.1.3
Material Adverse Effect	Section 12.2.1(b)
Material Agreements	Warranty Schedule, Section 17.1
Material IP Agreements	Warranty Schedule, Section 10.6
Material Purchaser and Parent Warranties	Section 9.3.2(a)
Material Seller Covenants	Section 9.2.1(a)
Material Seller Warranties	Section 9.3.1(a)
Material Target Companies	Recitals (H)
Non-Wholly Owned Target Companies	Warranty Schedule, Section 2.5
Official	Warranty Schedule, Section 13.4
Overstated Tax Liability	Tax Schedule, Section 8.1
Overstated Tax Receivable	Tax Schedule, Section 8.1
Owned Intellectual Property Rights	Warranty Schedule, Section 10.2
Owned Registered Intellectual Property Rights	Warranty Schedule, Section 10.2
Parent	List of Parties
Parent Shares	Section 7.1.1
Parties	List of Parties
Party	List of Parties
Payee	Tax Schedule, Section 12.7
Payor	Tax Schedule, Section 12.7
Pension Plan	Warranty Schedule, Section 19.1
Permitted Conduct	Section 18.1.2
Permitted Leakage	Section 15.1.3
Pre-Closing Claims	Section 17.5.3
Projected Purchase Price	Section 3.4
Purchase Price	Section 3.1.1
Purchaser	List of Parties
Purchaser and Parent Warranties	Section 13
Purchaser Business MAC	Section 9.4.2

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Purchaser Material Warranty MAC	Section 9.3.2
Purchaser's Group	Recital (E)
Real Properties	Warranty Schedule, Section 8.1
Relevant Tax Matter(s)	Tax Schedule, Section 11.2
Remaining Seller's Group	Recitals (I)
Remaining Seller's Group Guarantees	Section 8.2.1
Required Financials	Section 18.2.1(a)
Resigning Seller Representatives	Section 18.4.1
RETT Notification	Section 33.3
Sanctioned Country	Warranty Schedule, Section 13.5(c)
Sanctioned Person	Warranty Schedule, Section 13.5(c)
Scheduled Closing Date	Section 11.1.2
Seller	List of Parties
Seller Business MAC	Section 9.4.1
Seller Indemnified Claim	Section 28.1
Seller Indemnified Parties	Section 28.1
Seller Material Warranty MAC	Section 9.3.1
Seller Payments	Seller's Special Bonus Schedule
Seller's Bank Account Details	Section 6.2.2
Seller's Group	Recitals (B)
Seller's Group 2021 Financial Statements	Warranty Schedule, Section 5.1(a)
Seller's Knowledge	Section 12.2.1(d)
Seller's Knowledge Persons	Section 12.2.1(d)
Seller's Marks	Section 24.2
Seller's Period	Tax Schedule, Section 2
Seller's Period Event	Tax Schedule, Section 2
Seller's Period Tax Returns	Tax Schedule, Section 11.1
Separation Report	Section 16.2.1(a)(ii)
Share Consideration	Section 3.2
Share Transfer Agreement	Section 2.2
Social Media Accounts	Section 18.9.1
Sold Shares	Section 2.1
Special Bonuses	Section 18.10
Straddle Period	Tax Schedule, Section 12.6
Subsidies	Warranty Schedule, Section 14
Target Companies	Recitals (H)
Target Companies Guarantees	Section 8.1.1
Target Company	Recitals (H)
Target Group	Recitals (H)
Tax	Tax Schedule, Section 1.1
Tax Authority	Tax Schedule, Section 1.2
Tax Benefit	Tax Schedule, Section 1.3
Tax Claim Notice	Tax Schedule, Section 4.1
Tax Group Returns	Tax Schedule, Section 11.1
Tax Notification	Section 33.4

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Tax Payment Claim	Tax Schedule, Section 2
Tax Refund	Tax Schedule, Section 1.4
Tax Relevant Target Companies	Warranty Schedule, Section 20.1
Tax Return	Tax Schedule, Section 1.5
Tax Schedule	Section 14
Third Party Claim	Section 25.3.2
Transfer Taxes	Section 33.1.1
Transitional Services Agreement	Section 17.4.1
VAT	Section 6.6
VAT Group	Tax Schedule, Section 9
VAT Group Liability	Tax Schedule, Section 9.1
VAT Group Refund	Tax Schedule, Section 9.1
VAT Group Subsidiary	Tax Schedule, Section 9
W&I Insurance	Section 19.2.1
W&I Insurance Policy	Section 25.3.6
Warranties	Section 12.1
Warranty Schedule	Section 12.1
Working Capital	Section 3.1.2

2.	Sale and Purchase of Sold Shares
2.1	Agreement to Sell and Purchase

Upon the terms and subject to the conditions of this Agreement, Seller hereby sells all of the outstanding shares in the Company ("Sold Shares") to Purchaser, and Purchaser hereby purchases the Sold Shares from Seller.

2.2	Share Transfer

Subject to (i) the fulfilment (or waiver) of the Closing Conditions set forth in Section 9.1, (ii) the receipt by Seller of the Closing Payment Amount in accordance with Section 34.1.1 and the Share Consideration, and (iii) Section 9.5, Seller shall assign and transfer the Sold Shares to Purchaser, free and clear of all pledges, liens or other rights of encumbrance, on the Scheduled Closing Date in accordance with a share transfer agreement substantially in the form attached hereto as Exhibit 2.2 ("Share Transfer Agreement").

2.3	Rights and Obligations Pertaining to Sold Shares; Effective Date

The Sold Shares are sold, and shall be transferred to Purchaser with all rights and obligations pertaining thereto, including the right to receive the profits for the financial

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year beginning after the Effective Date as well as any profits pertaining to previous financial years that have neither been distributed nor resolved to be distributed prior to the Effective Date. For the purpose of this Agreement, the "Effective Date" shall be 31 December 2022, 24.00 hours (CET).

3.	Purchase Price for Sold Shares
3.1	Purchase Price
3.1.1	The aggregate purchase price for the Sold Shares ("Purchase Price") shall be an amount equal to:
(a)	a fixed amount of EUR 12,000,000,000.00 (in words: twelve billion Euro) ("Base Purchase Price");
(b)	plus an amount equal to the Cash;
(c)	minus an amount equal to the Indebtedness;
(d)	plus (if applicable) an amount by which the Working Capital exceeds the amount of EUR 227,650,727.10, or minus (if applicable) any amount by which the Working Capital falls short of the amount of EUR 227,650,727.10.
3.1.2	For the purpose of this Agreement, "Cash", "Indebtedness" and "Working Capital" (collectively "Adjustment Items") shall
(a)	be determined as at the Effective Date;
(b)	be based on the combined financial statements of the Target Companies as of the Effective Date prepared and audited in accordance with Section 3.3.2 ("Effective Date Financial Statements"); and
(c)	comprise the items identified as Cash, Indebtedness or Working Capital in the group chart of accounts (Kontenrahmen) of the Company's Group attached as Exhibit 3.1.2(c) (together with the Equity Value Bridge included in such Exhibit for information purposes "Chart of Accounts"), it being agreed that
(i)	the Parties have classified all existing accounts for assets and liabilities reflected in the Chart of Accounts valid as of the Effective

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Date as Cash, Indebtedness, Working Capital or N/A irrespective of whether the respective account stated a balance in the most recent financial statements or not;
(ii)	the Parties have included in each line item of the Chart of Accounts the numbers as of the Effective Date that have been derived from the draft Effective Date Financial Statements made available by Seller to Purchaser prior to the Signing Date; and
(iii)	if, prior to the set up of the Effective Date Financial Statements with effect for them, any new account for assets or liabilities is introduced to the Chart of Accounts, the Parties shall determine in good faith whether such new account qualifies as Cash, Indebtedness, Working Capital or N/A, based on the same standards as applied in the agreement of the Adjustment Items when classifying the existing accounts in Exhibit 3.1.2(c).
3.2	Cash and Share Consideration

As consideration for the Sold Shares, Purchaser shall pay 20% of the Base Purchase Price i.e., EUR 2,400,000,000.00 ("20% Base Purchase Price Receivable") in shares of Parent subject to, and as further set out in Section 7 ("Share Consideration"). The remainder of the Purchase Price (i.e., after deduction of EUR 2,400,000,000.00) shall be paid by Purchaser in cash as further set out in Section 6 ("Cash Consideration").

3.3	Effective Date Financial Statements
3.3.1	As promptly as practicable after the Signing Date, Seller shall, or shall cause the completion of the preparation and audit of the Effective Date Financial Statements in accordance with Section 3.3.2, and Seller shall, without undue delay thereafter, deliver the Effective Date Financial Statements to Purchaser accompanied with the audit in accordance with Section 3.3.2(c).
3.3.2	The Effective Date Financial Statements shall
(a)	be derived from the combined financial statements of the Seller's Group (balance sheet, P&L, and cash flow statement, but no supplementary notes and account reconciliations) as of the Effective Date, which shall be prepared using the recognition and valuation rules of German accounting and reporting standards ("German GAAP") on a consistent basis;

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(b)	reflect the Climate Solutions Business and the Carve-Out Measures pursuant to Exhibit 16.1.1, subject to the basis of preparation and the assumptions made therein, as if they had already been implemented as of 1 January 2022;
(c)	be prepared by the Company and receive an audit with an unqualified certificate (uneingeschränkter Bestätigungsvermerk) by the Company's auditor, PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft, in accordance with the German auditing standards IdW PS 480 and 490, subject to the basis of preparation and the assumptions made therein;
(d)	itemize any adjustment from the Draft Effective Date Financials in arriving at the Effective Date Financial Statements, including an explanation of the nature of the adjustment and the line items within Exhibit 3.1.2(c) impacted by such adjustment; and
(e)	include in Indebtedness or Cash (as the case may be) the adjustments set out in Section 5.2.1.
3.4	Projection of Purchase Price

An illustrative calculation of the Purchase Price, based on the draft Effective Date Financial Statements attached hereto as Exhibit 3.4/1 ("Draft Effective Date Financial Statements"), is attached hereto as Exhibit 3.4/2 and leads to the projected Purchase Price set forth thereon ("Projected Purchase Price").

3.5	Calculation of Final Purchase Price

Not later than eight Business Days following receipt by Purchaser of the audited Effective Date Financial Statements, Seller shall deliver to Purchaser the calculation of the Purchase Price pursuant to Section 3.1 (specifying the amounts of the Adjustment Items and the underlying amounts in the Chart of Accounts) ("Final Purchase Price").

3.6	No further adjustment of Purchase Price

Except as set forth in Section 3.1 (Purchase Price) and, if applicable, Section 25.1.10 (Adjustment of Purchase Price resulting from Payments under Agreement), the Purchase Price and its determination have been finally agreed by the Parties and the Purchase Price shall not be subject to any further adjustment.

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4.	Intercompany Financing
4.1	Termination of Cash Pool and other Intercompany Financing
4.1.1	The Target Companies set forth in Exhibit 4.1.1 have entered into cash pooling agreements and/or other intra-group financing agreements with members of the Remaining Seller's Group as specified in Exhibit 4.1.1 ("Intra-Group Financing Agreements").
4.1.2	Seller undertakes, and Purchaser acknowledges that the Intra-Group Financing Agreements shall be terminated on or prior to the Scheduled Closing Date without any prepayment penalty or other extra costs for the Remaining Seller's Group or any Target Company.
4.2	Repayment of Intercompany Financing Payables

Seller shall, and shall (if applicable) cause its Affiliates to, repay or otherwise settle all of its payables towards the Target Companies under the Intra-Group Financing Agreements (including accrued interest) on or prior to the Scheduled Closing Date (to the extent such payables have not otherwise been offset or reduced in accordance with Section 4.3.4).

4.3	Purchase of Intercompany Financing Receivables
4.3.1	Subject to Closing, Purchaser undertakes to purchase and acquire from the relevant member of Seller's Group all receivables (including accrued interest) against Target Companies under the Intra-Group Financing Agreements outstanding as at the Closing Date ("Intercompany Financing Receivables").
4.3.2	On the Scheduled Closing Date, Seller and Purchaser shall enter into a sale and assignment agreement regarding the Seller Intercompany Financing Receivables, substantially in the form attached as Exhibit 4.3.2 ("Intercompany Financing Receivables Sale and Assignment Agreement").
4.3.3	Seller and Purchaser agree that the consideration for each Intercompany Financing Receivable shall be equal to its nominal amount (plus accrued interest) as at the Closing Date and shall be payable in cash and in addition to the Purchase Price, it being agreed that any Intercompany Financing Receivables in a non-Euro currency shall be converted into an equivalent Euro amount at the exchange rate officially determined by the European Central Bank, and failing a provision of the relevant exchange rate by the European Central Bank in general by the equivalent

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local body, in each case on the ninth Business Day prior to the Scheduled Closing Date or, if no such rate is quoted on that date, on the preceding date on which such rate is quoted.
4.3.4	Seller shall use reasonable efforts to cause the wholly owned Target Companies to, and shall use its rights as shareholder of the Company to the Non-Wholly Owned Target Companies to, reduce the amount of the Intercompany Financing Receivables to be acquired on the Scheduled Closing Date pursuant to Section 4.3.2 (to the extent legally permissible and taking into account the liquidity and financing requirements of the relevant Target Companies until Closing). The details shall be discussed between Seller and Purchaser in good faith in due course after the Signing Date.
4.3.5	No later than eight Business Days prior to the Scheduled Closing Date, Seller shall deliver to Purchaser the aggregate amount of the Intercompany Financing Receivables as at the Closing Date and the aggregate purchase price for the Intercompany Financing Receivables calculated in accordance with Section 4.3.3.
4.3.6	Parent undertakes to indemnify and hold harmless Seller from any Loss resulting from claims asserted by an insolvency administrator (Insolvenzverwalter) or insolvency monitor (Sachwalter) to the extent resulting from section 135 of the German Insolvency Code (Insolvenzordnung) in connection with the repayment or other settlement (Befriedigung) of an Intercompany Financing Receivable, in whole or in part, which repayment or other settlement occurs either
(a)	prior to Closing, or
(b)	in the period until twelve months after the Closing Date but only with respect to Intercompany Financing Receivables acquired by Purchaser under the Intercompany Financing Receivables Sale and Assignment Agreement.

Seller's rights pursuant to this Section 4.3.6 shall terminate (Ausschlussfrist) to the extent that Seller has not notified Parent in writing of such claim within three months after the relevant claim has been raised by the insolvency administrator or insolvency monitor in writing against Seller, providing reasonable details thereof.

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5.	Domination and Profit and Loss Transfer Agreement
5.1	Termination of Domination and Profit and Loss Transfer Agreement

At the latest with effect as of the Closing Date (but not later than 31 December 2023), Seller shall terminate, or cause to be terminated, the domination and profit and loss transfer agreement between Seller and the Company, dated 30 August 2014 ("DPLTA").

5.2	Continuation of Profit Transfers and Loss Compensations
5.2.1	With respect to the financial year ending on 31 December 2022, Seller and Purchaser acknowledge that
(a)	the Company shall pay to Seller the amount of any profit transfer (Gewinnabführung); and
(b)	Seller shall pay to the Company the amount of any loss compensation (Verlustausgleich),

in each case (i) as shown in the non-consolidated financial statements (Einzelabschluss) of the Company for the financial year 2022, and (ii) in accordance with the terms of the DPLTA.

5.2.2	With respect to the time period after the Effective Date until (and including) the date the termination of the DPLTA becomes effective ("DPLTA Termination Date"), Seller and Purchaser acknowledge that,
(a)	the Company shall pay to Seller the amount of any profit transfer (Gewinnabführung) for such period of time ("2023 Profit Transfer Amount") less an amount equal to any German dividend withholding tax as applicable to the transfer of such profit; and
(b)	Seller shall pay to the Company the amount of any loss compensation (Verlustausgleich) for such period of time ("2023 Loss Compensation Amount"),

in each case (i) as shown in, and immediately after the preparation of, the non-consolidated financial statements (Einzelabschluss) of the Company as of the date of termination of the DPLTA, prepared in accordance with Section 5.3 ("DPLTA Termination Accounts"), and (ii) in accordance with the terms of the DPLTA.

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5.2.3	Subject to Closing and Section 5.4 (Tax Group for Corporate Income Tax and Trade Tax Purposes), Purchaser shall cause the Company not to subsequently amend its financial statements as of the DPLTA Termination Date, as of the Effective Date or any preceding date other than with the prior written consent of Seller (except as required by law, after prior consultation with Seller).
5.2.4	Seller and Purchaser shall cause the Company (i) to issue to Seller in a timely manner a respective certificate pursuant to Sec. 27 para. 3 German Corporate Income Tax Act (Körperschaftsteuergesetz) to the extent the transfer of the 2023 Profit Transfer Amount is funded from the Company's tax contribution account (steuerliches Einlagekonto), (ii) to declare the amount of German dividend withholding tax (Kapitalertragsteuer) withheld and deducted from the transfer of the 2023 Profit Transfer Amount and to pay it to the competent Tax Authority for the account of Seller, and (iii) to provide Seller, as promptly as practical thereafter, with the dividend withholding tax certificate (Kapitalertragsteuerbescheinigung), if applicable.
5.3	DPLTA Termination Accounts
5.3.1	As promptly as practicable after the DPLTA Termination Date, but no later than eight Business Days prior to the Scheduled Closing Date, Seller shall prepare, or cause to be prepared, the DPLTA Termination Accounts in accordance with Section 5.3.2, and shall deliver the DPLTA Termination Accounts to Purchaser.
5.3.2	The DPLTA Termination Accounts shall be prepared in accordance with German GAAP and consistent with the same principles, standards and methodology as used in the preparation of the non-consolidated financial statements (Einzelabschluss) of the Company as of 31 December 2022.
5.3.3	No later than eight Business Days prior to the Scheduled Closing Date, Seller shall deliver to Purchaser in writing the amount of any 2023 Profit Transfer Amount or any 2023 Loss Compensation Amount based as shown in the DPLTA Termination Accounts.
5.4	Tax Group for Corporate Income Tax and Trade Tax Purposes

Seller and Purchaser shall cooperate and shall take all actions which are required to ensure that the Tax group for corporate income tax and trade tax purposes (körperschaftsteuerliche und gewerbesteuerliche Organschaft) between Seller and the Company has been, is and will remain recognized during its entire term (until and

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including the Effective Date). Hence, if and to the extent that any actions (including any payments or repayments) are required to preserve or remedy the recognition of such Tax group (for instance, with respect to Section 14 sentence 1 no. 3 German Corporate Income Tax), the Parties (i) shall take and shall procure that such actions will be taken, and (ii), as the case may be, shall effect and shall procure that such payments or repayments shall be effected between Seller and the Company without undue delay (unverzüglich), and be compensated in full between Seller and Purchaser applying Section 6.1(e) and 6.1(f) (Adjustment of Closing Payment Amount for Profit Transfer and Loss Compensation) mutatis mutandis, however without reduction for any Tax.

6.	Cash Consideration
6.1	Closing Payment Amount

On the Scheduled Closing Date, Purchaser shall pay to Seller:

(a)	the Cash Consideration;
(b)	minus the net amount (in accordance with Section 15.2.1) of any Known Leakage and the Agreed Price;
(c)	plus the aggregate amount of the contributions into the Company's Group resulting from the Carve-Out Measures ("Contributions"), which shall not be an amount higher than EUR 15 million in the aggregate;
(d)	plus or minus interest as follows:
(i)	plus interest in respect of the Cash Consideration from (and including) the Effective Date to (but excluding) the Closing Date;
(ii)	minus interest in respect of Known Leakage from (and including) the date of the respective Known Leakage to (but excluding) the Closing Date; and
(iii)	plus interest in respect of Contributions from (and including) the date of the respective Contribution to (but excluding) the Closing Date,

in each case calculated at a rate of:

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(iv)	2.0% per annum for any period from (and including) the Effective Date to (and including) the earlier of (A) 31 December 2023 and (B) 30 days after the satisfaction of the Closing Conditions set forth in Sections 9.1.1, 9.1.2, 9.1.3 and 9.1.4 as well as and set forth in Section 9.1.11 (Merger Clearances, Foreign Investment Clearances, Effective Date Financial Statements; Required Financials, Required Notice);
(v)	4.0% per annum for any period thereafter; provided that if the Closing Condition set forth in Section 9.1.4 (Required Financials) has been satisfied once but new or additional Required Financials are required to be delivered under Section 18.2.1 the interest rate shall continue to stay at 4.0%;

provided that notwithstanding anything to the contrary contained herein, no interest shall accrue during any period in which either (i) the Closing Conditions set forth in Sections 9.1.1 and 9.1.2 (Merger Clearances, Foreign Investment Clearances) have been satisfied but the Closing Condition in Section 9.1.11 (Required Notice) has not been satisfied or waived or (ii) all of the Closing Conditions set forth in Sections 9.1.1 through 9.1.4, 9.1.6, 9.1.7 and 9.1.8 (Merger Clearances, Foreign Investment Clearances, Effective Date Financial Statements, Required Financials, Russia and Iran, No Seller MAC and Certificate of No Seller MAC) have been satisfied or waived and the Closing Conditions set forth in Sections 9.1.5, 9.1.9 and 9.1.10 (Listing of Parent Shares, No Purchaser MAC and Certificate of No Purchaser MAC) are capable of being satisfied on the date which would be the Scheduled Closing Date if Purchaser offered in writing to close prior to 1 January 2024 and Seller refuses to accept such offer.

(e)	plus (if applicable) any 2023 Loss Compensation Amount, or
(f)	minus (if applicable) any 2023 Profit Transfer Amount;
(g)	plus the aggregate purchase price for the Intercompany Financing Receivables, calculated in accordance with Section 4.3.2;

((a) through (g) collectively, the "Closing Payment Amount").

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6.2	Calculation and Payment of Closing Payment Amount
6.2.1	No later than eight Business Days prior to the Scheduled Closing Date, Seller shall deliver to Purchaser the calculation of the Closing Payment Amount pursuant to Section 6.1.
6.2.2	Purchaser shall pay the Closing Payment Amount (as calculated by Seller pursuant to Section 6.1) with value date (Wertstellungsdatum) as of the Scheduled Closing Date, to the bank account(s) of Seller designated by Seller in writing on bank letterhead signed by a representative of the relevant banks within three months after the Signing Date ("Seller's Bank Account Details").
6.3	Overpayment / Underpayment
6.3.1	If and to the extent it turns out after Closing that:
(a)	Purchaser has paid to Seller at Closing an amount greater than the Closing Payment Amount as correctly calculated in accordance with Sections 3.1 (Purchase Price) and 6.1 (Closing Payment Amount), Purchaser shall have the right to require, by notice to Seller, that Seller pays to Purchaser an amount equal to the amount of such overpayment; or
(b)	Purchaser has paid to Seller at Closing an amount less than the Closing Payment Amount as correctly calculated in accordance with Sections 3.1 (Purchase Price) and 6.1 (Closing Payment Amount), Seller shall have the right to require, by notice to Purchaser, that Purchaser pays to Seller an amount equal to the amount of such underpayment.
6.3.2	Each Party's rights pursuant to Section 6.3.1 shall terminate (Ausschlussfrist) six months after Closing, unless and to the extent prior to that date such Party has notified the other Party in writing of the relevant overpayment or underpayment, as applicable.
6.4	Default Interest

If Purchaser fails to pay the Closing Payment Amount (or any portion thereof) as calculated by Seller pursuant to Section 6.1 when due, Seller may claim default interest (Verzugszinsen) on the Closing Payment Amount (or the relevant portion thereof) for the period from (and including) the Scheduled Closing Date through (but excluding) the date of payment of the entire Closing Payment Amount at a rate of eight percent per annum.

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6.5	No Deduction or Set-Off
6.5.1	The payment by Purchaser of any component of the Purchase Price shall be made without any withholding or deduction in respect of any Tax, duty or charge.
6.5.2	Neither Purchaser nor Seller shall be entitled to exercise any right of set-off or retention right with respect to its payment obligations hereunder, except with regard to any claims which have been assessed by a final, binding and non-appealable decision of a court or arbitrator or which have been acknowledged and agreed by Seller or Purchaser (as applicable) in writing.
6.6	VAT

The Purchase Price, the Closing Payment Amount and any other consideration owed under this Agreement in respect of the sale and transfer of the Sold Shares, the sale and assignment of the Intercompany Financing Receivables, the issuance and delivery of the Parent Shares and the contribution and assignment of the 20% Base Purchase Price Receivable shall be net amounts which are exclusive of any amount in respect of value added Tax (Umsatzsteuer) ("VAT"). It is the Parties' mutual understanding that such transactions are either not taxable (nicht umsatzsteuerbar) or exempt from VAT (umsatzsteuerfrei), and the Parties shall treat those transactions accordingly. If and to the extent that VAT is or becomes chargeable by law on any such transaction, the Party which is the recipient of the relevant supply or service shall pay to the Party which provides the relevant supply or service an amount equal to the relevant VAT in addition to the relevant consideration provided that the reverse charge provisions (according to which the recipient owes the VAT) do not apply. Any such VAT shall become immediately payable once the Party providing the relevant supply or service has provided the other Party with an invoice which complies with the provisions of Sections 14, 14a German VAT Act (UStG) or, if applicable, any respective Tax provision under the law of any other jurisdiction. In relation to such transactions, no Party shall waive any exemption from VAT pursuant to Section 9 German VAT Act (UStG) or, if applicable, a respective Tax provision under the Law of any other jurisdiction.

7.	Share Consideration
7.1	Delivery of Parent Shares
7.1.1	On the Scheduled Closing Date, Parent shall issue and deliver to Seller the 20% Base Purchase Price in the form of newly issued, fully-paid, non-assessable

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common shares, par value USD 0.01, of the Parent duly registered in the name of Seller ("Parent Shares"). The resolution of the board of directors of Parent approving the issuance and delivery of the Parent Shares to Seller on the Scheduled Closing Date is attached hereto as Exhibit 7.1.1.
7.1.2	Seller agrees to subscribe the Parent Shares, and to contribute and assign to Parent the 20% Base Purchase Price Receivable on the Scheduled Closing Date in exchange for certificates (or evidence of shares registered in Seller's name in book-entry form) representing the Parent Shares issuable to Seller pursuant to Section 7.1.1.
7.2	Projection of Number of Parent Shares

Subject only to an increase of the number of Parent Shares pursuant to Section 7.3, the number of Parent Shares to be delivered as Share Consideration amounts to 58,608,959.

7.3	Adjustment of Share Consideration

The Parties agree that if, in the period commencing (and including) on the Signing Date and ending (and including) the Closing Date,

7.3.1	Parent declares or distributes any dividend to its shareholders (whether in cash or in kind) outside of the ordinary course of business; or
7.3.2	Parent declares issuance of, or issues, new shares in Parent or other instruments convertible into Parent equity, other than employee or director equity awards,

this shall result in an equitable increase of the number of Parent Shares to be delivered to Seller as Share Consideration as set forth in Exhibit 7.3 "Adjustment of Share Consideration".

7.4	Default Interest

If Parent fails to issue and deliver the Share Consideration (or any portion thereof) when due, Seller may claim default interest (Verzugszinsen) on the 20% Base Purchase Price Receivable (or the relevant portion thereof) (as so calculated) for the period from (and including) the Scheduled Closing Date through (but excluding) the date of receipt by Seller of the Share Consideration at a rate of eight percent per annum, to be paid in cash to Seller.

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7.5	No Deduction or Set-Off

Neither Purchaser nor Parent shall be entitled to exercise any retention right with respect to Parent's obligation to issue and deliver the Share Consideration, except with regard to any claims which have been assessed by a final, binding and non-appealable decision of a court or arbitrator or which have been acknowledged and agreed by Seller in writing.

8.	Assumption of Guarantees
8.1	Assumption of Target Companies Guarantees
8.1.1	Seller shall assume, with effect as of the Closing, all liabilities and obligations resulting from all guarantees, comfort letters and security interests of any kind, which any Target Company, or any third party on behalf of any Target Company, has provided or will provide prior to the Closing Date, in favour of, or on behalf of, any member of Remaining Seller's Group or in favor of, or on behalf of, any Target Company but not in connection with the Climate Solutions Business to banks, other financial institutions, suppliers, customers or other third parties ("Target Companies Guarantees").
8.1.2	Subject to the Closing, Seller shall indemnify and hold harmless the relevant Target Company from any third-party claim, obligation or liability under or in connection with any Target Companies Guarantee and all reasonable and documented costs, expenses and other losses incurred by or arising in connection therewith at any Target Company.
8.2	Assumption of Remaining Seller's Group Guarantees
8.2.1	Purchaser shall assume, with effect as of the Closing, all liabilities and obligations resulting from all guarantees, comfort letters and security interests of any kind (including those listed in Exhibit 8.2.1), which any member of the Remaining Seller's Group, or any third party on behalf of any member of the Remaining Seller's Group, has provided or will provide prior to the Closing Date, in favour of, or on behalf of, any Target Company in connection with the Climate Solutions Business to banks, other financial institutions, suppliers, customers or other third parties ("Remaining Seller's Group Guarantees").
8.2.2	Subject to the Closing, Purchaser shall indemnify and hold harmless the relevant members of the Remaining Seller's Group from any third-party claim, obligation or liability under or in connection with any Remaining Seller's Group Guarantee

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and all reasonable and documented costs, expenses and other losses incurred by, or arising in connection therewith at, the Seller.
9.	Closing Conditions
9.1	Conditions to Closing

The obligations of Purchaser and Seller to consummate the transactions contemplated by this Agreement ("Closing") are subject to the satisfaction, or waiver in accordance with Section 9.8, of all of the following conditions precedent ("Closing Conditions"):

9.1.1	Merger Clearances: The Closing shall be permissible (as a result of, in each case, the approval granted by any competent merger control authority or the expiration of the applicable waiting period and the absence of an order by a competent authority or court preliminarily or permanently prohibiting the transaction or any merger control authority denying jurisdiction or otherwise) pursuant to the merger control laws in the jurisdictions set forth on Exhibit 9.1.1;
9.1.2	Foreign Investment Clearances: (i) Clearance has been granted by any competent foreign direct investment screening authority, or (ii) the applicable waiting period has expired in the absence of any order prohibiting the transactions contemplated by this Agreement or (iii) or any foreign direct investment screening authority has denied its jurisdiction, in each case pursuant to the foreign direct investment laws in the jurisdictions set forth on Exhibit 9.1.1;
9.1.3	Effective Date Financial Statements: Receipt by Purchaser of the Effective Date Financial Statements accompanied with the audit in accordance with, and pursuant to Section 3.3.2(c);
9.1.4	Required Financials: Receipt by Purchaser of the Required Financials specified in part 1 of Exhibit 18.2.1(a) and delivery by Seller, in all material respects, of the information specified in part 2 of Exhibit 18.2.1(a);
9.1.5	Listing of Parent Shares: The Parent Shares to be issued as Share Consideration have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance;
9.1.6	Russia and Iran: OOO Viessmann, Moskau (Russia), OOO Viessmann Lipetsk (Russia), and Viessmann Pars Novin Co. Ltd (Iran) no longer belong to the Target Group, it being agreed that this Closing Condition shall be deemed satisfied if the

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Target Companies have not commenced any activities in Russia or Iran other than those conducted by the aforementioned entities and the shares or other equity interests in the aforementioned entities are either (i) transferred to any party other than a Target Company under applicable law or (ii) spun-off (abgespalten) to any party other than a Target Company under German law pursuant to a hive-down agreement with customary terms including as-is/where-is provisions and a full indemnity in favor of the transferring Target Company in respect of any liabilities pertaining to the equity interests in the aforementioned entities and their business together with any other documents or registrations required to effect such spin-off in accordance with German law.

9.1.7	No MAC with respect to Seller:
(a)	no Seller Covenant MAC pursuant to Section 9.2.1,
(b)	no Seller Material Warranty MAC pursuant to Section 9.3.1, and
(c)	no Seller Business MAC pursuant to Section 9.4.1 has occurred,

in each case of (a) through (c) during the period until satisfaction or due waiver of the Closing Conditions pursuant to Sections 9.1.1 through 9.1.4 (Merger Clearances; Foreign Investment Clearances; Effective Date Financial Statements; Required Financials);

9.1.8	Certificate of No Seller MAC: Receipt by Purchaser of a certificate of Seller stating that, pursuant to the actual knowledge (positive Kenntnis) of the executive directors (geschäftsführende Direktoren) of the general partner of Seller, the Closing Conditions pursuant to Section 9.1.7 have been satisfied, substantially in the form attached hereto as Exhibit 9.1.8, and dated as per the date on which the last Closing Condition pursuant to Sections 9.1.1 through 9.1.4 (Merger Clearances; Foreign Investment Clearances; Effective Date Financial Statements; Required Financials) occurred;
9.1.9	No MAC with respect to Purchaser:
(a)	no Purchaser Covenant MAC pursuant to Section 9.2.2,
(b)	no Purchaser Material Warranty MAC pursuant to Section 9.3.2, and
(c)	no Purchaser Business MAC pursuant to Section 9.4.2 has occurred;

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9.1.10	Certificate of No Purchaser MAC: Receipt by Seller of a certificate of Purchaser stating that, to the actual knowledge of the officers of Parent listed in Exhibit 9.1.10/1, the Closing Conditions pursuant to Section 9.1.9 have been satisfied, substantially in the form attached hereto as Exhibit 9.1.10/2; and

9.1.11	Required Notice: Seller has informed Purchaser in writing of the receipt of the notice specified in Exhibit 9.1.11.
9.2	Covenant MAC
9.2.1	A "Seller Covenant MAC" has occurred if:
(a)	Seller has breached any of its covenants pursuant to Sections 15.1 (Leakage), 16.1 (Carve-Out Measures), 4.2 (Repayment of Intercompany Financing Payables), or 18.1.1 (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xiv), (xviii) or (xxiv) (in the latter case with respect to the other covenants referred to in the foregoing) (Certain Negative Interim Conduct of Business Covenants) ("Material Seller Covenants") in the period between the Signing Date and the date on which the last Closing Condition pursuant to Sections 9.1.1 through 9.1.4 (Merger Clearances; Foreign Investment Clearances; Effective Date Financial Statements; Required Financials) is satisfied or duly waived;
(b)	such breach has not been cured after two written reminders by Purchaser to Seller with a cure period of four weeks each; and
(c)	such breach would actually or would be expected to actually, individually or in the aggregate with other occurred breaches by Seller of any of its Material Seller Covenants, result in typically foreseeable losses (which shall reflect the reasonably foreseeable future impact) exceeding 4% of the Projected Purchase Price, or once available the Final Purchase Price.
9.2.2	A "Purchaser Covenant MAC" has occurred if:
(a)	Purchaser or Parent has breached any of its covenants under this Agreement in the period between the Signing Date and Closing;
(b)	such breach has not been cured after two written reminders by Seller to Purchaser or Parent (as applicable) with a cure period of four weeks each; and

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(c)	such breach would actually or would be expected to actually, individually or in the aggregate with other occurred breaches by Purchaser or Parent of any of their covenants, result in typically foreseeable losses (which shall reflect the reasonably foreseeable future impact) exceeding EUR 1.74 billion.
9.3	Material Warranty MAC
9.3.1	A "Seller Material Warranty MAC" has occurred if:
(a)	Seller has breached any of the Seller's Warranties pursuant to Sections 1 (Existence and Authorization of Seller), 2 (Legal Organization of the Target Companies), 3 (Shares), 4 (Insolvency Proceedings), 5 (Financial Statements), 7 (Draft Effective Date Financial Statements), 10 (Intellectual Property) or 11 (Information Technology) of Exhibit 12.1/1 ("Material Seller Warranties") in the period between the Signing Date and the date on which the last Closing Condition pursuant to Sections 9.1.1 through 9.1.4 (Merger Clearances; Foreign Investment Clearances; Effective Date Financial Statements; Required Financials) is satisfied or duly waived; and
(b)	such breach would actually or would be expected to actually, individually or in the aggregate with other occurred breaches of Material Seller Warranties, result in typically foreseeable losses (which shall reflect the reasonably foreseeable future impact) exceeding 13.5% of the Projected Purchase Price, or once available the Final Purchase Price.
9.3.2	A "Purchaser Material Warranty MAC" has occurred if:
(a)	Purchaser or Parent (as applicable) has breached any of the Purchaser and Parent Warranties pursuant to Sections 1, 2, 3, 4 or 5 of Exhibit 13 ("Material Purchaser and Parent Warranties") in the period between the Signing Date and Closing; and
(b)	such breach would actually or would be expected to actually, individually or in the aggregate with other occurred breaches of Material Purchaser and Parent Warranties, result in typically foreseeable losses (which shall reflect the reasonably foreseeable future impact) exceeding EUR 5.9 billion.
9.4	Business MAC
9.4.1	A "Seller Business MAC" has occurred in case of:

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(a)	any extraordinary event, occurrence, fact, or change stemming directly from the Target Companies' Climate Solutions Business and occurring between the Signing Date and the date on which the last Closing Condition pursuant to Sections 9.1.1 through 9.1.4 (Merger Clearances; Foreign Investment Clearances; Effective Date Financial Statements; Required Financials) is satisfied or duly waived
(b)	that actually (tatsächlich) has, or may reasonably be expected to have a material adverse effect specifically on the consolidated results of operations or consolidated financial condition of the Target Companies' Climate Solutions Business, provided that such assessment shall take into account any mitigating actions that have actually been taken by or at the request of Seller in order to cure the effect of such event, occurrence, fact or change, or that have been committed to be taken without undue delay in a binding contractual agreement with Purchaser or Parent acting in good faith;
(c)	excluding, in each case, any such event, occurrence, fact or change resulting from or arising out of or in connection with:
(i)	acts of God, calamities, epidemics, national or international political or social conditions including the engagement by any country in hostilities, whether commenced before or after the Signing Date, and whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack, or disruptions of supply chains, in each case unless any such events, occurrences, developments, circumstances or conditions affect only the Target Companies' Climate Solutions Business and no other market participants generally;
(ii)	economic, industry or market events, occurrences, developments, circumstances or conditions (e.g., a general downturn of the economy or the industries in which the Target Companies are active with their Climate Solutions Business or any disruption of supply chains), whether general or regional in nature or limited to any area in which the Target Companies operate their Climate Solutions Business, unless any such events, occurrences, developments, circumstances or conditions affect only the Target Companies' Climate Solutions Business and not other market participants generally;

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(iii)	changes in applicable laws (including changes to, or in the application of, the subsidies or other state aid regime relating to the products or services of the Climate Solutions Business as well as prohibitions and other limitations or restrictions on the sale of such products or the provision of such services) or accounting standards, principles, or interpretations;
(iv)	the failure of the Target Companies to meet any financial forecast, projection, prediction, or model other than as a result of an event, occurrence, fact, or change that would otherwise result in a MAC Event (provided that the underlying causes thereof, to the extent not otherwise excluded under this Section 9.4.1, are not excluded per se); or
(v)	the public announcement or pendency of this Agreement or any of the transactions contemplated herein, or any actions or omissions (including those required pursuant to Section 18.1) required hereunder or taken at the written request or with the written consent of Purchaser or Parent,
(d)	that would actually or would be expected to actually, individually or in the aggregate with other occurred events that satisfy the requirements of this Section 9.4.1(a) through (c) ("MAC Event"), result in typically foreseeable losses (which shall reflect the reasonably foreseeable future impact) exceeding 20% of the Projected Purchase Price, or once available the Final Purchase Price, provided that such 20% threshold shall increase to 25% upon satisfaction of the regulatory Closing Conditions pursuant to Sections 9.1.1 (Merger Clearances) and 9.1.2 (Foreign Investment Clearances).
9.4.2	A "Purchaser Business MAC" has occurred if a MAC Event (as applied to Purchaser and/or Parent and their respective business (as applicable) with the necessary changes, provided that the relevant period in which a MAC Event may occur shall be the time period between the Signing and the Closing Date) has occurred that would actually or would be expected to actually, individually or in the aggregate with other such occurred MAC Events, result in typically foreseeable losses (which shall reflect the reasonably foreseeable future impact) exceeding EUR 8.7 billion, provided that such threshold shall increase to EUR 10.9 billion upon satisfaction of the regulatory Closing Conditions pursuant

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to Sections 9.1.1 (Merger Clearances) and 9.1.2 (Foreign Investment Clearances).
9.5	No Obstacle
9.5.1	Each Party may refuse to proceed with the Closing if and as long as the consummation of any Closing Action is prohibited by a judgment, injunction, order or other decision of any court or Authority in the jurisdictions set forth on Exhibit 9.5.1, in each case only if such decision is enforceable against such Party and the non-compliance with such decision would result in either
(a)	typically foreseeable losses (which shall reflect the reasonably foreseeable future impact) of EUR 50,000,000 or more with respect to
(i)	Seller's Group; or
(ii)	Purchaser's Group and Target Group, taken as a whole, (as applicable); or
(b)	a criminal offense of any representative of any member of Seller's Group, Purchaser's Group or Target Group;

provided that, if such obstacle results from a breach by Seller of the representation set forth in Section 25 (Information Related to Merger Control and Foreign Investment Control) of the Warranty Schedule and Parent and Purchaser have complied with its obligations under Sections 9.6 (in particular Sections 9.6.3 and 9.6.4) and 9.5.2, Parent and Purchaser may refuse to proceed with the Closing without regard to the requirements in clauses (a) and (b) of this Section 9.5.1.

9.5.2	Each Party shall refrain from any action that could cause any such obstacle and shall use its reasonable best efforts to prevent and overcome any such obstacle, including by carving out from Parent, or, as last resort, from the Target Group any entities or the respective activities in jurisdictions in which an obstacle pursuant to this Section 9.5 exists that cannot be overcome, provided that (i) Purchaser may not request any adjustment of the Purchase Price or other amendment to this Agreement or withhold any portion of the Purchase Price as a result of any such carve-out and (ii), to the extent feasible, the carved-out entities or activities shall be carved-in after the obstacle has been overcome.

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9.6	Merger Control and Foreign Investment Regulatory Proceedings
9.6.1	Purchaser and Seller agree that
(a)	any filings or draft filings, as relevant, necessary in connection with any merger control or other regulatory approval, clearance or certificate referred to in Section 9.1.1 (Merger Clearances) and 9.1.2 (Foreign Investment Clearances); and
(b)	any other merger control or foreign direct investment filings with, or notifications to, any governmental or supranational authority (each, an "Authority") Purchaser reasonably determines to be required in connection with this Agreement will, in each case, be made without undue delay after the Signing Date and within any filing periods specified under applicable laws, where relevant (or, with respect to any such filings or notifications required to be made after the Closing, after the Closing Date), and in the case of the filings identified in Section 9.6.1(a) no later than within the periods set forth in Exhibit 9.6.1. Any such filings or notifications shall be prepared and made by Purchaser or Seller (as applicable), where relevant on behalf of all parties involved (except to the extent not permitted under applicable law), provided that any filing or notification and any amendment thereto shall require the prior written consent of the other Party, acting in good faith, in particular not unreasonably withholding, conditioning or delaying such consent, and further provided that a party shall not be in breach of its obligations to make a filing within the time periods agreed in Exhibit 9.6.1 if the delay is caused due to the other party unreasonably withholding, conditioning or delaying its consent to any filing or notification pursuant to this Section 9.6.1.

9.6.2	Purchaser and Seller shall reasonably cooperate with each other in the preparation of any filing, draft filing or notification in connection with any merger control or other regulatory approval, clearance or certificate referred to in Sections 9.6.1(a) and 9.6.1(b). In connection with any such proceeding, Purchaser and Seller shall (and, in case of Section 9.6.2(a) and 9.6.2(b), Seller shall also require the Company to):
(a)	supply to the respective other Party as promptly as practicable any information requested by it in order to prepare and submit (including jointly, to the extent required) any filing, draft filing or notification;

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(b)	supply to any competent Authority as promptly as practicable any information requested by it;
(c)	give each other reasonable advance notice of any notification, submission or other communication in substance or contact which Seller or Purchaser proposes to submit or make to any Authority, provide each other with drafts of any notifications, submissions or other communication in substance (including any supporting documentation or information) prepared for submission to any Authority, and take any comments by the respective other Party into due consideration;
(d)	keep each other informed of the status and progress of the relevant proceedings and of any communication in substance received from, or given to, any Authority or other party, including by providing the respective other Party with copies of any written communication in substance or written summaries of any non-written communication in substance; and
(e)	consult with each other in advance of all meetings and telephone or video conferences in substance with any Authority or other party and (unless prohibited by the Authority or under applicable law) permit each other to participate in any such meetings or telephone or video conferences;

provided that, for the purpose of such cooperation, Seller and Purchaser shall, to the extent legally required, agree on all appropriate and customary safeguards in order to avoid any exchange of competitively sensitive information and to adequately protect business secrets, including by making available any relevant information on a counsel-to-counsel basis only. Non-redacted versions of redacted information showing all competitively or commercially sensitive information shall be shared with the legal counsel of the other Party on a counsel-to-counsel basis provided that such exchange shall be conducted in a manner reasonably designed to preserve applicable lawyer/client and lawyer work product privileges.

9.6.3	Purchaser and Seller shall not, and shall procure that its respective Affiliates shall not enter into any merger, acquisition, or business combination or take any other action (other than the matter specified in Exhibit 9.6.3) that may reasonably be expected to materially adversely affect or materially delay the obtaining of any approval, consent or clearance referred to in Sections 9.1.1 (Merger Clearances) and 9.1.2 (Foreign Investment Clearances).

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9.6.4	Purchaser shall offer, consent to, and comply with, any obligations or conditions, commitments, or agreements (including the sale or disposal of any assets or any arrangements imposing restrictions on the operation of the Target Companies' businesses) required by any merger control or foreign direct investment Authority in order to grant any requisite approval, consent, clearance or certificate or to refrain from prohibiting or restricting the transactions contemplated by this Agreement. Seller shall support and prepare divestments of businesses currently conducted by the Target Group if (i) any such divestment is only proposed by any member of Purchaser's Group to the merger control or foreign direct investment Authorities after such Authorities have finally rejected the offer to alternatively divest any business operated by Purchaser's Group, (ii) the consummation is subject to Closing, (iii) such divestment does not result in any obligation or liability of any Target Company prior to Closing or any member of Seller's Group in general, and (iv) such divestment is prepared upon the express request of Parent which request shall respect the governance rules pursuant to Section 22.1 and shall include the unrestricted permission of Seller to refer to the request in any sort of public announcement or communication. Further, Purchaser shall accept, and comply with, any binding or enforceable order issued by any competent authority that has approved, or has refrained from prohibiting, the acquisition of the Target Companies by Purchaser.
9.6.5	If the consummation of the Closing is prohibited by any governmental authority or court or any administrative or judicial action or proceeding is instituted challenging any transaction contemplated by this Agreement as violation of any applicable merger control law and/or foreign direct investment law, Purchaser shall contest such decision (including by way of litigation) and use all other reasonable efforts to ensure that the Closing may be consummated as contemplated by this Agreement and as timely as reasonably practicable. To the extent a contestation is required by Seller under any applicable mandatory law, Seller shall, upon Purchaser's request, file a contestation of such decision (including by way of litigation), provided that Purchaser bears all costs related to such contestation.
9.6.6	Purchaser may not request any adjustment of the Purchase Price or other amendment to this Agreement or withhold any portion of the Purchase Price as a result of any divestiture or other action pursuant to this Section 9.6.

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9.7	Cooperation; Notice
9.7.1	Seller and Purchaser shall reasonably cooperate in all other respects with a view to cause the Closing Conditions to be satisfied and shall, and each shall use its respective reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law by such Party to consummate the transactions contemplated hereby as promptly as practicable. Seller shall grant Purchaser's advisors that are bound by professional secrecy, upon reasonable advance notice and in a manner as reasonably determined by Seller, access to such information of the Target Companies that is necessary in order to cause the Closing Conditions to be satisfied, provided that such access would, in Seller's reasonable opinion, neither result in the breach of any applicable law or any confidentiality obligation binding on any member of the Remaining Seller's Group or any Target Company nor materially interfere with the conduct of the business of any Target Company.
9.7.2	Seller and Purchaser shall notify each other without undue delay (unverzüglich) once any of the Closing Condition has been satisfied or is incapable of being satisfied (Bedingungsausfall).
9.8	Waiver of Closing Conditions

To the extent legally permissible, Seller and Purchaser may, by mutual agreement, waive any of the Closing Conditions. Purchaser may unilaterally waive, in full or in part, the Closing Conditions set forth in Section 9.1.3 (Receipt of Effective Date Financial Statements and Audit), Section 9.1.4 (Required Financials), Section 9.1.6 (Russia and Iran), and in Section 9.1.8 (Certificate of No Seller MAC) as well as the negative Closing Condition set forth in Section 9.1.7 (No Purchaser MAC Right). Seller may unilaterally waive, in full or in part, the Closing Condition set forth in Section 9.1.5 (Listing of Parent Shares) and in Section 9.1.10 (Certificate of No Purchaser MAC) and set forth in Section 9.1.11 (Required Notice) as well as the negative Closing Condition set forth in Section 9.1.9 (No Seller MAC Right). If the Closing Condition set forth in Section 9.1.11 (Required Notice) is not satisfied or waived by Seller on or prior to January 1, 2024, Purchaser may unilaterally waive, in full or in part, such Closing Condition.

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10.	Termination
10.1	Long Stop Date; Non-Satisfaction of Closing Actions
10.1.1	Prior to Closing, each of Seller and Purchaser may terminate (zurücktreten) this Agreement by written notice to the respective other Party if
(a)	Closing has not occurred until (including) the later of
(i)	the date that is, subject to Section 10.1.2, twelve months after the Signing Date ("Long Stop Date"), and
(ii)	six Business Days after the Scheduled Closing Date (if such Scheduled Closing Date has been set pursuant to Section 11.1 on the Long Stop Date as calculated in Section 10.1.1(a)(i) above);
(b)	the respective other Party (in case of Purchaser: Purchaser or Parent) has breached its obligation to take any of the Closing Actions to be taken by it on the Scheduled Closing Date and such non-performance has not been remedied within five Business Days after the Scheduled Closing Date; or
(c)	Closing has not occurred three months after the Scheduled Closing Date, for the purposes of this Sub-Section as determined in accordance with Section 11.1.1(a)(i),

in each case provided that such termination right shall not be available to a Party (in case of Purchaser: Purchaser or Parent) who is in breach of any of its obligations in relation to the Closing Actions, or whose failure to comply with this Agreement has resulted in the termination right.

10.1.2	If on the Long Stop Date as set forth in Section 10.1.1 (i) any of the Closing Conditions pursuant to Section 9.1.1 through 9.1.4 (Merger Clearances; Foreign Investment Clearances; Effective Date Financial Statements; Required Financials) has not been satisfied or duly waived, but the satisfaction of such Closing Conditions has not finally failed (kein Ausfall des Eintritts der Bedingungen) (e.g. the procedures with the responsible Authorities or any appeals against any decision by such Authorities are still pending), and (ii) no Seller Covenant MAC, Seller Material Warranty MAC, or Seller Business MAC, has occurred, the Long Stop Date shall be automatically extended, no more than twice, by a period of three months (i.e. up to in total 18 months after the Signing Date).

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10.2	MAC Termination

Seller may terminate (zurücktreten) this Agreement by written notice to Purchaser if a

(a)	Purchaser Covenant MAC pursuant to Section 9.2.2;
(b)	Purchaser Material Warranty MAC pursuant to Section 9.3.2; or
(c)	Purchaser Business MAC pursuant to Section 9.4.2 has occurred.

Seller shall be entitled to terminate this Agreement pursuant to this Section 10.2 at any time until the Closing Date.

10.3	Effects of Termination

Upon termination of this Agreement pursuant to Section 10.1 or 10.2, all rights and obligations of the Parties hereunder shall terminate without any liability of a Party to the other Party, other than obligations and liabilities;

10.3.1	for breaches of this Agreement which occurred prior to the date of termination;
10.3.2	under this Section 10.3 as well as Sections 25 (Remedies of Purchaser), 26 (Limitation of Seller's Liability), 27 (Remedies of Seller), and 32 through 37 (Confidentiality; Costs and Expenses; Payments, Interest; Notices; Governing Law, Dispute Resolution; Miscellaneous), which shall survive any termination of this Agreement pursuant to Section 10.1 or Section 10.2; and
10.3.3	for breaches of any such surviving terms and conditions of this Agreement.
11.	Closing
11.1	Place and Time of Closing
11.1.1	The Closing shall take place at the offices of Hengeler Mueller in Frankfurt am Main, Germany
(a)	on the later of:
(i)	the first Business Day of the month following the month in which the Closing Conditions set forth in Sections 9.1.1 through 9.1.4 (Merger Clearances; Foreign Investment Clearances; Effective

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Date Financial Statements; Required Financials), 9.1.6 (Russia and Iran) and 9.1.8 (Certificate of No Seller MAC) as well as 9.1.11 (Required Notice) are satisfied or duly waived (provided that if such Closing Conditions are not satisfied or duly waived at least ten Business Days before such first Business Day, the Closing shall take place on the first Business Day of the month thereafter); and
(ii)	the first Business Day of a month determined by Purchaser, provided that this date is no later than 70 calendar days after satisfaction of the Closing Condition pursuant to Section 9.1.4 (Required Financials);

but in no event prior to 1 January 2024 (unless, prior to 1 October 2023, Seller has notified Purchaser in writing the request to close prior to 1 January 2024, and Purchaser has consented in writing to such request (which consent shall not be unreasonably withheld, conditioned or delayed));

(b)	or at any other time or place as the Parties may mutually agree,

provided, in each case, that Seller is not obligated to consummate the transactions contemplated by this Agreement if the Closing Conditions pursuant to Sections 9.1.5 (Listing of Parent Shares), 9.1.9 (No MAC with respect to Purchaser) and 9.1.10 (Certificate of No Purchaser MAC) are not satisfied on the relevant date, and that Purchaser is not obligated to consummate the transactions contemplated by this Agreement if the Closing Condition pursuant to Section 9.1.7 (No MAC with respect to Seller) or Section 9.1.8 (Certificate of No Seller MAC) was not satisfied as of the relevant date.

11.1.2	The date on which the Closing is scheduled to be completed in accordance with the above is referred to in this Agreement as the "Scheduled Closing Date, and the date on which the Closing actually occurs is referred to as the "Closing Date".
11.2	Closing Actions
11.2.1	On the Scheduled Closing Date, the Parties shall take, or cause to be taken, the following actions ("Closing Actions") simultaneously (Zug-um-Zug):
(a)	Delivery by Purchaser of the certificate pursuant to Section 9.1.10 (Certificate of No Purchaser MAC) as per the Scheduled Closing Date;

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(b)	Execution by Seller and Purchaser of the Share Transfer Agreement;
(c)	Execution by Seller and Purchaser of the Intercompany Financing Receivables Sale and Assignment Agreement pursuant to Section 4.3.2;
(d)	Payment by Purchaser of the Closing Payment Amount;
(e)	Issuance and delivery and registration in the name of Seller by Parent of the Share Consideration to Seller;
(f)	Execution by Seller and Parent of the Investor Rights Agreement;
(g)	Execution by Seller and the Company of the License Agreement;
(h)	Execution by Seller, the Company and Purchaser of the Transitional Services Agreement;
(i)	Execution by the relevant parties of the lease agreements pursuant to Section 17.1;
(j)	Delivery by Seller to Purchaser of a certificate of Seller, in the form attached as Exhibit 11.2.1(j), certifying to which extent the Warranties pursuant to Exhibit 12.1/1 are true and correct as of the Closing Date ("Bring-Down Certificate");
(k)	Delivery by Seller to Purchaser of the resignation letters of the seller representatives, effective at the Closing Date, in accordance with Section 18.4.
11.2.2	The Parties may, by mutual agreement, waive any of the Closing Actions. Seller may unilaterally waive, in full or in part, the Closing Actions set forth in Section 11.2.1(a), (d) and (e), and Purchaser may unilaterally waive, in full or in part, the Closing Actions set forth in Section 11.2.1(h), (i), (j) and (k). The waiver of a Closing Action shall eliminate the need that the Closing Action is taken on the Scheduled Closing Date, but, unless expressly otherwise agreed between the Parties or stated in the waiver notice, shall not limit or prejudice any rights and remedies (including the right to claim performance after the Closing) which the waiving Party may have with respect to that Closing Action.

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11.3	Closing Memorandum

Immediately after the Closing, the Parties shall confirm in a written document jointly executed by them that (i) the Closing Conditions pursuant to Section 9.1 have been duly fulfilled or waived, (ii) the Closing Actions have been duly taken (or waived) and that, therefore, (iii) the Closing has occurred. Upon execution of such closing memorandum, a draft of which is attached hereto as Exhibit 11.3 ("Closing Memorandum", all Closing Conditions shall be finally and irrevocably deemed waived.

12.	Seller's Warranties
12.1	Scope, Nature and Limitations of Warranties

Seller hereby represents and warrants to Purchaser in the form of an independent undertaking (selbständiges Garantieversprechen pursuant to Section 311 (1) of the German Civil Code ("BGB"), in accordance with and subject to the provisions below, that the statements set forth in Exhibit 12.1/1 ("Warranties"; and Exhibit 12.1/1, the "Warranty Schedule") are true and correct as of the Signing Date and as of the Closing Date, except as set forth in Exhibit 12.1/2 ("Disclosure Schedule"), the Bring-Down Certificate or specifically provided for or permitted by this Agreement (including the Carve-Out Measures), provided, however, that (i) the statements made as of any specific date shall only be true and correct as of such specific date, and (ii) the statements so indicated in the Warranty Schedule have only been reviewed and verified by Seller pursuant to the Agreed Standard. The scope and content of the Warranties and Seller's liability arising thereunder shall be exclusively defined by this Agreement (in particular, Sections 25 (Remedies of Purchaser) and 26 (Limitations of Seller's Liability) below and the limitations on Purchaser's rights and remedies set forth therein), which shall be an integral part of the respective Warranties, and no Warranty of Seller shall be construed as a seller's guarantee within the meaning of Sections 443 and 444 of the BGB (keine Garantie für die Beschaffenheit oder Haltbarkeit der Sache).

12.2	Certain Definitions; Interpretation
12.2.1	In the Warranty Schedule (and otherwise in this Agreement), the following terms shall have the following meaning:
(a)	"Data Room" shall mean the (virtual) data room for Project Johann (comprising information relating to the Target Companies and their businesses, maintained by Intralinks and made available to Purchaser and its

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representatives in the period from 24 February 2023 to 25 April 2023 6:00 p.m. CET for review in connection with the transactions contemplated by this Agreement), as well as the content specified on Exhibit 12.2.1(a), which has been delivered to Purchaser as set forth thereon.
(b)	"Material Adverse Effect" means any change or effect that is materially adverse to the assets, financial condition or results of operations of the Target Companies, taken as a whole, resulting, in each case, in Losses of the Target Companies in excess of EUR 80,000,000; and
(c)	"Agreed Standard" means that with respect to the Warranties which are subject to this standard the Seller (i) has verified such Warranties based on the relevant information actually reported to it, in particular through existing reporting lines for compliance, legal and accounting purposes, and (ii) has duly inquired the persons listed in part 1 of Exhibit 12.2.1 (c) who have confirmed to have in turn duly inquired those certain other individuals of the Target Companies listed in part 2 of Exhibit 12.2.1 (c) ("Agreed Standard Persons"); the Purchaser is aware and acknowledges that the Seller has not undertaken any further investigations for purposes of verifying the Warranties which are subject to this standard.
(d)	"Seller's Knowledge" means the actual knowledge (excluding any imputed or constructive knowledge), as of the Signing Date of this Agreement of, (i) the executive directors (geschäftsführende Direktoren) of Seller's general partner and (ii) the persons listed in part 1 of Exhibit 12.2.1 (d) ((i) and (ii) collectively, the "Seller's Knowledge Persons"), after due inquiry of the persons listed in part 2 of Exhibit 12.2.1(d).
12.2.2	For the purpose of the Warranties and this Agreement,
(a)	the disclosure of any matter in this Agreement (including in any part of the Disclosure Schedule or in any other Exhibit to this Agreement) shall be deemed to be a disclosure for the purpose of all Warranties contained herein so long as the relevance is reasonably apparent applying the standard of care of an experienced, professionally advised, and prudent business person;
(b)	the fact that a matter has been disclosed in the Disclosure Schedule shall not be used to construe the extent of the required disclosure (including any standard of materiality) pursuant to the relevant Warranty;

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(c)	the Disclosure Schedule shall have the sole purpose of disclosing any (actual or potential) exceptions to the Warranties of which Seller is currently aware, and no information or statement contained in the Disclosure Schedule is intended to constitute, or shall be construed as constituting, a representation, warranty or other statement or confirmation of the Seller in addition to the Warranties;
(d)	any reference to the Scheduled Closing Date in the Warranties shall be a reference to the Closing Date if Seller fails to perform any Closing Action on the Scheduled Closing Date and the Closing is deferred as a result of such failure;
(e)	no disclosure in the Disclosure Schedule relating to any matter which may constitute a breach or violation of any law, governmental decision, agreement or obligation shall be construed as an admission that any such breach or violation exists or has actually occurred; and
(f)	any amount to be converted from a non-Euro currency into Euro (or vice versa) in the context of any disclosure shall be converted into an equivalent Euro amount at the exchange rate officially determined by the European Central Bank, and failing a provision of the relevant exchange rate by the European Central Bank in general by the equivalent local body, in each case on the Signing Date or, if no such rate is quoted on that date, on the preceding date on which such rate is quoted.
12.3	No Other Representations, Warranties and Disclosure Obligations
12.3.1	Purchaser and Parent acknowledge that, except for the Warranties of Seller contained in the Warranty Schedule, Seller does not make, and has not made, any representation or warranty (whether express or implied) in connection with the transactions contemplated by this Agreement. Without prejudice to Purchaser's rights and remedies explicitly set forth in this Agreement, Purchaser agrees to accept the Sold Shares and the Target Companies in the condition they are in on the Closing Date, based upon its own inspection, examination and determination with respect thereto and without reliance upon any information of any nature provided by Seller or by any director, employee, advisor, agent or other representative of the Remaining Seller's Group. Without limitation, Seller makes no warranty as to the accuracy of any forecasts, estimates, projections, statements of intent or statements of opinion (including with respect to the accuracy of any

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underlying assumptions) contained in any information provided to Purchaser, Parent or any of their representatives.
12.3.2	The Parties acknowledge and agree that (i) the sole purpose of the Seller's Warranties is to allocate risks between the Parties, in accordance with Purchaser's rights and remedies arising from their inaccuracy and subject to the qualifications and limitations pursuant to this Agreement and (ii) the Warranties (other than the Fundamental Warranties) are made by Seller solely for the purpose to enable Purchaser to take out the Warranty and Indemnity insurance with respect to the matters warranted therein and any losses arising therefrom. Except to the extent explicitly provided for in this Agreement, no Warranty is intended to create, or result in, any disclosure obligation of Seller, or any obligation of Seller to make any examination, investigation or inquiry with respect to the relevant matter.
13.	Purchaser and Parent Warranties

Purchaser and Parent hereby warrant to Seller, jointly and severally (gesamtschuldnerisch), in the form of an independent undertaking (selbständiges Garantieversprechen) pursuant to Section 311 (1) of the BGB, that the statements set forth in Exhibit 13 (the "Purchaser and Parent Warranties") are true and correct, in each case as of the Signing Date and as of the Closing Date (unless otherwise stated).

14.	Taxes

With respect to certain Tax matters, the Parties agree as set forth in Exhibit 14 ("Tax Schedule"). No Party shall have any claims for, or in respect of, any Taxes under this Agreement other than those provided for in Section 5 (Domination and Profit and Loss Transfer Agreement), in Section 6.6 (VAT Clause), in Section 15 (No Leakage Undertaking), in Section 18.11 (Minority Interest in Real Estate Partnerships), in Exhibit 14 (Tax Schedule) and in Section 33 (Costs, Expenses, Fees and Charges). Therefore, no liability shall attach to any Party for, or in respect of, Taxes under any other provision of this Agreement. In case of a conflict between the provisions in Exhibit 14 (Tax Schedule) and this Agreement, the provisions in Exhibit 14 (Tax Schedule) shall prevail.

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15.	No Leakage Undertaking
15.1	Leakage
15.1.1	Seller undertakes in accordance with this Section 15.1 (steht nach Maßgabe dieser Section 15.1 dafür ein) that
(a)	there has not been any Leakage since the Effective Date and there will not be any Leakage before the Closing; and
(b)	no arrangement or agreement has been made or will be made prior to the Closing that would result in any Leakage at any time after the Effective Date.
15.1.2	"Leakage means any of the following payments and benefits made, provided or promised by any Target Company, other than any Permitted Leakage:
(a)	any dividend or distribution (whether in cash or in kind) or return of capital (whether by reduction of capital or redemption or purchase of shares) to any Leakage Recipient;

"Leakage Recipient" means:

(i)	any member of the Remaining Seller's Group, including their directors in their function as director of any member of the Remaining Seller's Group;
(ii)	any of Seller's direct and indirect shareholders (including Professor Martin Viessmann and Max Viessmann), as well as any person related (nahestehend) any of the foregoing within the meaning of Section 138 para. 1 of the German Insolvency Code (Insolvenzordnung); and
(iii)	any entity or foundation that is either (jointly) controlled (beherrschender Einfluss) within the meaning of section 17 para. 1 of the German Stock Corporation Act (AktG) or beneficially owned by any of the persons identified in lit. (ii) above or with respect to which foundation such person is a beneficiary;
(b)	the transfer of any asset or payment of any money (including charges and fees such as intercompany management fee or fee for general corporate

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services) to any Leakage Recipient other than in connection with commercial agreements in the ordinary course of business consistent with past practice and on arm's length terms (it being agreed that any recurring items under continuing obligations (Dauerschuldverhältnisse) or transfer or payments under framework or master agreements (Leistungen auf der Grundlage von Rahmenschuldverhältnissen) the terms and conditions of which Seller demonstrates have had their effects reflected in the Effective Date Financial Statements (including the underlying agreements reflected therein) or any terms and conditions agreed after the Signing Date with Purchaser's consent shall be deemed to be arm's length terms);
(c)	the payment, satisfaction, assumption or guarantee of, or granting of security for, a liability of any Leakage Recipient;
(d)	any waiver, discount, payment deferral or release of any liability owed to a Target Company by any Leakage Recipient;
(e)	any payment, incurrence, reimbursement or assumption of any advisor's fees and other external expenses in connection with the transactions contemplated by this Agreement, including the costs of obtaining any third party consents pursuant to Section 16.1.1 or 17.4.3;
(f)	any bonus granted in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby, including the bonuses set forth in Exhibit 15.1.2(f);
(g)	any payment of, or promise to pay any, benefit to any employee of the Company's Group that is transferred from the Company's Group to the Remaining Seller's Group as part of the Carve-Out Measures;
(h)	any payments made by any Target Company pursuant to the carve-in transactions contemplated as part of the Carve-Out Measures in Parts A or B of Exhibit 16.1.1;
(i)	any Tax payable or incurred (or any Tax which would have been payable or incurred but for the use of a relief; the value of such relief to be calculated pursuant to Section 2.3 of Exhibit 14 (Tax Schedule) which shall apply accordingly) by any Target Company as a consequence of (i) any of the matters referred to in paragraphs (a) through (f) above (without double counting) (it being understood that any Tax payable or incurred by any Target Company (or any Tax which would have been payable or incurred

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but for the use of a relief to be calculated pursuant to Section 2.3 of Exhibit 14 (Tax Schedule) which shall apply accordingly) as a consequence of any of the matters referred to in paragraphs (g) and (h) shall exclusively be covered by Exhibit 14 (Tax Schedule)), or (ii) any deemed dividend (verdeckte Gewinnausschüttung) made between the Effective Date and the Closing Date to any Leakage Recipient.
15.1.3	"Permitted Leakage" shall mean any payments, benefits or transactions that are
(a)	required to implement any Carve-Out Measure, provided that Sections 15.1.2(g) and 15.1.2(h) remain unaffected;
(b)	made under the DPLTA for periods commencing after the Effective Date subject to and in accordance with Sections 6.1(e) and 6.1(f);
(c)	set forth in Exhibit 15.1.3(c);
(d)	specifically reflected in the Effective Date Financial Statements, or in any item or amount specifically reflected in the calculation of the Purchase Price;
(e)	any remuneration including salary, as well as health and welfare benefits of, and reimbursements of costs and expenses incurred by, Leakage Recipient in their capacities as directors, officers and employees of the Target Companies, which are entered into in the ordinary course of business consistent with past practice and Fairly Disclosed;
(f)	requested or approved by Purchaser in writing;
(g)	any interest paid on the Intercompany Financing Receivables pursuant to the existing terms of the agreements disclosed in Exhibit 4.1.1 (Intra-Group Financing Agreements);
(h)	(i) contemplated by the Transitional Services Agreement (or any predecessor in effect until Closing), any other ancillary agreement entered into in accordance with this Agreement after the Effective Date ("Ancillary Agreements"), and any Continuing Agreement foreseen to survive pursuant to this Agreement, in each case pursuant to the terms of the relevant agreement (or its predecessor) that, except for the Ancillary Agreements, Seller demonstrates have had its effects reflected in the Effective Date

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Financial Statements (including the underlying agreements reflected therein) or (ii) agreed after the Signing Date with Purchaser's consent; or
(i)	any Tax payable or incurred by any Target Company as a consequence of any of the matters referred to in paragraphs (a) through (h) (without double counting) above, except for any such Tax resulting from any Carve-Out Measure.
15.2	Rights and Remedies of Purchaser
15.2.1	Subject to the Closing, in the event that any Leakage has occurred since the Effective Date until the Closing Date, Purchaser shall have the right to require, by notice to Seller, that Seller pays to Purchaser an amount equal to the amount of such Leakage, plus (to the extent not already covered by Section 6.1(d)(ii)) interest on such Leakage for the period from (and including) the later of the Effective Date and the date of such Leakage to (but excluding) the date of repayment at the rate specified in Section 6.1(d)(iv) or (v) as applicable, less any actual saving or benefit or any actual or future Tax saving of the Target Companies arising therefrom ("Leakage Amount"), provided that Seller shall first be given the opportunity to reverse the Leakage (e.g., by returning the relevant amount or benefit to the Target Company) but only until the notification of the relevant Leakage as Known Leakage pursuant to Section 15.2.2. To the extent such reversal of the Leakage falls short of a payment of the Leakage Amount, Purchaser remains entitled to request payment of such shortfall amount in accordance with this Section 15.2.1. With respect to the deduction of any Tax saving arising from Leakage, such Tax savings shall be taken into account by applying the principles set out in Section 2.3 of the Tax Schedule.
15.2.2	Seller shall notify Purchaser without undue delay of any Leakage that occurs and becomes known to Seller until eight Business Days prior to the Scheduled Closing Date. Seller's notification shall set out Seller's reasonable expectation of the Leakage Amount ("Known Leakage").
15.2.3	Purchaser's rights and remedies relating to any Leakage shall be limited to those contemplated by Sections 6.1(b), and 6.1(d)(ii) and 15.2.1. In no event shall Seller or any other Leakage Recipient have any further-reaching liability, including any liability for damages (Schadensersatz), arising from any Leakage. Purchaser's rights pursuant to Section 15.2.1 shall terminate (Ausschlussfrist) (i) nine months after Closing regarding Leakage matters referred to in Section 15.1.2(a) through 15.1.2(f) and (ii) six months after the date on which the assessment concerning the

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respective Tax has become ultimately final, non-appealable and binding (endgültig formell und materiell bestandskräftig) regarding Leakage matters referred to in Section 15.1.2(i), unless and to the extent prior to that date Purchaser has notified Seller in writing of the relevant Leakage, providing reasonable details thereof.
16.	Carve Out
16.1	Carve-Out Measures
16.1.1	The Parties agree that Seller shall, and shall procure, the implementation of certain carve-out measures within the Seller's Group as set forth in Exhibit 16.1.1 ("Carve-Out Measures") prior to Closing, provided that Seller shall only be obligated under this Agreement to use reasonable efforts (without having to expense or commit to expense any monies) to obtain the consent of any third party required for the splitting or transfer of contracts as well as the transfer of any assets as part of the Carve-Out Measures prior to the Scheduled Closing Date. Until such consent is obtained and to the extent legally permissible, the Parties shall treat each other economically as if such consent had been granted.
16.1.2	The Carve-Out Measures shall occur without representations or warranties, and in accordance with the terms and the values agreed in Exhibit 16.1.1. Seller shall not execute any agreement to implement the Carve-Out Measures ("Carve-Out Agreement") without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned, or delayed), and which consent shall be deemed to be granted if and to the extent Purchaser does not object in text form (including reasons for the objection) to the e-mail addresses specified in Exhibit 18.1.1(i) within ten Business Days following receipt (Zugang) by Purchaser of Seller’s request for consent, provided that Seller shall not be in breach of its obligations under Section 16.1.1 if the breach is caused due to Purchaser unreasonably withholding, conditioning or delaying its consent.
16.1.3	If requested by Seller or Purchaser, Seller and Purchaser agree to discuss in good faith any transfer of other assets or liabilities from the Company's Group to the Remaining Seller's Group (or vice versa) that are in each case not material to the business of the Target Companies or Remaining Seller's Group (as applicable), provided that any such transfer occurs at arm's length terms.

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16.1.4	To the extent that the provisions of a Carve-Out Agreement are inconsistent with, or (except to the extent they implement a transfer in accordance with this Agreement) additional to, the provisions of this Agreement: (A) the provisions of this Agreement shall, as between the Parties, prevail; and (B) so far as permissible under applicable law of the relevant jurisdiction, Parent, Purchaser and Seller shall cause the provisions of the relevant Carve-Out Agreement to be adjusted, to the extent necessary to give effect to the provisions of this Agreement.
16.1.5	All claims by a Party or its Affiliates (including for breach of any warranty, representation, undertaking, covenant or indemnity relating to the transactions contemplated by this Agreement) against the other Party or any of its Affiliates in respect of or based upon any of the Carve-Out Agreements, shall be brought in accordance with, and be subject to the provisions, rights and limitations set out in, this Agreement, and no Party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity under or pursuant to any Carve-Out Agreements (but without prejudice to the establishment of the existence of the claim hereunder) to the extent inconsistent with this Agreement.
16.2	Wrong Pockets
16.2.1	With respect to Intellectual Property Rights, during the five year period following Closing and, with respect to all other assets and liabilities, during the twelve month period following Closing, if either Purchaser or Seller becomes aware that
(a)	any of the assets or liabilities
(i)	allocated to the Target Companies in accordance with the Carve-Out Measures;
(ii)	allocated to the Climate Solutions Business pursuant to (x) the hive down and transfer agreements, dated 2 November 2020, notarial deed of the notary Kristof Schnitzler, no. 240/2020 and the reference deeds specified therein as well as (y) the supplemental deed (Reinschrift der Bezugsutkunde) dated 2 November 2020 of the notary Kristof Schnitzler, no. 239/2020 (all agreements and deeds referred to in (x) and (y) collectively "Hive Down Agreements") or other agreements disclosed in Section 16.2.1(a)(ii) of the Disclosure Schedule, the Carve-Out Measures or the Separation Report by Deloitte

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Wirtschaftsprüfungsgesellschaft dated 23 February 2023 ("Separation Report"); or
(iii)	exclusively used by, or material to the operation of, the Climate Solutions Business as conducted on the Signing Date and not otherwise provided to the Climate Solutions Business pursuant to a lease, (transitional) service agreement, license agreement, or other valid contractual right to use (in each case other than a mere non-assert under the License Agreement); provided that this limb (iii) shall not include any asset or liability specifically allocated to the Remaining Seller's Group in the Hive Down Agreements or the Carve-Out Measures or other agreements disclosed in Section 16.2.1(a)(iii) of the Disclosure Schedule, the Carve-Out Measures or the Separation Report;

((i), (ii) and (iii) collectively, the "Included Assets and Liabilities")

were not transferred to the Target Companies; or that

(b)	any of the assets or liabilities
(i)	allocated to the Remaining Seller's Group in accordance with the Carve-Out Measures;
(ii)	allocated to businesses other than the Climate Solutions Business pursuant to the Hive Down Agreements or other agreements disclosed in Section 16.2.1(b)(ii) of the Disclosure Schedule, the Carve-Out Measures or the Separation Report; or
(iii)	exclusively used by, or material to the operation of any business conducted by, the Remaining Seller's Group as of the Signing Date and not otherwise provided to the Remaining Seller's Group pursuant to a lease, (transitional) service agreement, license agreement, or other valid contractual right to use; provided that this limb (iii) shall not include any asset or liability specifically allocated to the Climate Solutions Business in the Hive Down Agreements or the Carve-Out Measures or other agreements disclosed in Section 16.2.1(b)(iii) of the Disclosure Schedule, the Carve-Out Measures or the Separation Report;

((i), (ii) and (iii) collectively, the "Excluded Assets and Liabilities")

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have not been transferred to the Remaining Seller's Group, it shall promptly notify the respective other Party.

16.2.2	Seller and Purchaser shall cooperate to cause, as soon as reasonably practicable thereafter, the relevant Included Asset and Liability or Excluded Asset and Liability to be transferred for no additional consideration as requested, with any necessary prior consent of a third party (provided that until such consent is obtained, the Parties shall cooperate so that the correct Party obtains the rights and benefits and assumes the risks and obligations of the relevant Included Asset and Liability or Excluded Asset and Liability).
16.2.3	If either Purchaser or Seller becomes aware that any person (including any member of the Remaining Seller's Group or any Target Company) has made a payment after the Effective Date to
(a)	any member of the Remaining Seller's Group pertaining to an Included Asset and Liability; or
(b)	a Purchaser, any of its Affiliates or a Target Company pertaining to an Excluded Asset and Liability,

Seller or Purchaser (as may be the case) shall procure that such payment is passed on to the relevant other Party.

17.	Separation of Agreements
17.1	Terminating Agreements

Seller shall procure that all commercial agreements between members of the Remaining Seller's Group and Target Companies, other than the Continuing Agreements, are terminated on or prior to the Closing Date without any prepayment penalty or other extra costs for any party thereto.

17.2	Continuing Agreements
17.2.1	Exhibit 17.2.1 sets forth certain commercial agreements between members of the Remaining Seller's Group and Target Companies ("Continuing Agreements") that shall continue after the Closing in accordance with their terms.

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17.2.2	Seller shall, and shall procure that the relevant parties thereto within the Remaining Seller's Group, and Purchaser shall procure that the relevant Target Companies, honor the Continuing Agreements and comply with their terms.
17.2.3	If in the reasonable opinion of a Party an agreement terminating pursuant to Section 17.1 is required to be continued, the Parties will discuss in good faith the continuation of such agreement.
17.3	Lease Agreements

On the Scheduled Closing Date, the relevant members of the Remaining Seller's Group (to be procured by Seller) and the relevant Target Companies shall, with effect as of the Effective Date, enter into lease agreements, relating to real properties owned by the Remaining Seller's Group and used by the Target Companies as operating sites, sales offices and other business purposes, as set out in Exhibit 17.3/1 ("Leased Premises"), substantially in the form attached hereto as Exhibit 17.3/2 ("Lease Agreements").

17.4	Transitional Services Agreement
17.4.1	On the Scheduled Closing Date, Seller and the Company shall enter into a reciprocal transitional services agreement, substantially in the form attached hereto as Exhibit 17.4.1, which shall stipulate and govern certain intra-group services between the Remaining Seller's Group and the Target Companies ("Transitional Services Agreement").
17.4.2	Promptly following the date of this Agreement, Seller and Purchaser shall discuss and prepare in good faith the Term Sheets (as defined in the Transitional Services Agreement) setting forth in more detail the commitments as to scope, quality, pricing and charging, term and migration.
17.4.3	Seller shall use reasonable efforts to obtain the consent of any third party required for the consummation of the Transitional Services Agreement prior to the Closing Date or to achieve a separation of the relevant agreements.
17.5	Seller's Group Insurance Policies
17.5.1	Except as otherwise provided in Sections 17.5.3 and 17.5.4, Purchaser is aware that all group insurance policies of the Remaining Seller's Group covering the Target Companies will terminate, or be terminated, as a result of the consummation contemplated by this Agreement. After the Closing Date,

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Purchaser shall be solely responsible for ensuring that the Target Companies and their board members are adequately insured against all relevant risks, in a scope and in amounts at least consistent with past practice.
17.5.2	Prior to the Scheduled Closing Date, Seller shall purchase, or cause to be purchased, directors' and officers' or similar insurance coverage ("D&O Insurance") in form and substance (including premium and coverage) reasonably acceptable to Purchaser.
17.5.3	Following the Closing, to the extent that any group insurance policies of the Remaining Seller's Group covering the Target Companies (other than the Transferred Insurance Policies, which shall be assigned pursuant to Section 17.5.4) (i) cover any liabilities of any Target Company based on occurrences prior to the Closing and (ii) permit claims to be made thereunder with respect to such liabilities (the "Pre-Closing Claims"), Seller shall, and shall cause the other members of the Remaining Seller's Group to, (x) reasonably cooperate with Purchaser in submitting Pre-Closing Claims on behalf of the Target Company under such group insurance policies of the Remaining Seller’s Group, and (y) remit to Purchaser any amounts received by any member of the Remaining Seller’s Group under such group insurance policies less any Taxes in respect of Pre-Closing Claims within five (5) Business Days of receipt.
17.5.4	On or prior to the Closing Date, Seller shall use reasonable efforts to assign or otherwise transfer to the Target Companies the right to pursue recovery under the insurance policies listed in Exhibit 17.5.4 ("Transferred Insurance Policies") after the Closing to the same extent that the Target Companies are able to raise such claims as of the Signing Date, in each case, subject to the admissibility thereof under the agreements with the respective insurers or to obtaining their consent.
18.	Seller's Covenants
18.1	Conduct of Business
18.1.1	From the Signing Date until the Closing Date and except for the matters specified in Exhibit 18.1.1(ii), Seller
(a)	shall, and shall cause the Company to cause the wholly owned Target Companies; and

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(b)	shall use its rights as shareholder of the Company to cause any Target Company in which any third party holds shares or voting rights to (1) conduct their businesses in the ordinary course, consistent with past practice, and (2) use reasonable efforts to manage working capital in accordance with past practice in the last three years and not take any of the actions set forth below (other than in case of Permitted Conduct) without the prior written approval of Purchaser. Purchaser's approval shall not be unreasonably withheld or delayed and shall be deemed to be granted if and to the extent Purchaser does not object in text form to the e-mail addresses set forth in Exhibit 18.1.1(i) to any action (giving reasons therefor) (A) within twenty Business Days or, in case of Section 18.1.1(xxi)(I) but only to the extent referring to the Material Agreements listed in Schedule 17.1 (c), (d) and (j) (Material Agreements) of Exhibit 12.1/2, within two Business Days following receipt (Zugang) by Purchaser of Seller’s request for consent or (B) five Business Days prior to the lapse of a shorter deadline legally required or demonstrated by Seller is reasonably required for urgency reasons, in each case as notified by Seller.

(i)	Change of the corporate purpose or any other material amendment to the articles of association or by-laws of a Target Company;
(ii)	Issuance, split, combination, reclassification, repurchase or redemption (Einziehung) of any shares, or instruments convertible into shares, other than any issuance to, or repurchase or redemption by, any other wholly owned Target Company;
(iii)	Merger or a similar consolidation or business combination with any third party (other than another Target Company); spin-off or carve-out of a business unit;
(iv)	Entering into, extending or renewing (other than automatic renewals under the applicable terms), of any enterprise agreement (Unternehmensvertrag) within the meaning of Sections 291, 292 of the German Stock Corporation Act (AktG) or similar agreement under the laws of any other jurisdiction;
(v)	Declaration or payment of any dividend, or repayment of any capital, other than any dividend or distribution payable by a Target Company to another wholly-owned Target Company;

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(vi)	Divestment, disposal, transfer or assignment of a shareholding, business, material Real Property or material Intellectual Property Rights owned by any Target Company; granting of any lien on, or other encumbrance of, any Real Property or Intellectual Property Rights owned by any Target Company, other than in the case of any lien or other encumbrance in the ordinary course of business consistent with past practice;
(vii)	Acquisition of a shareholding in any other entity or of any business, in each case for a consideration exceeding EUR 10,000,000 in the aggregate;
(viii)	Any capital expenditure, by additions or improvements to property, plant or equipment in excess of EUR 5,000,000 each or EUR 10,000,000 in the aggregate per calendar year, other than as contained in the Business Plan;
(ix)	Incurrence of any indebtedness for borrowed money, other than under existing credit lines and financing arrangements, intercompany financing arrangements (provided that all intercompany financing arrangements shall be conducted in the ordinary course of business consistent with past practice) or replacing intercompany financing arrangements or otherwise in the ordinary course of business consistent with past practice, it being understood that the total outstanding amounts shall be consistent with past practice and reasonable business requirements;
(x)	Liquidation, dissolution, restructuring, recapitalization or other corporate reorganization of a Target Company;
(xi)	Entering into or materially amending any collective agreements with unions, works councils or other employee representative bodies, other than industry wide collective bargaining agreements (Flächentarifverträge) or agreements entered into in the ordinary course of business consistent with past practice on terms substantially similar to the applicable existing agreement, except as set forth on section (xi) of Exhibit 18.1.1(ii);
(xii)	Increase the compensation or other benefits (including severance benefits) payable or provided to the Target Companies' employees

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(including employees transferred to the Target Group pursuant to the Carve-Out Measures), except as set forth on section (xii) of Exhibit 18.1.1(ii);

(xiii)	Implementation of any new pension or other employee benefit plan or amendment to any Pension Plan or Benefit Plan or acceleration of the vesting or payment of compensation or benefits under any Pension Plan or Benefit Plan, other than complying with the requirements or terms of any existing pension or other employee benefit plan (including the determination of (annual) targets to be achieved by the relevant employee in accordance with the existing terms and consistent with past practice);
(xiv)	Termination of any Key Employee or Company Executive Director by the relevant Target Company other than for cause;
(xv)	Entering into or amending any severance, change of control, retention or one-off payment or termination arrangement in connection with the transactions contemplated by this Agreement, except as set forth on section (xv) of Exhibit 18.1.1(ii);
(xvi)	Hiring of any individual who would otherwise constitute an executive director (geschäftsführende Direktoren) of the Company ("Company Executive Director") had such individual been hired on or prior to the Signing Date;
(xvii)	Hiring of any employee who would otherwise constitute a Key Employee other than a Company Executive Director had such employee been hired on or prior to the Signing Date, other than in the ordinary course of business consistent with past practice (in particular in case of job replacements);
(xviii)	Closure of any business unit or manufacturing site, lay off a significant part of the workforce in each case requiring the employer to negotiate and enter into a reconciliation of interest or social plan, other than under existing reorganization or social plans disclosed in the Disclosure Schedule or Fairly Disclosed;
(xix)	Waiver, acknowledgment or settlement of any third-party right or claim in excess of EUR 5 million in the aggregate, other than in the ordinary course of business consistent with past practice;

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(xx)	Any material change of any method of accounting or accounting practice or policy, except as required due to a concurrent change in generally accepted accounting principles;
(xxi)	(I) Amendment, voluntary termination (other than in accordance with its terms) or cancelation of any contract listed in Schedule 17.1 (Material Agreements) of Exhibit 12.1/2 or (II) entrance into any contract that, if in effect on the date hereof, would be listed in Section 17.1 (a) through (l) (Material Agreements) of Exhibit 12.1/1 provided that Seller shall advise the Company to assess in good faith whether or not the agreement to be entered into is reasonably expected to exceed any monetary threshold specified in Section 17.1 (a) through (l) of Exhibit 12.1/1, if applicable;
(xxii)	Grant any waiver under, amend, surrender, permit to lapse or otherwise terminate any material permits, other than in connection with the discontinuation of any businesses or sale of assets otherwise permitted hereunder; or discontinue any service or operations that require prior regulatory approval for discontinuance, except for situations where the discontinuance is in the ordinary course of business consistent with past practice;
(xxiii)	Make or change any material election relating to Taxes, change, settle or compromise any material liability or claim with respect to Taxes, file any material Tax Return in a matter inconsistent with past practices of the Target Companies, amend any income or other material Tax Return, agree to an extension of a statute of limitations in respect of any material Tax, surrender any right to claim a material Tax Refund, or incur any material liability for Taxes other than in the ordinary course of business, in each of the above cases other than to the extent that such actions (i) relate to any Taxes which are allocable to the Seller's Period or any Seller's Period Tax Event or any Carve-Out Measures or (ii) are required by mandatory applicable law or taken with the consent of Purchaser; and
(xxiv)	Authorize, agree or commit to do or take any action prohibited by this Section 18.1.1.

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18.1.2	The foregoing shall not prohibit or restrict the Seller and the Target Companies from taking (or omitting to take) any action ("Permitted Conduct")
(a)	set forth in the Disclosure Schedule or otherwise specifically provided for or permitted by this Agreement (including the Carve-Out Measures and their implementation, provided that Section 18.1.1(b)(xii) remains unaffected, except in respect of Section 18.10);
(b)	reflected in the business plan and budget attached hereto as Exhibit 18.1.2(b) ("Business Plan");
(c)	reasonably required by any applicable law or by an authority or court;
(d)	deemed necessary in the reasonable business judgement of the chairman of the administrative board (Vorsitz des Verwaltungsrats) of the Company after due consultation with the managing directors (geschäftsführende Direktoren) of the Company, to address or mitigate the effects of any political, economic or financial crisis, war or other military operation, sanction, embargo, governmental or administrative order or action, epidemic, pandemic or outbreak of a disease, natural disaster, or other extraordinary change or event affecting a Target Company or its business (so long as the Seller has provided reasonable advance notice to and reasonably consulted with Purchaser prior to taking such any such action).
18.2	Required Financials
18.2.1	Seller shall, at the cost of Purchaser (including reasonable advisors' and auditor's fees and expenses and, if deemed appropriate by Seller, acceleration fees),
(a)	use reasonable efforts to (i) deliver to Parent the financial statements prepared for the Climate Solutions Business reflecting the Carve-out Measures on a basis consistent with that used in the preparation of the Effective Date Financial Statements, subject to the basis of preparation and the assumptions made therein, and reconciliations thereof to U.S. GAAP as further set forth in part 1 of Exhibit 18.2.1(a) ("Required Financials") within the expected time periods set forth in Exhibit 18.2.1(a) and (ii) provide the information reasonably required for Parent to prepare its pro forma financial statements and specified in part 2 of Exhibit 18.2.1(a); and
(b)	engage a certified public accountant (CPA) firm to perform the reconciliation to U.S. GAAP, it being agreed that such reconciliation shall

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be audited as part of year-end financials and be reviewed as part of interim financials, by the Company's current auditor, i.e., PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft, provided that Seller shall not be responsible for obtaining any specific review report or statement from such auditor.
18.2.2	Seller shall not be responsible for any regulatory filing of Purchaser or Parent and shall not be required to expose itself or the Target Companies or any of their respective personnel to any liability in connection therewith (in the case of the Target Companies that would be effective prior to the Closing Date).
18.2.3	Remaining Seller's Group and, prior to Closing, the Target Companies shall not be liable to Purchaser, Parent, any of their Affiliates or any third party for any of Seller's support under Section 18.2.1. Specifically, Seller shall not be responsible for the accuracy of the Required Financials and the financial statements or other financial documentation prepared by, or on behalf of, Purchaser or Parent on that basis. Purchaser shall indemnify and hold harmless Remaining Seller's Group and, prior to Closing, the Target Companies from any Loss resulting from Seller's support under Section 18.2.1, unless Seller fraudulently (Betrug) caused such liability or such liability results from a claim asserted against any member of the Remaining Seller’s Group based on Parent's 8-K immediate post-closing SEC reporting obligation.
18.3	Support for Debt Financing
18.3.1	If and to the extent requested by Parent, Seller shall, and shall cause the Company to, at the cost of Purchaser (including reasonable advisors' and auditor's fees and expenses), use reasonable efforts to support Purchaser in obtaining customary debt financing for the transactions contemplated by this Agreement, including by
(a)	using reasonable efforts to procure that PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft provides, consistent with customary practice: (A) customary consents of auditors for use of their reports in any materials relating to the Debt Financing, (B) customary comfort letters (including "negative assurance" comfort and change period comfort) with respect to financial information relating to the Company's Group as reasonably requested by Parent and as customary for any offering or private placement of debt securities pursuant to Rule 144A under the U.S. Securities Act of 1933 and (C) participates in customary auditor due diligence calls with Purchaser and the Debt Financing Parties;

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(b)	using reasonable efforts to cause any director of the Company to execute and deliver customary authorization and representation letters for the Target Companies' group (in each case, to the extent included in a customary confidential information memorandum relating to a bank financing), limited solely to historical information of the Target Companies' group included in such confidential information memorandum, and solely to the extent the Company has had a reasonable time period to review such confidential information memorandum;
(c)	furnishing no later than four (4) Business Days prior to the Scheduled Closing Date all information that is reasonably requested by Parent that is required by regulatory authorities in connection with applicable "know your customer" and anti-money laundering rules and regulations;
(d)	providing information relating to the Target Companies to Parent and any source of debt financing (including information regarding the business, operations, financial condition, financial projections and prospects of the Target Companies);
(e)	reasonably assisting with the due diligence, rating agency processes, stock exchange listing and marketing efforts of Parent and its debt financing sources, including participating in a reasonable number of meetings, due diligence sessions and road shows, at times and at locations reasonably acceptable to Seller;
(f)	reasonably assisting Parent in preparing customary offering memoranda, rating agency presentations, lender and investor presentations, prospectuses, filings with the U.S. SEC, documents requested by a trustee or a paying agent and other similar documents; and
(g)	making available, on a customary and reasonable basis and upon reasonable notice, appropriate personnel,

in each case, to the extent reasonably requested by Parent, the Debt Financing Sources, or required by the U.S. SEC in connection with the preparation or completion of the Debt Financing.

18.3.2	Seller hereby consents to the reasonable use of its and the Target Companies' logos and other trademarks in connection with the Debt Financing; provided, that (i) such logos and trademarks are used solely in a manner that is not intended to,

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and is not reasonably likely to, harm or disparage the Target Companies or their reputation and (ii) does not entail any liability for Seller's Group.
18.3.3	Seller shall not be responsible for putting Purchaser in a position to obtain any debt financing and shall not be required to expose itself or the Target Companies or any of their respective personnel to any liability in connection therewith (in the case of the Target Companies, that would be effective prior to the Closing Date).
18.3.4	Remaining Seller's Group and, prior to Closing, the Target Companies shall not be liable to Purchaser, Parent, any of their Affiliates or any third party for any of Seller's support under Section 18.3.1. Specifically, Seller shall not be responsible for the accuracy of the information provided under Section 18.3.1 and the offering or information documents or related documentation prepared by (or on behalf of) Purchaser or Parent on that basis. Purchaser shall indemnify and hold harmless Remaining Seller's Group and, prior to Closing, the Target Companies from any Loss resulting from Seller's support under Section 18.3.1.
18.4	Resignations and Discharge of Board Members
18.4.1	On the Scheduled Closing Date, Seller shall deliver to Purchaser the resignations, effective as of the Closing Date, of certain board members of the Target Companies who act as representatives of Seller on such boards, as listed in Exhibit 18.4.1 ("Resigning Seller Representatives").
18.4.2	Purchaser agrees that Seller adopts a shareholder resolution of the Company prior to Closing pursuant to which the seller representatives listed in Exhibit 18.4.1 are discharged from liability (entlastet) for the period until the Closing Date.
18.5	Information

In the period between the Signing Date and the Closing Date, Seller shall keep Purchaser reasonably informed on all material developments of the status and progress of the sale process for the Target Companies' business in Russia and the closure in Iran.

18.6	Notification Requirements

Seller shall notify the Landesbank Hessen-Thüringen in respect of the bank guarantee (Avalbürgschaft) granted dated 1 December 2017 and amended on 1 January 2023 to the benefit of Guido Seidel, Uferstr. 13, 35066 Frankenberg / Eder, acting as a trustee for the employees serving under an old-age part-time arrangement about the change at the

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shareholder level of the Target Companies in written form at the latest after the satisfaction of the Closing Conditions pursuant to Sections 9.1.1 through 9.1.4 (Merger Clearances; Foreign Investment Clearances; Effective Date Financial Statements; Required Financials).

18.7	Separation Planning Activities and Other Information Rights

Upon the reasonable request of Purchaser, during the period between the Signing Date and the Closing Date, Seller shall provide to Purchaser: (i) information reasonably requested by Purchaser in order to review deviations, if any, of the Draft Effective Date Financial Statements from the (audited) Effective Date Financial Statements, including additional details relating to any adjustments made pursuant to Section 3.3.2(d); (ii) information regarding the Target Companies reasonably necessary in order for the Purchaser to prepare for post-Closing integration activities (including information concerning the Target Companies' treasury activities (including blocking arrangements), tax affairs, IT systems, insurance and pension or retirement plans for employees, details of material contracts related to the above and other information that is reasonably necessary for planning the separation of the Target Companies from the Remaining Seller's Group and the transition of the Target Companies into the Purchaser's Group (including assessing any separation-related costs or any other costs relating to the continued operation of the Climate Solutions Business following Closing); and (iii) an opportunity to have a meeting (with such date and means to be determined in Seller's reasonable discretion) with a director, officer or Key Employee of each Target Company to allow Purchaser to prepare for such post-Closing integration activities, provided that the obligations of Seller under this Section 18.7 shall not extend to allowing access to information (a) which is reasonably regarded as confidential to the activities of Remaining Seller's Group, (b) which is commercially sensitive information of, or regarding the Target Companies that cannot be shared with Purchaser prior to Closing due to compliance with applicable law, (c) the disclosure of which would jeopardize applicable legal privilege or protection or contravene any applicable laws, contracts or obligations of confidentiality, or (d) in a manner that is disruptive to the business of the Target Companies in any material respect.

18.8	Purchaser's Access to Information and Personnel of the Remaining Seller's Group
18.8.1	After the Closing Date, Seller shall (i) promptly afford to Purchaser and its representatives reasonable access during regular business hours, upon reasonable advance notice, to all accounting, financial and other records of the Remaining Seller's Group to the extent relating to the Climate Solutions Business or the

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Included Assets and Liabilities (and allow them to make copies thereof) and to its management, employees and auditors and (ii) cause the Remaining Seller's Group to reasonably cooperate with them in all other respects, to the extent any such access and cooperation is necessary or useful to the Target Companies in connection with the preparation of any financial statements, any legal or regulatory requirements, any audit, investigation, dispute, litigation or proceeding with any third party, or any other reasonable business purpose.
18.8.2	Seller shall keep, and shall procure that the Remaining Seller's Group will keep, all books and records relating to any period prior to the Closing Date in accordance with, and during the periods required under, applicable law and in any event during a period of seven years after the Closing Date. Seller shall give Purchaser reasonable notice prior to discarding or destroying (after the above retention period) any books or records of the Remaining Seller's Group to the extent relating to the Climate Solutions Business or the Included Assets and Liabilities, and, if Purchaser so requests, Seller shall deliver, or cause the Remaining Seller's Group to deliver, such books or records to Purchaser.
18.8.3	In case of Sections 18.8.1, 18.8.2 or 27, Seller shall not be required to provide access to or disclose information if, upon the advice of counsel, such access or disclosure would jeopardize applicable legal privilege or protection or contravene any applicable laws, contracts or obligations of confidentiality.
18.9	Social Media Content
18.9.1	The Parties agree that as of the Closing Date the social media accounts listed in Exhibit 18.9.1 ("Social Media Accounts") shall exclusively belong to and be operated by Seller. Prior to the Scheduled Closing Date, the Target Group shall transfer to Seller all access data to the Social Media Accounts, including user credentials and passwords.
18.9.2	The Target Group is permitted to retain a copy of the content of the Social Media Accounts primarily related to the Climate Solutions Business for use on social media accounts designated by Purchaser. At the Target Group’s request, Seller will provide a copy of any content of the Social Media Accounts primarily related to the Climate Solutions Business to which only Seller has access.

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18.10	Seller's Special Bonus

Seller shall be permitted to grant one-time, special cash bonuses in the aggregate amount and pursuant to the terms set forth on Exhibit 18.10 in relation to the Closing (the "Special Bonuses"). In the event that Seller makes use of such right, Seller shall, and shall cause the Company and the other Target Companies to, enter into the payment agency agreement reasonably acceptable to Purchaser on the terms set forth on Exhibit 18.10.

18.11	Minority Interest in Real Estate Partnerships
18.11.1	Seller undertakes to introduce Purchaser to the holder of the minority interests in Viessmann CS Real Estate SE & Co. KG and VWB Real Estate GmbH & Co. KG and to suggest a divestment of such minority interests to Purchaser for a consideration to be agreed (such consideration, unless Seller has objected to it within five (5) Business Days after it has been notified in advance by Purchaser to Seller in writing, "Agreed Price") provided that Purchaser and Parent covenant and agree (i) to hold these minority interests until December 31, 2024 and (ii) that the real estate attributable to Viessmann CS Real Estate SE & Co. KG and VWB Real Estate GmbH & Co. KG will not be sold and/or transferred to the Company and/or Viessmann Werke Berlin GmbH before 2025. In particular, no merger by way of consolidating all minority interests in any of such partnerships (Anwachsung) shall be permissible during such period. Any Transfer Taxes arising from the direct and indirect sale and transfer of the interest in Viessmann CS Real Estate SE & Co. KG and VWB Real Estate GmbH & Co. KG shall be borne by Purchaser and Purchaser shall indemnify Seller and the direct and indirect holders of the minority interests accordingly.
18.11.2	If the sale agreements under Section 18.11.1 are executed prior to the Scheduled Closing Date, the Closing Payment Amount shall be reduced by the amount which is actually paid by Purchaser. To the extent the sale agreements under Section 18.11.1 are not executed on the Scheduled Closing Date, Seller shall, subject to Closing, reimburse Purchaser for an amount equal to the amount which is actually paid by Purchaser. It being agreed that Purchaser shall be required to notify Seller in advance of the amount proposed to be agreed with the holder of the minority interests and Seller shall have the right to object to the amount proposed within five (5) Business Days after the receipt of such notification if Seller believes, acting reasonably and in good faith, that such amount does not reflect, in all material respects, the fair market value of the minority interests.

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19.	Purchaser's Covenants
19.1	Acquisition Financing
19.1.1	Parent and certain financing institutions have entered into a binding commitment letter entitling Parent to borrow funds in the aggregate amount of cash of EUR 8,200,000,000.00 to satisfy Purchaser's payment obligations under this Agreement ("Financing Commitments") attached hereto as Exhibit 19.1.1. Borrowings of funds under the Financing Commitments are referred to herein, collectively with any borrowings under any credit facilities of, or any offering of debt or equity securities by, Parent or any of its Affiliates incurred in lieu of all or a portion of the debt financing to fund the Purchase Price or any other amounts payable in connection with this Agreement, as the "Debt Financing".
19.1.2	Parent and Purchaser undertake (i) not to terminate the Financing Commitments and not to agree to any amendment or termination of the Financing Commitments or to the waiver of any rights thereunder to the extent this would reasonably be expected to impair, prevent or delay the consummation of the transactions contemplated hereby, including the ability of Parent or Purchaser to timely pay all or a portion of the Closing Payment Amount and other amounts payable under or in connection with this Agreement, (ii) to neither use nor commit to use the funds which are committed under the Financing Commitments for any purpose other than to comply with Purchaser's and Parent's obligations under this Agreement and (iii) to enforce all rights under the Financing Commitments as necessary to comply with Purchaser's and Parent's obligations hereunder. Without prejudice to Purchaser's legal and contractual responsibility to pay the Closing Payment Amount when due or to pay any other amounts due and payable under or in connection with this Agreement, Seller hereby acknowledges and agrees that, to the extent other financing (or financing commitments with no conditions to the availability thereof greater than the conditions to the availability of the Financing Commitments) or other cash on hand is available to Parent or Purchaser to timely pay all or a portion of the Closing Payment Amount and other amounts due and payable under or in connection with this Agreement, Parent, Purchaser or any of their applicable Affiliates may fund with such cash, or finance using such other financing (or financing commitments), such amounts or portion thereof.
19.1.3	In the period between the Signing Date of this Agreement and the Closing Date, Parent and Purchaser shall (i) regularly, and reasonably promptly upon request, keep Seller reasonably informed about the preparation of the financing of the transactions contemplated by this Agreement and (ii) promptly inform Seller after

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becoming aware of any circumstance or event which would reasonably be expected to materially impair, prevent or materially delay Purchaser's ability to consummate the transaction in accordance with the terms of this Agreement.
19.1.4	Parent and Purchaser expressly acknowledge and agree that the obligations of each of Purchaser and Parent under this Agreement are not conditioned in any manner upon Purchaser or Parent obtaining any financing (including term loans, bridge financing and bonds).
19.2	W&I Insurance
19.2.1	Purchaser envisages taking out warranty and indemnity insurance in connection with the transaction contemplated by this Agreement (the "W&I Insurance"). Purchaser shall procure, and warrants (steht dafür ein), that under the terms of the W&I Insurance, no claims of Purchaser (or any director, employee, affiliate, adviser or other representative of Purchaser) against Seller shall be subrogated (whether by operation of law, contract or otherwise) to the insurer, except for any claims of Purchaser arising from fraudulent behaviour (Betrug) or malicious misrepresentation (arglistige Täuschung) of Seller or any Seller's representatives (Vertreter, Wissensvertreter) whose knowledge, relevant action or omission is attributed to Seller pursuant to mandatory law.
19.2.2	Nothing in this Section 19.2 or in this Agreement shall require Purchaser to take out the W&I Insurance and the terms of the W&I Insurance shall, in all other respects, be at Purchaser's discretion, except as expressly otherwise provided in this Agreement.
19.2.3	If requested by Purchaser, Seller shall, at the risk and cost of Purchaser, use reasonable efforts to support Purchaser in taking out the W&I Insurance, including upon the reasonable request of Purchaser, during the period between the Signing Date and the Closing Date, providing Purchaser and its representatives access to information regarding the Target Companies reasonably necessary in order to expand Purchaser's W&I Insurance coverage and other insurance coverage with respect to the Target Companies, provided that Seller shall not be responsible for the obtaining of the W&I Insurance and not be required to expose itself or the Target Companies or any of their respective personnel to any liability other than pursuant to Section 19.2.1. The Remaining Seller's Group and, prior to Closing, the Target Companies shall not be liable to Purchaser, Parent, any of their Affiliates or any third party for any of Seller's support under this Section 19.2.3. Purchaser shall indemnify and hold harmless the Remaining

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Seller's Group and, prior to Closing, the Target Companies from any Loss resulting from such support. In particular, the Bring-Down Certificate shall be delivered for information purposes only and exclusively on the basis of Seller's actual knowledge (positive Kenntnis) after due inquiry with the Agreed Standard Persons. In no event shall the Bring-Down Certificate create or increase the liability of Seller under this Agreement and the Seller shall not be liable for any incorrect Bring-Down Certificate, except in case of Seller's fraudulent behaviour (Betrug) or malicious misrepresentation (arglistige Täuschung).
19.3	Seller's Access to Information and Personnel of the Target Companies
19.3.1	After the Closing Date, Purchaser shall (i) promptly afford to Seller and its representatives reasonable access during regular business hours, upon reasonable advance notice, to all accounting, financial and other records of the Target Companies (and allow them to make copies thereof) and to its management, employees and auditors and (ii) cause the Target Companies to reasonably cooperate with them in all other respects, to the extent any such access and cooperation is necessary or useful to the Remaining Seller's Group in connection with the preparation of any financial statements, any legal or regulatory requirements, any audit, investigation, dispute, litigation or proceeding with any third party, or any other reasonable business purpose.
19.3.2	Purchaser shall keep, and shall procure that the Target Companies will keep, all books and records relating to any period prior to the Closing Date in accordance with, and during the periods required under, applicable law and in any event during a period of seven years after the Closing Date. Purchaser shall give Seller reasonable notice prior to discarding or destroying (after the above retention period) any books or records of the Target Companies, and, if Seller so requests, Purchaser shall deliver, or cause the Target Companies to deliver, such books or records to Seller.
19.3.3	In case of Section 19.3.1, Section 19.3.2, or Section 25, Purchaser shall not be required to provide access to or disclose information if (i) upon the advice of counsel, such access or disclosure would jeopardize applicable legal privilege or protection or contravene any applicable laws, contracts or obligations of confidentiality or (ii) such information constitutes “material nonpublic technical information” of any U.S. Target Company, as such term is defined in section 800.232 of Title 31 of the U.S. Code of Federal Regulations.

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20.	Parent Guarantee

Parent undertakes to put Purchaser into a position to make all payments required to be made by Purchaser under this Agreement, and guarantees to Seller, in the form of an independent undertaking (selbständiges Garantieversprechen) pursuant to Section 311 para. 1 of the BGB, the due and timely fulfilment of all obligations of Purchaser under this Agreement.

21.	Parent Covenants
21.1	Share Repurchases

Between the Signing Date and the Closing Date, Parent will not make any share repurchases that are outside of the ordinary course of business, or inconsistent with past practice, or not in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended from time to time.

21.2	Listing of Parent Shares

Parent shall procure that the Parent Shares to be issued as Share Consideration shall have been approved for listing on the New York Stock Exchange prior to the Scheduled Closing Date, subject only to official notice of issuance.

21.3	Tax-relevant reporting

Parent shall use reasonable efforts to make available to Seller all documents and records which are necessary for the determination of whether any dividend or other distribution of the Parent to the Seller can be classified as non-taxable repayment of capital (Einlagenrückgewähr) for purposes of Section 27 German Corporate Income Tax Act (Körperschaftsteuergesetz), and shall timely file with the competent German tax authorities any application and declaration required to ensure that any such dividends or distributions are treated as non-taxable repayment of capital, as applicable.

22.	Governance of Target Companies
22.1	Continuation of Business

Purchaser shall procure and warrants (steht dafür ein) the following:

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22.1.1	For a period of ten years following the Closing, neither the corporate seat of the Company nor the headquarters of the Company (or the Target Companies as a group) shall be relocated away from Allendorf, Germany.
22.1.2	The headquarters of the Company, in Allendorf, Germany, shall become the European headquarters of Parent's Residential and Light Commercial business (including the Climate Solutions Business) at Closing and shall remain so in Allendorf, Germany, for a period of at least ten years.
22.1.3	For a period of five years following the Closing, the manufacturing lead sites of the Target Companies set forth in Exhibit 22.1.3 ("Manufacturing Lead Sites") shall not be closed, and the Target Companies shall maintain a relevant manufacturing footprint at each of the Manufacturing Lead Sites.
22.1.4	For a period of five years following the Closing, the three R&D centers in Allendorf, Germany, Dresden, Germany, and Wroclaw, Poland), shall not be closed, and Purchaser shall maintain relevant R&D activities at each of these three R&D centers.
22.1.5	For a period of three years after the Closing, (i) no (own) terminations for operational reasons/forced redundancies (betriebsbedingte Kündigungen) of any employees of the Target Companies and (ii) no terminations for operational reasons/forced redundancies (for example any divestment with the intention of future layoffs) shall be effected, unless the Target Companies' business is put at material and imminent risk and, therefore, any such terminations are justified.
22.1.6	For a period of three years after the Closing, no amendment or termination of existing shop agreements (Betriebsvereinbarungen), collective bargaining agreements (Tarifverträge) or similar agreements, specifically relating to work conditions at the Target Companies, shall be effected by or on behalf of any Target Company, Purchaser and/or Parent, it being agreed that these restrictions do not apply to any of the aforementioned agreements that expire during such three-year period according to their terms as of the Signing Date.
22.1.7	For a period of three years after the Closing, the employees' and works councils' rights in the Target Companies shall be respected, including the current structures established in this respect, and subsequently any changes to the current structure shall only be made in accordance with German law.
22.1.8	For a period of three years after the Closing, adequate participation of the Target Companies and its employees in the Target Companies' continued success shall be

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ensured by either maintaining existing or implementing not less favourable replacement incentive schemes.
22.1.9	The current management of the Target Companies shall remain in office, with the current CEO becoming the President of Parent's European Residential and Light Commercial business, provided that Purchaser may appoint to the management team a head of HR as well as a head of supply chain management to facilitate the success of the combination of the two businesses.
22.1.10	The Target Companies will be provided with preferred access to relevant components produced and/or sourced within the Parent's network of subsidiaries.
22.2	Material Variance

In the event of unforeseen material negative variances after the Closing in the business environment of the Target Companies as compared to the Signing Date that put the Target Companies' businesses at risk, or a commercially compelling business reason of similar kind and nature, Seller's nominee on the board of directors of Parent (nominated pursuant to the Investor Rights Agreement) and Purchaser shall, together with the constituencies concerned, discuss in good faith whether or not the commitments under Section 22.1 need to be adjusted.

22.3	Transfer of Parts of Business

In the event of any transfer to a third party (whether as a result of a sale, merger, restructuring or otherwise) of any business carried out by the Target Companies on the Closing Date to a third party (other than Purchaser or a member of the Target Companies), including any further transfer by any third party to another third party), Purchaser shall impose, or cause the relevant company to impose, the covenants contained in this Section 22 on the new owner of the relevant business (or part thereof) and Seller shall be an express third party beneficiary of such covenants, entitled to enforce the same.

23.	Investor Rights Agreement

At Closing, Seller and Parent shall enter into an Investor Rights Agreement, contemplating, among other things, (i) certain governance and information rights of Seller resulting from Seller's shareholding in Parent, and (ii) resale, demand and piggyback registration rights, substantially in the form attached hereto as Exhibit 23 ("Investor Rights Agreement").

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24.	Seller's Marks
24.1	License Agreement

On the Scheduled Closing Date, Seller shall enter into a license agreement with a member of the Purchaser's Group, an agreed draft of which is attached as Exhibit  24.1 ("License Agreement").

24.2	Use of Seller's Marks

After the Closing Date, unless permitted under the License Agreement, Purchaser shall procure that neither it nor any of its Affiliates or any Target Company will use, or permit any third party to use, any name, trade name, trademark, Internet domain name or logo of the Remaining Seller's Group ("Seller's Marks") or any other name or mark confusingly similar thereto or indicating that the Seller or any of its Affiliates, including any Target Company, is part of the Remaining Seller's Group.

25.	Remedies of Purchaser
25.1	Loss Compensation by Seller; Calculation of Losses
25.1.1	Subject to this Section 25, Seller shall pay to Purchaser the amount of any Losses asserted against, incurred or suffered by Purchaser, any other member of the Purchaser's Group as a result of a breach of any Warranty (it being understood that the terms of the W&I Insurance may disregard for purposes of defining breach and loss all "materiality," "Material Adverse Effect" and similar qualifications contained in such Warranties provided that nothing of the foregoing will increase any liability of Seller or otherwise adversely affect any legal defenses or objections of Seller under or in connection with this Agreement, whether towards Purchaser, any member of Purchaser's Group or any insurer under the W&I Insurance or any excess policy), covenant, obligation or other agreement of Seller contained in this Agreement, provided that Seller has not remedied the breach (other than of any Warranty or any pure monetary claim) of any covenant, obligation or other agreement of Seller contained in this Agreement (Naturalrestitution) within two months after Seller (at Seller's cost) has been notified thereof pursuant to Section 25.3.1. Purchaser shall provide, or cause to be provided, any reasonable cooperation and assistance to Seller in connection with such remediation. To the extent such remediation in kind falls short of a payment

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of the amount of Loss, Purchaser remains entitled to request payment of such shortfall amount in accordance with this Section 25.1.1.
25.1.2	For the purpose of this Agreement, "Losses" shall mean all losses, liabilities, reasonable costs and expenses and other damages within the meaning of Sections 249 et seq. of the BGB, excluding the following: (i) lost profits (entgangener Gewinn), (ii) other consequential or indirect damages (Folgeschäden, mittelbare Schäden), in each case of (i) and (ii), unless and only then to the extent such lost profits or other consequential or indirect damages are adequately caused and reasonably foreseeable (adäquat kausal verursacht und vernünftigerweise vorhersehbar) (iii) frustrated expenses (vergebliche Aufwendungen) within the meaning of Sections 284 of the BGB, (iv) Taxes payable as a result of, or in connection with, the compensation of the relevant Loss, and (v) internal administration and overhead costs.
25.1.3	Seller shall in no event be liable for any losses or damages with respect to any breach of covenant, obligation or other agreement that are only based on the argument that the Base Purchase Price or the Purchase Price were determined on the basis of incorrect economic or other assumption or an incorrect valuation of the Sold Shares, the Target Companies and/or the Climate Solutions Business and Purchaser shall in particular not be entitled to claim damages by applying any multiples (e.g., an EBIT or EBITDA multiple applied by Purchaser in connection with its determination of the Base Purchase Price).

25.1.4	Any Losses shall be computed net of (i) any present or future advantages and benefits (including avoided losses, Tax savings as well as increases in the value of any asset owned by the Target Companies (Abzug Neu für Alt)) related to the relevant matter and (ii) any amounts which are actually received or covered pursuant to any third-party insurance policy (including by W&I insurance). With respect to the deduction of any Tax saving arising from such Loss, such Tax savings shall be taken into account by applying the principles set out in Section 2.3 of the Tax Schedule.
25.1.5	If and to the extent damages are paid to any Target Company, such payments shall, if and to the extent legally permissible, be construed and deemed as contributions (Einlagen) made by Purchaser into the respective Target Company and shall be treated as a reduction of the Purchase Price as between Seller and Purchaser.

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25.1.6	Seller shall not be liable for any Loss pursuant Section 25.1.1 to the extent that the underlying facts or circumstances resulting in the Loss are specifically reflected (i) in any item or amount reflected in the calculation of the Purchase Price pursuant to Section 3.1 or (ii) as a write-off, value adjustment, liability or provision in the Effective Date Financial Statements.
25.1.7	Seller shall not be liable for any Loss to the extent arising out of or attributable to
(a)	any participation of Purchaser in causing such Loss (Mitverursachung – Section 254 (1) of the BGB) or Purchaser's failure to comply with its duty to mitigate the relevant damage (Sections 254 (2) of the BGB); or
(b)	any changes in mandatory laws or the application or interpretation thereof after the Signing Date.
25.1.8	Any Loss that is incurred by, or relates to, any Target Company in which Seller does not hold and sell (whether directly or indirectly) a 100% shareholding pursuant to this Agreement shall be computed in proportion to the respective shareholding (durchgerechnete Beteiligung) directly or indirectly sold under this Agreement.
25.1.9	If a matter results in an inaccuracy of more than one Warranty of Seller or otherwise gives rise to claims of the Purchaser under more than one provision of this Agreement, Purchaser is entitled to recover the relevant Losses arising out of that matter without duplication; it being agreed that a matter being reflected in the calculation of the Purchase Price pursuant to Section 3, including the deductions set forth in the Chart of Accounts, is deemed to be recovered once (no double recovery).
25.1.10	Any payment under Section 6.1(b) through (g) (Closing Payment Amount) and Section 25.1 and under all indemnities and similar provisions contained herein (including under Section 15.2.1 (Leakage) and Section 14 (Tax)) (without duplication) shall constitute an adjustment of the Purchase Price or other relevant consideration payable by Purchaser under this Agreement, and any payments by Seller, the Remaining Seller's Group and their Affiliates to Purchaser under this Agreement shall constitute a reduction and a (partial) repayment of the Purchase Price to Purchaser, in each case provided that the amounts under Section 6.1(d) (Closing Payment Amount - Interest) shall not be adjusted accordingly.

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25.2	Disclosed or Known Matters

Other than with respect to any claims made pursuant to Exhibit 14 (Tax Schedule), Seller shall not be liable to Purchaser for any Loss pursuant to Section 25.1.1 arising out of the inaccuracy of any Warranty of Seller if and to the extent that the facts or circumstances resulting in the inaccuracy of a Warranty of Seller

(a)	were Fairly Disclosed to Purchaser or its representatives or advisors;
(b)	were otherwise known by the persons listed on Exhibit 25.2(b); or
(c)	were disclosed in the Disclosure Schedule or elsewhere in this Agreement.

For purposes of this Agreement, "Fairly Disclosed" means that the facts and circumstances required to assess the relevant matter including its effects were either (i) disclosed prior to the Signing Date in the applicable section of the Data Room or any other section of the Data Room reasonably connected with the relevant facts and circumstances, provided that with respect to Tax Warranties (including the Warranty in Section 13.2 of the Warranty Schedule to the extent it relates to compliance with Tax law), any facts and circumstances disclosed in any section of the Data Room other than the Tax section shall be deemed disclosed only if and to the extent an experienced, professionally advised investor, applying the standard of care of a prudent business person, could reasonably be expected to identify a potential Tax relevance, or (ii) are disclosed otherwise in text form to the e-mail addresses set forth in Exhibit 18.1.1(i) in the period after the Data Room has been closed on 25 April 2023, 6:00 p.m. CET until the Signing Date, in each case disclosed in a manner and in such reasonable detail that the relevant matter and its effects could be identified by an experienced, professionally advised investor, applying the standard of care of a prudent business person.

25.3	Procedures
25.3.1	In the event of a breach or an inaccuracy of a Warranty or breach of a covenant or other agreement or indemnity of Seller contained in this Agreement, Purchaser shall promptly notify Seller of such inaccuracy or breach, describe Purchaser's claim in detail and, to the extent then feasible, set forth the estimated amount of such claim.
25.3.2	In the event that following the Closing any suit, action, investigation, proceeding, claim or demand with respect to which Seller may be liable under this Agreement is commenced, asserted or announced by any third party (including any governmental authority) against Purchaser or the Target Companies (the "Third

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Party Claim"), Purchaser agrees to permit (and shall cause the relevant Target Companies to permit) Seller and its representatives to participate in the defence of the Third Party Claim. In addition, Seller shall have the right, at any time during the proceedings, at Seller's cost, to assume the control of the defence of the Third Party Claim. In such case, Seller may defend the relevant claim addressee by all appropriate actions and shall have the sole power to direct and control the defence, including the right to select and instruct counsel (who shall be empowered by Purchaser or the relevant Target Companies by such documents as reasonably requested by Seller). If Seller has assumed the control of the defence, Seller shall also have the right to request Purchaser to settle, acknowledge, or cease to defend, the Third Party Claim, provided that Seller shall obtain Purchaser's prior written consent (not to be unreasonably withheld or delayed) to the extent that, as a result of any of the foregoing, any obligation would be imposed on Purchaser or a Target Company for which Purchaser is not indemnified under this Agreement or if Purchaser or a Target Company would be subject to any injunctive relief or finding or admission of any violation of Law or admission of any wrongdoing. If and for as long has Seller has not assumed the control of the defence of the Third Party Claim, Purchaser and the Target Companies may defend the Third Party Claim as they deem appropriate (subject to Section 25.1.7 and this Section 25.3); provided, however, that Purchaser shall ensure that neither the Third Party Claim nor any allegation, finding, fact or circumstance relating thereto will be settled, acknowledged or conceded without Seller's prior written consent (not to be unreasonably withheld or delayed). If Seller assumes the defence, Purchaser shall be entitled to participate in the defence and to employ separate counsel of its choice for such purpose at its own cost.

25.3.3	If Seller has assumed the defence of the Third Party Claim, Purchaser shall fully cooperate, and cause each Target Company to fully cooperate, with Seller in the defence, as reasonably requested by Seller or its representatives (and Seller shall provide such cooperation to Purchaser if it has not assumed the defence). Irrespective of whether or not Seller has assumed the defence, Purchaser and Seller shall (i) promptly furnish to the other and its representatives copies of any correspondence received from or sent to any third party, (ii) provide them access, upon reasonable advance notice and during normal business hours, to all relevant books and records, other information, premises and personnel, and (iii) permit them to participate in all meetings, conferences and discussions with the third party and to comment on any draft correspondence and other communication in connection with the Third Party Claim.

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25.3.4	Purchaser's failure to comply with any of its obligations under this Section 25.3 shall release Seller from its respective obligation under Section 25.1 if and to the extent that Seller is prejudiced by such failure. In no event shall Seller be liable for any Third Party Claim which has been settled or acknowledged without Seller's prior written consent. In addition, in the event of any failure by Purchaser to comply with this Section 25.3, Purchaser shall be liable to Seller for any additional damage incurred by Seller or any other member of the Remaining Seller's Group as a result of such failure.
25.3.5	No action, failure to take any action, or delay, in enforcing any right, by Seller or its representatives in connection with the defence of any Third Party Claim or otherwise in connection with any claim raised by Purchaser under this Agreement shall be construed as an acknowledgement of Purchaser's claim or of any underlying fact related to such claim or as a waiver of any right or defence of Seller.
25.3.6	Purchaser shall be released from its obligations under this Section 25.3 if and to the extent (i) the limitation of liability in Section 26.2 applies to Purchaser's claim for indemnification under this Agreement, (ii) Purchaser has raised a claim in relation to the relevant matter under the W&I Insurance and such claim is still pending (without having been rejected in full by the insurer) and (iii) the relevant action to be taken by Purchaser would result in a breach of the terms of the W&I Insurance. Such W&I Insurance has been delivered to Purchaser before the recording of this Agreement and is contained in Exhibit 25.3.6 for information purposes only ("W&I Insurance Policy").

25.4	No Additional Rights or Remedies
25.4.1	The Parties agree that Purchaser's rights and remedies as a result of any inaccuracy or breach of a Warranty, covenant or agreement or under any indemnification obligation of Seller contained in this Agreement are limited to the rights and remedies explicitly provided herein.
25.4.2	Any and all rights and remedies of any legal nature which Purchaser may otherwise have against Seller in connection with this Agreement or the transactions contemplated hereby shall be excluded and hereby waived. In particular, without limiting the generality of the foregoing, Purchaser hereby waives any claims under the statutory representations and warranties (Section 434 et seq. of the BGB), irrespective of whether any defects (Mängel) exist on the Signing Date or arise in the period between the Signing Date and the Closing

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Date, any claims relating to statutory contractual, precontractual or quasi-contractual obligations (Sections 241 (2), 280 to 282, 311 of the German Civil Code), including with respect to any disclosure obligations in connection with the transaction contemplated hereby, and claims for frustration of contract (Section 313 of the German Civil Code) or tort (Section 823 et seq. of the German Civil Code). Purchaser shall not have any right to rescind, cancel or otherwise terminate this Agreement or exercise any right or remedy which would have a similar effect (including any right to claim damages in lieu of performance (großer Schadensersatz, Schadensersatz statt der Leistung)), except for the termination rights expressly set forth in this Agreement.
25.4.3	The foregoing limitations and waivers shall include, without limitation, any liability of Seller and rights and remedies of Purchaser arising out of any action or omission (whether negligent of wilful) by any agent of Seller (Erfüllungsgehilfe). In addition, except as expressly otherwise set forth in this Agreement (including in the Warranty Schedule and Section 12.2.1(c) with respect to certain Warranties of Seller that are given pursuant to the Agreed Standard), no knowledge or deemed knowledge of any person other than the executive directors (geschäftsführende Direktoren) of the Seller's general partner shall be attributable to the Seller in connection with this Agreement (whether for the purpose of any Warranty, actual or alleged breach of any contractual or precontractual obligation or otherwise).

25.4.4	This Section 25.4 shall not affect any rights and remedies of Purchaser for fraud or wilful misconduct (Vorsatz) of Seller which cannot be excluded under mandatory law.
26.	Limitations of Seller's Liability
26.1	Limitation Periods
26.1.1	All claims of Purchaser under this Agreement shall be time-barred (verjähren) upon the expiration of a period of twelve (12) months after the Closing Date, except for:
(a)	claims under the Warranties of Seller pursuant to Sections 1, 2, 3, and 4 of Exhibit 12.1/1 ("Fundamental Warranties"), which shall be time-barred seven (7) years after the Closing Date;

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(b)	claims under the Warranties other than Fundamental Warranties, which shall be time-barred two (2) years after the Closing Date;
(c)	claims arising from Leakage, which shall be time-barred in accordance with Section 15.2.3;
(d)	claims (of whatever nature) arising from fraudulent (Betrug) or wilful (Vorsatz) behaviour, which shall be time-barred in accordance with applicable law;
(e)	claims arising under Section 18.11, Section 25.1.1 (to the extent such claim relates to the breach of the covenant in Sections 18.1.1(b)(xxiii)), 33.1.2, 33.1.3 or under the Tax Schedule (including with respect to covenants and agreements contained in the Tax Schedule), which shall be time-barred in accordance with Section 13 of the Tax Schedule;
(f)	subject to Section 26.1.1(e), claims with respect to covenants and agreements that contemplate performance in whole or in part after the Closing, which shall survive in accordance with their respective terms provided that such claims and any claims for alleged breaches of such covenants and agreements shall be time-barred
(i)	at the earlier of (A) twelve months after the last performance was due under this Agreement and (B) three (3) years after the Closing Date; or
(ii)	with respect to Sections 18.8 (Purchaser's Access to Information and Personnel of the Remaining Seller's Group) and 19.3 (Seller's Access to Information and Personnel of the Target Companies) twelve months after the respective claim arises;
(g)	claims arising under Section 29.1 (Indemnity for [***]) relating to [***]; and
(h)	claims arising under Section 29.2 (Indemnity for Specified Matter) which shall be time-barred within twenty-four (24) months after the Closing Date.
26.1.2	Section 203 of the BGB (suspension of the limitation period during pending negotiations) shall not apply. Any suspension prior to the filing of a statement of claim with the competent court or arbitrator (Section 205 of the BGB) and any

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extension of a limitation period shall require a duly executed written confirmation by Seller.
26.2	Liability of Seller
26.2.1	Seller's aggregate liability for Purchaser's claims arising from an inaccuracy of the Warranties (including any incorrectness of the Bring-Down Certificate) contained in the Warranty Schedule (the "Insured Claims") shall be limited to an amount of EUR 1. Purchaser expressly acknowledges and the Parties agree that any liability of Seller for Insured Claims in excess of EUR 1 shall be excluded and Purchaser's sole recourse (if any) with respect to Insured Claims in excess of EUR 1 shall be against the companies or entities underwriting the W&I Insurance.
26.2.2	Seller's aggregate liability arising out of and under this Agreement shall in aggregate be limited to 100% of the Purchase Price paid at Closing.
26.3	General
26.3.1	The limitations of Seller's liability in Section 26 shall apply irrespective of whether or not Purchaser or any Target Company has coverage in respect of the relevant matter under the W&I Insurance or any other warranty & indemnity or similar insurance taken out by Purchaser or any Target Company and Purchaser's or a Target Company's claims thereunder are valid or enforceable.
26.3.2	None of the limitations in Section 26 shall apply to claims arising from fraudulent (Betrug) or wilful (Vorsatz) behaviour of Seller which cannot be excluded under mandatory law.
27.	Remedies of Seller
27.1	Loss Compensation by Purchaser or Parent
27.1.1	Purchaser or Parent (as the case may be) shall pay to Seller the amount of any Losses asserted against, incurred or suffered by Seller or, prior to Closing, any Target Company as a result of a breach of any Purchaser and Parent Warranty, covenant, obligation or other agreement of Purchaser or Parent contained in this Agreement.

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27.1.2	Purchaser and Parent shall not be liable for any Loss to the extent arising out of or attributable to any action or omission of Seller (Section 254 (1) of the BGB) or Seller's failure to mitigate the relevant damage (Sections 254 (2) of the BGB).
27.2	Limitation Periods

All claims of Seller against Purchaser and/or Parent (as the case may be) under this Agreement (except for any claims of Seller pursuant to Section 6.6 (VAT), Section 18.11 and Section 33.1.3 and claims arising under the Tax Schedule, which shall be time-barred in accordance with Section 13 of the Tax Schedule), shall be time-barred (verjähren) in accordance with applicable law.

28.	Indemnity by Purchaser
28.1	Indemnification

Subject to the Closing, Purchaser shall indemnify and hold harmless Seller, any other member of the Remaining Seller's Group and their respective directors, officers, employees and advisers (collectively, including Seller, the "Seller Indemnified Parties") from any Losses as a result of any of the following claims (whether made by a Target Company, any party acting on its behalf, including any administrator, receiver or trustee, or any third party) (each such claim, a "Seller Indemnified Claim"), in each case except if and to the extent that Purchaser has an enforceable claim against Seller in respect of the relevant Seller Indemnified Claim under this Agreement:

28.1.1	any action or omission (other than fraudulent (Betrug) or wilful (Vorsatz) behaviour) of a Seller Indemnified Party in such Seller Indemnified Party's capacity as (current or former, direct or indirect) shareholder, partner, member of any corporate body, employee, adviser, representative or agent of a Target Company, including in connection with the preparation or consummation of the transaction contemplated by this Agreement;
28.1.2	any claim in connection with the DPLTA or its termination, such as (i) any claim of the Company for payment of any loss compensation or repayment of any amount or benefit to the Company, in each case in excess of the respective amount, if any, reflected in the calculation of the Purchase Price, or (ii) any claim of a creditor of the Company to be furnished security (Anspruch auf Sicherheitsleistung) as a result of the termination of the DPLTA, except to the

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extent that the liability of the Company, for which a creditor requests security, does not relate to the Climate Solutions Business;
28.1.3	any joint, joint or several, or secondary liability (Haftung) of a Seller Indemnified Party for any obligation or liability of a Target Company relating to the Climate Solutions Business in connection with (i) any merger, contribution or other corporate restructuring involving a Target Company prior to the Closing Date, or (ii) under any "piercing of the corporate veil" doctrine or other concept of shareholder or Parent liability (whether of a general nature or limited to certain matters, including anti-trust and other compliance matters) to the extent such obligation or liability is not based on Seller fraudulently (Betrug) or wilfully (Vorsatz) causing such liability; or
28.1.4	any claims of the W&I Insurance, including on the basis of any subrogation of claims, by operation of law or contractually, other than as permitted pursuant to Section 19.2.1.
28.2	Limitation of Liability

Purchaser's aggregate liability arising out of and under this Agreement shall in aggregate be limited to 100% of the Purchase Price, with the exception of claims arising from fraudulent (Betrug) or wilful (Vorsatz) behaviour of Purchaser that cannot be excluded under mandatory law.

28.3	Limitation Period

Seller's right to claim indemnification in relation to a Seller Indemnified Claim shall be time-barred (verjährt) twelve months after Seller has received written notice of the relevant Seller Indemnified Claim. Section 26.1.2 shall apply mutatis mutandis.

29.	Indemnity by Seller
29.1	Indemnity for [***]

Subject to the Closing, Seller shall indemnify and hold harmless Purchaser from any Loss of the Target Companies resulting from any claims against any Target Company [***].

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29.2	Indemnity for Specified Matter

Subject to the Closing, Seller shall indemnify and hold harmless Purchaser from the matter set forth on Exhibit 29.2, subject to the terms set forth therein.

29.3	Indemnity for Liabilities of Remaining Seller's Group

Subject to the Closing, Seller shall indemnify and hold harmless Purchaser from any Loss of the Target Companies resulting from any joint, joint or several, or secondary liability (Haftung) for any obligation or liability (i) of a member of the Remaining Seller's Group or (ii) allocated to the Remaining Seller's Group as part of the Carve-Out Measures.

30.	Non-Compete
30.1	Non-Compete Obligation

Subject to the Closing and Section 30.2 (Permitted Business Operations), Seller shall not, and shall procure that (i) the Remaining Seller's Group, (ii) Professor Martin Viessmann and Max Viessmann as well as (iii) any entity or foundation over which Professor Martin Viessmann and/or Max Viessmann (jointly) have controlling influence (beherrschender Einfluss) within the meaning of Section 17 para. 1 of the German Stock Corporation Act (AktG) ((i), (ii) and (iii) collectively, "Controlled Business") will not, for a period of two years after the Closing engage in any business active in the development, manufacturing and distribution of premium energy generation products for residential climate (heating and air conditioning), i.e., heat pumps and H2 ready boilers, energy management, and battery storage solutions, in each case as conducted by the Target Companies on the Signing Date.

30.2	Permitted Business Operations

Notwithstanding Section 30.1 (Non-Compete Obligation), Seller and any Controlled Business shall be permitted to continue their business and investment operations conducted as of the Signing Date of this Agreement, including both natural extensions and investments, such as acquisitions of businesses if the acquired business is not primarily engaged in areas protected by the non-compete pursuant to Section 30.1.

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31.	Non-Solicitation

Subject to the Closing, Seller shall not and shall procure that any Controlled Business will not, for a period of two years after the Closing, hire or solicit for employment any Key Employee or Company Executive Director of any Target Company, provided that bona fide general advertisement, engagement of search firms, placement or recruiting agencies that is, in each case, not targeted at any such Key Employee, employment upon the initiative of the Key Employee, or with the prior written consent of Purchaser shall not be prohibited.

32.	Confidentiality
32.1	Public Announcements, Confidentiality
32.1.1	No Party shall make any press release or other public announcement with respect to this Agreement, and each Party shall keep confidential and not disclose to any third party the contents of this Agreement and any confidential or proprietary (financial, business and other) information relating to the other Party or its group (the "Confidential Information") which has been, or will be, made available to it in connection with the transaction contemplated hereby, in each case except (i) as expressly otherwise agreed with the other Party (in case of Purchaser: Parent or Purchaser), (ii) as required by Law or relevant securities exchange rules (in which case the Party required to make such public announcement shall use reasonable efforts to provide the other Parties a reasonable opportunity to comment on such public announcement prior to such publication or (iii) to the extent the contents of such announcements are consistent in all material respects with disclosures that have previously been made without violation of this Section 32.1. Notwithstanding anything herein to the contrary, each of Purchaser, Parent and their respective Affiliates may, at any time without the consent of Seller, (a) respond to questions or provide a summary or update relating to, or discuss the benefits of, the transactions contemplated by this Agreement in calls or meetings with Parent's or its Affiliates' analysts, investors or attendees of any industry conference, (b) make any public announcement or statement and issue any press release that provides a summary or update relating to the transactions contemplated by this Agreement, provided that in the case of (a) and (b), such responses, summaries, announcements, statement and communications substantially reiterate (and are not inconsistent with) previous responses, summaries, announcements, statements and communications approved by Seller, (c) engage in communications required by Law or stock exchange rules, or engage

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in confidential conversations with the stock exchange on which it is listed and (d) subject to this Section 32, engage in communications and negotiations with prospective debt and/or equity financing sources in respect of the Debt Financing, in each case with respect to the transactions contemplated by this Agreement. The Parties agree that the initial press release to be issued with respect to the execution of this Agreement shall be in the form heretofore agreed to by Purchaser and Seller.
32.1.2	Each Party shall use the same degree of care as it uses with regard to its own confidential information to prevent disclosure, use or publication of the Confidential Information of the other Party.
32.1.3	The confidentiality obligations pursuant to Section 32.1 shall not apply with respect to any information (and no such information shall be deemed Confidential Information) which
(a)	has become publicly known through no fault of the disclosing Party or any of its Affiliates; or
(b)	is lawfully obtained by a Party, on a non-confidential basis, from a third party that has the unrestricted right to disclose the information.
32.2	Permitted Disclosure
32.2.1	Each Party may disclose any Confidential Information in order to comply with any legal requirements, an enforceable order by a court or authority or the rules and regulations of any stock exchange upon which any securities of such Party or any of its (direct or indirect) shareholders are listed. The disclosing Party shall, to the extent legally permissible, consult with the other Party in advance and take all reasonable actions in order to limit the scope of disclosure and to ensure that the relevant information will be treated as confidentially as possible.
32.2.2	A Party may disclose Confidential Information to its employees, providers of financing, insurers or professional advisors who have specifically agreed to comply with the confidentiality obligations in this Section 32 or who are otherwise bound by contractual or legal confidentiality obligations at least substantially equivalent to those under this Section 32, to the extent they reasonably need to know the relevant information in connection with the services provided by them.

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32.3	Confidentiality Agreement

The confidentiality agreement, dated 8 November 2022, between Seller and Parent as well as the clean team agreement, dated 3 March 2023, between Seller and Parent shall remain in effect until the Closing Date and terminate with effect as of the Closing. In the event this Agreement is terminated, the confidentiality agreement and the clean team agreement shall remain in effect in accordance with their terms, provided, however, that the limitation periods applicable thereunder shall run again at full length from the effective date of termination of this Agreement.

33.	Costs and Expenses
33.1	Transfer Taxes, Fees and Duties
33.1.1	The notarial fees and charges for the notarization of this Agreement and its consummation shall be borne by Purchaser. Subject to Section 33.1.2 and Section 33.1.3, all transfer taxes (including any real estate transfer Taxes also if owed by any of the Target Companies), stamp duties, fees, registration or recording duties, charges related to any regulatory requirements (including merger control proceedings) and other taxes, charges and costs payable in connection with the execution of this Agreement and the implementation of the transactions contemplated hereby shall be borne by Purchaser (herein "Transfer Taxes"). Transfer Taxes shall not include (i) any Tax charged on or in respect of, or calculated by reference to, a person's net income, profits or gains and (ii) any VAT.
33.1.2	All duties, fees, charges and other costs (but excluding any Taxes which shall exclusively be covered by the Tax Schedule) resulting from the Carve-Out Measures shall be borne by Seller.
33.1.3	Any real estate Transfer Taxes which are triggered in consequence of the signing of this Agreement and the implementation of the transactions contemplated in Section 11.2.1(b) (Closing Actions) due to the violation of a holding period pursuant to Sections 5, 6 or 6a German Real Estate Transfer Tax Act (Grunderwerbsteuergesetz) regarding a transfer of such real estate asset prior to the Effective Date shall be borne by the Seller unless and to the extent such real estate Transfer Tax would not have been triggered without the transaction contemplated in Section 18.11 in which case such real estate Transfer Tax shall be borne by Purchaser and Purchaser shall indemnify Seller accordingly.

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33.2	Own Costs and Expenses

Except as set forth in Section 33.1 above, each Party shall pay its own costs and expenses, including the costs of its advisors, incurred in connection with this Agreement.

33.3	RETT Notification

Seller and Purchaser are aware of the obligations to notify the competent German Tax Authorities of the transactions contemplated by this Agreement pursuant to Sections 19, 20 German RETT Act (GrEStG) (each such notification, a "RETT Notification"). Seller shall provide or procure that the Target Companies or Seller's Affiliates provide the Purchaser with any information to be included in the RETT Notifications five (5) calendar days after the Signing Date, at the latest. Purchaser shall notify the competent Tax Authority of the execution of this Agreement in accordance with Sections 19, 20 RETT Act within two (2) weeks after the Signing Date, and shall, prior to the submission of such RETT Notification and at the latest three (3) Business Days prior to the filing deadline, provide Seller with a draft of such RETT Notification. Purchaser shall further reflect in such RETT Notification any reasonable comments Seller may provide to Purchaser within two (2) Business Days after receipt of the draft, but in any event not later than one (1) Business Day prior to the filing deadline.

Purchaser shall further procure that any relevant Target Company notifies the competent Tax Authority of the Closing in accordance with Sections 19, 20 RETT Act within two weeks after the Closing (each such notification a "Closing RETT Notification"), and shall, prior to the submission of such Closing RETT Notification and at the latest three (3) Business Days prior to the filing deadline, provide Seller with a draft of such Closing RETT Notification and shall reflect in such Closing RETT Notification any reasonable comments Seller may provide to Purchaser within two (2) Business Days after receipt of the draft, but in any event not later than one (1) Business Day prior to the filing deadline. Seller shall procure that any relevant Target Company engages, at Purchaser’s cost and written request (to be received by Seller at the later of (i) twenty five (25) Business Day prior to Closing) or (ii) three (3) Business Days after the last of the Closing Conditions stipulated in Section 11.1.1(a)(i) (Place and Time of Closing) has been satisfied), a tax advisor determined by Purchaser with the preparation of such Closing RETT Notification at the latest five (5) Business Days prior to Closing. Should real estate Transfer Tax be assessed in respect of the signing of this Agreement, the Purchaser shall take in a timely manner all steps (including the filing of applications) required in order to achieve that such assessment will be revoked (aufgehoben), and shall keep Seller informed of such steps and any related communication with any Tax Authority in writing in due course.

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33.4	Tax Cooperation and Notifications

Seller and Purchaser shall cooperate with each other in connection with any Tax matter contained in this Section 33, including in connection with the determination of the amount of any Transfer Taxes, the provision of any documentation or filing that may reduce or eliminate any such Transfer Taxes and in order to ensure that any notifications to be filed with the competent Tax Authorities in respect of the transactions contemplated by this Agreement are filed in time and in the name of Seller and/or the Target Companies, as the case may be, and Purchaser (herein "Tax Notification"). Purchaser shall prepare and file any such Tax Notification and, to the extent such Tax Notification relates to Taxes with respect to which Seller may be liable, provide Seller with a copy of the final draft of such Tax Notification for review and consent of Seller at the latest ten (10) Business Days prior to the filing deadline. Purchaser shall and shall procure (steht dafür ein) that the Target Companies do not file any Tax Notification without prior written consent of Seller, such consent not to be unreasonably withheld and shall be deemed to be granted if Seller does not object within five (5) Business Days after receipt of an approval request from Purchaser.

34.	Payments, Interest
34.1	Payments
34.1.1	All payments under or in connection with this Agreement shall be made in Euros by irrevocable wire transfer of immediately available funds, free of bank charges, cost, expenses and other deductions.
34.1.2	If and to the extent in case of any indemnity payment pursuant to Section 25.1.1 (Loss Compensation by Seller) or Section 27.1.1 (Loss Compensation by Purchaser or Parent) any Loss is asserted in a non-Euro currency, such amount shall be converted into an equivalent Euro amount at the exchange rate officially determined by the European Central Bank and failing a provision of the relevant exchange rate by the European Central Bank in general by the equivalent local body, in each case on the second Business Day before the date when the relevant payment is due or, if no such rate is quoted on that date, on the preceding date on which such rate is quoted. Any payment under this Agreement shall be deemed to have been made upon and shall have discharging effect only on the later of (i) the irrevocable and unconditional crediting of the amount payable (without deduction of bank charges and deductions other than those of the recipient's bank) to the

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relevant bank account and (ii) the value date as of which such amount has been credited to such account (Wertstellungsdatum).

34.2	Interest Calculation

Interest payable under any provision of this Agreement shall be calculated on the basis of actual days elapsed, divided by 360.

35.	Notices

Any notice, request, demand or other communication under or in connection with this Agreement shall be made in writing in the English language and delivered by hand, courier or e-mail (provided that any electronic submission includes a duly signed copy of the relevant notice or other communication) to the person at the address set forth below, or such other person or address as may be designated by the respective Party to the other Party in the same manner:

35.1	To Seller:

Viessmann Group GmbH & Co. KG

Attn.: Nadja Hanuschkiewitz

General Counsel

Viessmannstraße 1

35108 Allendorf (Eder)

Germany

nadja@viessmann.family

With a copy to Seller's Legal Counsel:

Hengeler Mueller Partnerschaft von Rechtsanwälten mbH

Attn.: Dr. Matthias Hentzen / Thomas Meurer

Benrather Straße 18-20

40213 Düsseldorf

Germany

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matthias.hentzen@hengeler.com / thomas.meurer@hengeler.com

35.2	To Parent or Purchaser:

Carrier Global Corporation

Carrier World Headquarters

Attn.: Francesca Campbell

13995 Pasteur Boulevard

Palm Beach Gardens

Florida 33418

USA

francesca.campbell@carrier.com

With a copy to Parent's Legal Counsel:

Paul, Weiss, Rifkind Wharton & Garrison LLP

Attn: Scott Barshay / Laura Turano

1285 Avenue of the Americas

New York

New York, 10019

USA

sbarshay@paulweiss.com / lturano@paulweiss.com

Linklaters LLP

Attn: Derek Tong / Dr. Timo Engelhardt

One Silk Street

London EC2Y 8HQ

United Kingdom

derek.tong@linklaters.com / timo.engelhardt@linklaters.com

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36.	Governing Law, Dispute Resolution
36.1	Choice of Law

This Agreement (including the arbitration agreement contained in Section 36.2) shall be governed by the laws of Germany.

36.2	Arbitration

Any dispute arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, shall be finally settled, under exclusion of any state court's competence (except for proceedings for temporary or interlocutory relief), by arbitration in accordance with the arbitration rules of the International Chamber of Commerce (ICC), as in effect from time to time, provided that neither the Emergency Arbitrator Provisions nor the Expedited Procedure Provisions thereof shall apply. The arbitral tribunal shall consist of three arbitrators. Each arbitrator shall be eligible for the office of a judge in Germany. The place of arbitration shall be Frankfurt am Main, Germany. The language to be used in the arbitration proceedings shall be English, provided that no Party shall be under an obligation to provide to the arbitral tribunal English translations of any documents in the German language that are submitted for evidence purposes.

36.3	Service of Process

Parent hereby appoints every partner of Linklaters LLP admitted to the German bar, as its agent for service of process (Zustellungsbevollmächtigter) for all legal proceedings involving Parent arising out of or in connection with this Agreement. This appointment shall only terminate upon the appointment of another agent for service of process domiciled in Germany, provided that the agent for service of process is an attorney admitted to the German bar (in Deutschland zugelassener Rechtsanwalt) and his appointment has been notified to and approved in writing by Seller (which approval shall not be unreasonably withheld or delayed). Parent shall promptly after the Signing Date and upon the appointment of any new agent for service of process (as the case may be) issue to the agent a written power of attorney (Vollmachtsurkunde) and shall irrevocably instruct the agent to submit such deed in connection with any service of process under this Agreement.

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37.	Miscellaneous
37.1	Entire Agreement
37.1.1	This Agreement (including all Exhibits hereto) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto (unless expressly otherwise provided herein).
37.1.2	Where this Agreement does not expressly provide otherwise (including in Section 25.4), the Parties' rights and remedies provided herein are cumulative and not exclusive of any rights or remedies a Party may have under applicable law (including with respect to (i) the right to request specific performance or injunctive relief or (ii) Seller's remedies under Purchaser's Warranties, covenants and obligations contained herein).
37.2	Amendments and Waivers

Subject to Section 37.7, any provision of this Agreement (including this Section 37.2) may be amended or waived only if such amendment is (i) by written instrument executed by all Parties (provided that any execution in counterparts shall be made in accordance with Section 35) or (ii) by notarized deed, if required by law.

37.3	Obligors

Except as expressly otherwise agreed upon, no provision of this Agreement shall bind, or result in any obligation or guarantee (Einstandspflicht) with respect to, any (direct or indirect) shareholder of Seller or any of such shareholder's Affiliates other than Seller.

37.4	Third Party Beneficiaries

Neither this Agreement nor any provision contained in this Agreement is intended to confer any rights or remedies upon any person other than Seller or Purchaser or any other entity expressly set forth in the respective provision (kein Vertrag (mit Schutzwirkung) zugunsten Dritten).

37.5	Assignments

Except as expressly set forth in this Agreement, Purchaser may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (including any

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claims arising under any Warranty, covenant or indemnity by Seller) without the prior written consent of Seller; provided that Purchaser may assign this Agreement to a direct or indirect wholly owned subsidiary of Parent without Seller's prior written consent subject to the condition subsequent (auflösende Bedingung) of the transferee no longer being a direct or indirect wholly owned subsidiary of Parent; provided further that no such assignment will relieve Purchaser or Parent of its obligations under this Agreement.

37.6	Severability

Should any provision of this Agreement, or any provision incorporated into this Agreement in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision. The same shall apply if this Agreement turns out to be incomplete (gap – Regelungslücke); in this case, in order to fill the gap, a suitable and equitable provision shall be deemed to have been agreed upon which comes as close as possible to what the Parties, in the light of the intent and purpose of this Agreement, would have agreed upon if they had considered the matter.

37.7	Debt Financing Parties

Each of the Parties understands that the Parent and/or Purchaser may obtain Debt Financing, including pursuant to the Financing Commitments, to perform their respective obligations under this Agreement (collectively, whether in the form of commitment letters or otherwise, the "Debt Financing Agreements", and the financing institutions Parties thereto (the "Debt Financing Sources"), together with their respective Affiliates and their and their Affiliates' respective directors, officers, employees, or stockholders, collectively, the "Debt Financing Parties"). The Company's Group and their Affiliates and representatives agree that none of the Company's Group or their Affiliates and representatives are legal beneficiaries of any Debt Financing Agreement. Each of the Company's Group and their Affiliates, shareholders and representatives (i) hereby irrevocably acknowledges and agrees that no Debt Financing Party shall have any liability or obligations of any kind to any of the Company's Group or their Affiliates or representatives arising out of or relating to this Agreement or any Debt Financing Agreement and hereby waives any such liability or obligation, as applicable, and (ii) hereby agrees not to pursue any cause of action against any Debt Financing Party with respect to this Agreement or any Debt Financing Agreement. It is also hereby agreed that in no event will any of the Company's Group or their Affiliates or representatives be

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entitled to specific performance of any Debt Financing Agreement against the Debt Financing Parties.

Notwithstanding anything in this Agreement to the contrary, each Party acknowledges and irrevocably agrees (i) that any legal action or proceeding of any kind against any Debt Financing Party directly or indirectly arising out of or relating to this Agreement or the performance hereunder shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City and State of New York (whether a state or a federal court), and any appellate court from thereof, (ii) that any legal action or proceeding of any kind against any Debt Financing Party shall be governed by, and construed in accordance with, the laws of the State of New York, (iii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such legal action in any other court, (iv) that any Debt Financing Parties are express third party beneficiaries of this Section 37.7 and may enforce the provisions of this Section 37.7, and (v) that, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any legal action or proceeding of any kind against any Debt Financing party directly or indirectly arising out of or relating to this Agreement or the performance hereunder is hereby irrevocably and unconditionally waived to the fullest extent permitted by applicable law.

Notwithstanding anything else to the contrary herein, the provisions of this Section 37.7 may not be amended, modified or supplemented in any manner adverse to a Debt Financing Party without the prior written consent of each related Debt Financing Source.

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[Signature Page of Viessmann Group GmbH & Co. KG to Share Purchase Agreement]

Viessmann Group GmbH & Co. KG

By: Thomas Meurer

/s/ Thomas Meurer

Name:	Thomas Meurer

Function:	Authorized Signatory

[Signature Page of Blitz F23-620 GmbH to Share Purchase Agreement]

Blitz F23-620 GmbH

By: Laetitia Aria

/s/ Laetitia Aria

Name:	Laetitia Aria

Function:	Authorized Signatory

[Signature Page of Carrier Global Corporation to Share Purchase Agreement]

Carrier Global Corporation

By: Dr. Timo Engelhardt

/s/ Dr. Timo Engelhardt

Name:	Dr. Timo Engelhardt

Function:	Authorized Signatory

Johann | Warranty Schedule Exhibit 12.1/1 to SPA

Exhibit 12.1/1 – Warranty Schedule

1.	Existence and Authorization of Seller
1.1	The Seller is duly formed and validly existing under German law.
1.2	The execution and performance by Seller of this Agreement are within Seller's corporate powers, do not violate the articles of association or by-laws of Seller and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement will, when executed, constitute valid and binding obligations on Seller in accordance with its terms.
1.3	Assuming compliance with any applicable requirements under merger control laws and foreign investment laws, the execution and performance of this Agreement by Seller require no approval or consent by any governmental authority and do not violate any applicable law or decision by any court or governmental authority binding on Seller.
1.4	There is no lawsuit, investigation or proceeding pending, served (zugestellt), or threatened in writing against Seller before any court, arbitrator or governmental authority which in any manner challenges or seeks to prevent, alter or materially delay the transactions contemplated by this Agreement.
2.	Legal Organization of the Target Companies
2.1	The Company is a European stock company (Societas Europaea) duly formed and validly existing under German law. The Company has a registered share capital of EUR 200,000,000, divided into 200,000,000 shares with no par value.
2.2	Each Target Company other than the Company is a corporation, limited liability company or partnership as indicated in Exhibit (H), duly incorporated or formed and validly existing under the laws of its jurisdiction of incorporation or formation and has all corporate powers to conduct its business as presently conducted. No Target Company has been dissolved (aufgelöst) or wound up and, pursuant to the Agreed Standard, there are no reasons which would justify an administrative cancellation (Amtslöschung) of a Target Company.
2.3	No Target Company holds any equity interest or other material interest in any company or other entity other than the companies set forth in Exhibit (H).
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Johann | Warranty Schedule Exhibit 12.1/1 to SPA
2.4	The Data Room contains true and complete copies of the articles of association, by-laws or partnership agreements of each Material Target Company and each other Target Company in which any third party (other than any entity of the Material Target Companies) holds any share or interest. Pursuant to the Agreed Standard, no material registrations or applications for registration in any commercial register or similar public register are pending with respect to any Material Target Company.
2.5	Except for the DPLTA and any Target Company set forth in Section 2.5 of the Disclosure Schedule (the "Non-Wholly Owned Target Companies"), no Target Company (i) is a party to any domination or profit transfer agreement or other enterprise agreement (Unternehmensvertrag) within the meaning of Sections 291, 292 of the German Stock Corporation Act (AktG), (ii) is a party to any silent partnership agreement or similar arrangement or (iii) is bound by any agreement under the laws of any other jurisdiction, in each case of (i) through (iii) which would permit any third party (other than a Target Company) to control such Target Company or obligate such Target Company to transfer its profits to any such third party or to participate in the revenues or profits of a relevant Target Company.
3.	Shares and Intercompany Financing Receivables
3.1	Seller is the sole and unrestricted legal and beneficial owner of the Sold Shares, free and clear of any pledges and other rights of third parties and no third party has any right or claim to be granted such rights or demand assignment of any Sold Shares.
3.2	The shares in the Target Companies (other than the Company) indirectly owned by Seller are validly issued and legally and beneficially owned as set forth in the group chart of the Target Companies attached as Annex 3.2, free and clear of any pledges, liens or other rights of third parties. Except for rights under statutory laws and except for the Non-Wholly Owned Target Companies, there are no pre-emptive rights, rights of first refusal, subscription rights or other rights of any third party to purchase or acquire any of such shares.
3.3	The payments on the Sold Shares and the sold shares in the Target Companies (other than the Company) that are indirectly owned by Seller were fully made (Leistungen der Einlagen) and have not been repaid or otherwise returned. The Sold Shares and the sold shares in the Target Companies (other than the Company) that are indirectly owned by the Seller are free from any additional payment obligations (Nachschusspflichten).
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Johann | Warranty Schedule Exhibit 12.1/1 to SPA
3.4	Seller represents and warrants that the members of the Remaining Seller's Group set forth in Exhibit 4.1.1 of this Agreement are the sole legal and beneficial owners of the relevant Intercompany Financing Receivables, and that the Intercompany Financing Receivables validly exist, and are free and clear of any rights of third parties, provided that Seller does not represent or warrant the collectability of any Intercompany Financing Receivables or the credit-worthiness of the Target Companies or the absence of any defenses Target Companies may have towards a repayment claim.
4.	Insolvency Proceedings

No bankruptcy, insolvency or similar proceedings are pending, or have been applied for with respect to Seller or any Target Company by the respective management nor, pursuant to the Agreed Standard, by any third party, and neither Seller nor any Target Company is required under the laws of its incorporation to file for bankruptcy or insolvency. Seller has not initiated any restructuring proceedings pursuant to the German Act on the Stabilization and Restructuring Framework for Companies (StaRUG) or similar proceedings under applicable law with respect to any Target Company.

5.	Financial Statements
5.1	The combined financial statements of the Company's group (in the scope set forth therein) as of 31 December 2021 ("CS 2021 Financial Statements"), as attached as Annex 5.1,
(a)	were extracted from the consolidated financial statements of the Seller's group (as set forth therein) as of 31 December 2021, which were prepared in accordance with German GAAP and received an unqualified audit certificate (uneingeschränkter Prüfungsvermerk) ("Seller's Group 2021 Financial Statements"),
(b)	were prepared consistent with the same accounting and measurement principles and policies that were used in the preparation of the Seller's Group 2021 Financial Statements, and
(c)	the amounts of the combined assets, liabilities and results of operations (Finanz-und Ertragslage) of the Company's group (as set forth therein) accounted for in the CS 2021 Financial Statements correspond to the ones accounted for in the Seller's Group 2021 Financial Statements.
5.2	Subject to the basis of preparation and the assumptions made therein and on the basis of the facts actually known by the management at the time of the preparation, the Effective
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Johann | Warranty Schedule Exhibit 12.1/1 to SPA

Date Financial Statements (i.e., balance sheet, P&L, and cash flow statement, but no supplementary notes and account reconciliations)

(a)	were derived from the combined financial statements of the Seller's Group as of the Effective Date, which were prepared using the recognition and valuation rules of German accounting and reporting standards on a consistent basis; and
(b)	reflect the Climate Solutions Business and the Carve-Out Measures, subject to the basis of preparation and the assumptions made therein, as if they had already been implemented as of 1 January 2022.

PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft has issued an unqualified audit opinion (uneingeschränkter Bestätigungsvermerk) in accordance with the German auditing standards IdW PS 480 and 490, stating that the Effective Date Financial Statements have been prepared, in all material respects, in accordance with the basis of preparation set out therein.

5.3	The CS 2021 Financial Statements and the Effective Date Financial Statements each do not materially misstate (based on the facts known by the Company’s management at the time of their preparation (Aufstellung) having applied the diligence of a prudent business person and taking into consideration that the CS 2021 Financial Statements and the Effective Date Financial Statements do not entail supplementary notes and account reconciliations) the assets, liabilities and results of operations (Finanz- und Etragslage) of the relevant Target Company's group (as set forth therein, respectively), in case of the Effective Date Financial Statements, taking into consideration the Carve-Out Measures as if they had been already implemented by 1 January 2022.
6.	Off-Balance Sheet Partnerships

Pursuant to the Agreed Standard, none of the Material Target Companies is a party to, or has any legally binding commitment to become a party to, any material off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between the Company, on the one hand, and any unconsolidated Affiliate on the other hand), including any "off-balance sheet arrangement".

7.	Draft Effective Date Financial Statements

The Draft Effective Date Financial Statements, attached as Exhibit 3.4/1 to this Agreement, have been prepared (i) by the Company's management in good faith based on the facts actually known by the management at the time of the preparation and based on

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Johann | Warranty Schedule Exhibit 12.1/1 to SPA

the books and records of the Seller's Group, and (ii) pursuant to the Agreed Standard, with the diligence of a prudent businessperson.

8.	Real Properties and Environmental Matters
8.1	The Disclosure Schedule contains a true and complete list of all real properties that (i) will be owned by the Material Target Companies on the Closing Date (upon completion of the Carve-Out Measures), or (ii) are, pursuant to the Agreed Standard, leased or occupied by the Material Target Companies and which are in each case of (ii) used for production purposes or are otherwise material for the business of the relevant Material Target Companies (the real properties referred to in (i) and (ii) collectively, "Real Properties"), indicating the nature of the relevant Material Target Company's right to use such Real Property (title or leasehold) and any land registry details of Real Properties owned by the Material Target Companies.
8.2	Pursuant to the Agreed Standard, the Material Target Companies have, in all material respects, complied with the applicable rules and regulations relating to the treatment of any environmental contamination of, or hazardous substances (including asbestos) on, the Real Properties and the buildings and facilities thereon that require any material clean-up, containment, investigation or other material remedial action. Pursuant to the Agreed Standard, there have been no incidents that could result in environmental contamination that requires remedial action pursuant to environmental laws, except where this would not have a Material Adverse Effect. Pursuant to the Agreed Standard, the Material Target Companies are not aware of any environmental contamination that is migrating from a neighbouring site to any Real Property. Pursuant to the Agreed Standard, no Material Target Company has assumed or provided indemnity against any material liability of any other person or entity under or relating to any environmental laws, nor have they been notified of or threatened with any actual or potential claim, demand, action or proceeding for contractual indemnification, remedial action or successor liability by any person or entity with respect to any liability under or relating to any environmental laws.
9.	Title to Assets and Real Properties
9.1	The Real Properties and material machines and other material production equipment owned by the Material Target Companies are free and clear of any liens, pledges, mortgages, charges or other security interests or encumbrances in favor of any third party, except for (i) rights shown in any public register (including the land register), (ii) rights that do not materially impair the relevant Material Target Company's ability to conduct its business as presently conducted, (iii) encumbrances or security rights of third parties
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Johann | Warranty Schedule Exhibit 12.1/1 to SPA

created under applicable law (including pledges and other security rights in favor of tax authorities or other governmental entities), (iv) liens, retention of title rights, pledges or other security rights in favor of landlords, suppliers, mechanics, workmen, carriers and the like, and (v) the liens, pledges, other rights and encumbrances set forth in the Disclosure Schedule, provided that liens, pledges and other rights and encumbrances are deemed set forth in the Disclosure Schedule if they are granted under existing credit and financing agreements and such credit and financing agreements have been Fairly Disclosed to Purchaser prior to the Signing Date.

9.2	The Real Properties and material machines and other material production equipment of the Material Target Companies are in good and serviceable condition (with the exception of normal wear and tear as well as machines and other production equipment for which replacements are reflected in the Business Plan), except where any such violations would not have, individually or in the aggregate, a Material Adverse Effect.
9.3	The Real Properties and material machines and other material production equipment of the Material Target Companies are held in the Material Target Companies' (lawful) possession, except for those leased or made available to a third party under a lease or similar agreement referred to in this Agreement or in the Disclosure Schedule or otherwise Fairly Disclosed. Pursuant to the Agreed Standard, there is no pending or material threatened condemnation or eminent domain proceedings affecting the Real Properties.
10.	Intellectual Property Rights
10.1	In this Agreement "Intellectual Property Rights" means inventions, patents, utility models, trademarks, trade names, domain names, designs, copyrights and use rights for copyrights, rights in software and databases, trade secrets, know-how and any other rights of a similar kind, whether registered or not, including applications for, and rights to apply for, the registration of such rights.
10.2	Pursuant to the Agreed Standard, Section 10.2 of the Disclosure Schedule contains a true and correct list of all registrations, or applications for registrations, of Intellectual Property Rights that are owned by and registered on behalf of any Target Company subject to, as indicated, the completion of the Carve-Out Measures, that are material for the Climate Solutions Business of the Target Companies (taken as a whole), as currently conducted (the "Owned Registered Intellectual Property Rights", and together with the material unregistered Intellectual Property Rights owned by any of the
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Johann | Warranty Schedule Exhibit 12.1/1 to SPA

Target Companies, the "Owned Intellectual Property Rights"), in each case specifying as to each, as applicable: (i) the nature of such Intellectual Property Right, (ii) the registered owner of such Owned Registered Intellectual Property Right and (iii) the jurisdictions in which such Owned Registered Intellectual Property Right has been registered, or in which an application for such issuance or registration has been filed, and the registration or application numbers.

10.3	The Target Companies are the sole owners of the Owned Registered Intellectual Property Rights. The Owned Registered Intellectual Property Rights are free and clear of any pledges or other security rights of any third party or the Remaining Seller's Group. No Target Company has granted an exclusive license with respect to any Owned Intellectual Property Right, subject to the completion of the Carve-Out Measures, to the Remaining Seller's Group, and except as would not have a Material Adverse Effect, no Target Company has granted an exclusive license with respect to any Owned Intellectual Property Right to any third party. Pursuant to the Agreed Standard, except for the trademarks licensed to the Company pursuant to the License Agreement, following implementation of the Carve-Out Measures, no member of the Remaining Seller's Group owns or purports to own any Owned Intellectual Property Right that was solely used in the conduct of the business of the Target Companies as conducted in the last 12-months.
10.4	Except as would not have, individually or in the aggregate, a Material Adverse Effect:
(a)	the Target Companies have paid all registration fees and filed all renewal applications, to the extent necessary to validly maintain the registration, existence and protection of the Owned Registered Intellectual Property Rights;
(b)	none of the Owned Intellectual Property Rights is subject to any outstanding judgment, injunction, order or decree issued against any Target Company;
(c)	to Seller's Knowledge, in the last three years, no third party has infringed, misappropriated or otherwise violated or is infringing, misappropriating or otherwise violating any of the Owned Registered Intellectual Property Rights;
(d)	no opposition, cancellation or revocation proceedings are pending against any Target Company with regard to any Owned Registered Intellectual Property Right. Pursuant to the Agreed Standard, in the last three years, no third party has challenged any Owned Registered Intellectual Property Right in writing towards any Target Company; and
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Johann | Warranty Schedule Exhibit 12.1/1 to SPA
(e)	pursuant to the Agreed Standard, in the last three years, (i) no Target Company has received any written notice that it is infringing, misappropriating or otherwise violating any registered Intellectual Property Right of any third party, and (ii) to Seller's Knowledge none of the Target Companies nor the Climate Solutions Business has infringed, misappropriated or otherwise violated or is infringing, misappropriating or otherwise violating any registered Intellectual Property Rights of any third party in any material respect.
10.5	Pursuant to the Agreed Standard,
(a)	no current or former employees or member of the management of the Remaining Seller's Group or current or former freelancers of the Remaining Seller's Group have retained any ownership rights in respect of the material Owned Registered Intellectual Property Rights;
(b)	in respect of the material patents, patent applications and patentable inventions included in the Owned Registered Intellectual Property Rights and invented by an employee of the Target Companies in accordance with the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz) or any similar laws of any other jurisdiction or any agreement, in each case as applicable, no payment of employee inventor compensation or any similar compensation is due in respect of any such Owned Registered Intellectual Property Rights.
10.6	Pursuant to the Agreed Standard, Section 10.6 of the Disclosure Schedule contains a true and correct list of all agreements regarding Owned Registered Intellectual Property Rights, or in case of licensed-in Intellectual Property Rights regarding registered third party Intellectual Property Rights, including license agreements and co-existence agreements, that are in each case material for the business of the Target Companies (taken as a whole), as currently conducted, between any Target Company and a third party counter-party ("Material IP Agreements"). Pursuant to the Agreed Standard, the Material IP Agreements have neither been terminated by a Target Company nor has any counter-party to them given written notice of termination or expressed any intention to terminate. Pursuant to the Agreed Standard, no Target Company, and to Seller's Knowledge, no counter-party of any of the Material IP Agreements, is in breach or default with any material obligation under the respective Material IP Agreements.
10.7	Pursuant to the Agreed Standard, the Target Companies have taken commercially reasonable steps (e.g. by entering into confidentiality agreements) to protect the confidentiality of the business and trade secrets included in the Intellectual Property
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Johann | Warranty Schedule Exhibit 12.1/1 to SPA

Rights that are material to the business of the Target Companies (collectively the "Company Trade Secrets"). Pursuant to the Agreed Standard, except where this would not have a Material Adverse Effect, no material Company Trade Secrets have been disclosed by any Target Company to any third party other than pursuant to valid and enforceable written agreements restricting the disclosure and use of Company Trade Secrets. Pursuant to the Agreed Standard, except where this would not have a Material Adverse Effect, no such protective steps and no such restrictive agreements have been breached, except as would not have, individually or in the aggregate, a Material Adverse Effect.

10.8	Pursuant to the Agreed Standard, the Target Companies own, with the exception of open source elements, all rights in the One Base platform, ViCare and ViGuide ("Business Software"). Pursuant to the Agreed Standard, with respect to any third party software (including open source software) embedded or otherwise incorporated into any of the Business Software, the relevant license terms do not: (i) require any Target Company to license any of its Business Software for the purpose of making derivative works or (ii) restrict any Target Company in relation to the consideration to be charged for the distribution of any of its Business Software.
10.9	To Seller's Knowledge, except as would not be material to the Target Companies, neither the Target Companies nor any third party has disclosed the source code of any Business Software, and no Target Company is under an obligation to disclose the source code of any Business Software, in each case with the exception of open source elements.
10.10	To Seller's Knowledge, the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated thereby will, subject to the Carve-Out Measures, not alter, encumber, impair or otherwise result in a loss of any of the Target Companies' ownership of any of the Owned Intellectual Property Rights.
11.	Information Technology

Except as would not have, whether individually or in the aggregate, a Material Adverse Effect:

11.1	The material computer systems, telecommunication systems, hardware, software, data bases, data and related services used by any Material Target Company (the "Business IT") are owned by, or otherwise rightfully used by, a Material Target Company. Following the implementation of the
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Johann | Warranty Schedule Exhibit 12.1/1 to SPA

Carve-Out Measures but except for any transitional services agreement contemplated by this Agreement, no Business IT is provided by members of the Remaining Seller's Group.

11.2	The Business IT is in working condition and materially sufficient to satisfy the current Material Target Companies' business requirements (including requirements as to data volumes) and any requirement for the provision of any services under the Transitional Services Agreement to the Climate Solutions Business as recipient. Pursuant to the Agreed Standard, all elements of the Business IT are free from any material defect affecting their functionality.
11.3	In the last three years, there have been no failures of any Business IT, no security breaches affecting any Business IT or any unauthorized disclosures of data and no unauthorized access by any third party or damage caused by computer viruses or similar programs.
11.4	Each Material Target Company,
(a)	has reasonable security measures in place to reasonably protect the Business IT;

and

(b)	has reasonable procedures to back up data and disaster recovery plans.
12.	Data Protection
12.1	Except as would not have, whether individually or in the aggregate, a Material Adverse Effect, in the past three years, the Target Companies have, Pursuant to the Agreed Standard, not suffered a personal data breach that required notification to a data protection authority or to any affected individuals.
12.2	Pursuant to the Agreed Standard, the Material Target Companies have established policies, and carried out all reasonable efforts, to comply in all material respects with the statutory requirements of the "Regulation of the European Parliament and of the European Council on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC" dated 27 April 2016 (European General Data Protection Regulation) and other applicable data protection regulation, including but not limited to the Federal Data Protection Act.
13.	Governmental Permits; Compliance with Laws
13.1	Except as would not have, individually or in the aggregate, a Material Adverse Effect:
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Johann | Warranty Schedule Exhibit 12.1/1 to SPA
(a)	The Material Target Companies have all material governmental permits, licences, authorizations, approvals, certifications, registrations, consents and exemptions required by them in order to operate their businesses, as presently conducted (the "Governmental Permits").
(b)	All Governmental Permits are in full force and effect and no Governmental Permit has been completely or partly cancelled, revoked or adversely modified, nor has any such cancelation, revocation or adverse modification, pursuant to the Agreed Standard, been threatened towards any Target Company in writing by any competent authority.
13.2	Pursuant to the Agreed Standard, the business of the Material Target Companies (including the establishment, operation and administration of each material Benefit Plan and each Pension Plan) is currently conducted, and has been conducted in the last three years in all material respects in accordance with all applicable laws, including environmental, health and safety laws, anti-corruption, anti-money laundering, employment and labor laws, pension laws, anti-trust laws, and industrial laws (Gewerberecht), in each case as in effect, enforced and interpreted, as applicable, in the jurisdictions in which any Material Target Company operates, except where any such violations would not have, whether individually or in the aggregate, a Material Adverse Effect.
13.3	Pursuant to the Agreed Standard, no Material Target Company has in the last three years received any written notice from any court or governmental authority of any proceeding or investigation commenced against such Material Target Company and alleging a failure with any applicable law or Governmental Permit, except where any such violation would not have an impact of EUR 200,000.
13.4	To Seller's Knowledge, in the last three years, no executives or employees of the Material Target Companies have paid, or given, or have offered or promised to pay or give anything of value or have "authorized" any such payment, giving or offer to or for the benefit of any officer or employee of, or any other person acting in an official capacity for any governmental entity or public international organization, any political party or any candidate for political office ("Official") while knowing that all or a portion of such money or value in kind would be paid, given or offered to or for the benefit of any Official, for any of the following purposes:
(a)	influencing any act or decision of such Official in his or its official capacity;
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Johann | Warranty Schedule Exhibit 12.1/1 to SPA
(b)	inducing such Official to do or omit to do any act in violation of the lawful duty of such Official;
(c)	inducing such Official to use his or its influence with any governmental entity, public international organisation or political party to affect or influence any act or decision of such entity, organisation or party; or
(d)	securing any improper advantage;

in all cases in violation of the German Act Against International Corruption (Gesetz zur Bekämpfung internationaler Bestechung), the German EU Anti-Corruption Act (EU-Bestechungsgesetz) or the German Criminal Code (Strafgesetzbuch).

13.5	Except as would not have, whether individually or in the aggregate, a Material Adverse Effect:
(a)	During the last three years, the Target Companies have been and are currently in compliance in all material respects with all applicable economic and trade sanctions and export controls laws and regulations maintained by (i) the U.S. Department of Treasury and U.S. Department of State and (ii) the European Union and its Member States.
(b)	During the last three years, the Target Companies have been and are in material compliance with all applicable import and customs laws and regulations of the United States, the European Union or any of its Member States and, pursuant to the Agreed Standard, of any other jurisdiction.
(c)	Without limiting any of the foregoing, during the last three years, none of the Target Companies nor, to Seller's Knowledge, any of their officers or directors, nor any of their employees nor any other person working on behalf of any of the Target Companies, has engaged in any business or dealings with parties or relating to exports of goods that are the target of (i) OFAC sanctions imposed by the United States or (ii) any sanctions imposed by the European Union and its Member States (including parties in, or export of goods to Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region, and the so-called Donetsk and Luhansk People's Republics; each a "Sanctioned Country") or (ii) an individual, entity, vessel, or aircraft that is designated on, or is owned or controlled by an individual or entity that is designated on, any list of sanctioned parties maintained by the United States or the European Union and its Member States
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Johann | Warranty Schedule Exhibit 12.1/1 to SPA

(any such person a "Sanctioned Person").

(d)	None of the Target Companies nor, to Seller's Knowledge, any of their respective directors, officers, shareholders, employees, agents, or any other person acting on behalf of any Target Company is a Sanctioned Person.
14.	Subsidies

Pursuant to the Agreed Standard, Section 14 of the Disclosure Schedule contains a list, true and complete, of all subsidies, allowances, grants and any other state aid that any Target Company has received, has been granted or applied for during the last seven years from or by any governmental (whether state or local) or supranational authority or entity exceeding individually an amount of EUR 200,000 (each a "Public Subsidy"). Pursuant to the Agreed Standard, each Material Target Company complies with the terms and conditions of any Public Subsidy in all material respects. No Material Target Company has received any written notice from any competent authority alleging that such Material Target Company (i) is required to repay (whether in full or in part) any such Public Subsidy or (ii) has breached material obligations under the terms and conditions of any such Public Subsidy. Pursuant to the Agreed Standard, there have not been any events or circumstances which may lead to such a notice.

15.	Litigation

The Material Target Companies are not (i) pursuant to the Agreed Standard, subject to an investigation or similar regulatory action, or (ii) involved as defendant or plaintiff in any lawsuit or other proceeding before any court, arbitrator, tribunal or governmental authority, in each case of (i) and (ii) that is pending (rechtshängig) or which has otherwise been served (zugestellt) involving a litigation value (Streitwert) (together with all related lawsuits or proceedings) in excess of EUR 500,000 individually (excluding costs and fees) or which seeks non-incidental non-monetary damages that could materially restrict the Material Target Companies' business after Closing, and, pursuant to the Agreed Standard, no such lawsuits or other proceedings have been threatened in writing, or, to Seller's Knowledge, otherwise; provided that the foregoing EUR 500,000 threshold shall not apply to any Intellectual Property Right-related lawsuit or proceeding but instead an amount of EUR 250,000 shall apply.

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Johann | Warranty Schedule Exhibit 12.1/1 to SPA
16.	Product Liability Claims; Product Compliance
16.1	Pursuant to the Agreed Standard, in the last three years, no third party has raised any product liability claim against any Material Target Company alleging a product defect of any product manufactured or sold by the Material Target Companies and involving damages in excess of EUR 500,000 each or cumulatively with other claims relating to the same alleged product defect.
16.2	Pursuant to the Agreed Standard, there have not been any material product recalls or post-sale warnings issued by any Material Target Company or by agents acting on its behalf or by public authorities relating to any product designed, manufactured, sold or distributed by it in the last three years, nor have there been any material internal investigations by any Material Target Company in relation to a decision to such effect.
17.	Material Agreements
17.1	Except for (i) the agreements listed in Section 17.1 of the Disclosure Schedule (together, for the purpose of Section 17.2 of the Disclosure Schedule, with agreements that would be required to be listed in Section 17.1 of the Disclosure Schedule (if not Fairly Disclosed), the "Material Agreements") and (ii) any agreements required to be disclosed pursuant to any other provision of this Agreement, no Material Target Company is bound by any of the following written agreements, except for agreements where all primary contractual obligations (primäre Hauptleistungspflichten) have been fulfilled:
(a)	agreements relating to the acquisition or sale of interests in other companies, businesses or real estate, entered into since 1 January 2021 and providing, in each case, for a consideration of EUR 10,000,000 or more, individually;
(b)	joint venture, partnership or shareholder agreements relating to the conduct of a material part of the business of the Material Target Companies (taken as a whole), as presently conducted;
(c)	material consortium or co-operation agreements with third parties, including research and development agreements;
(d)	sales agent agreements, installer agreements, authorized dealer agreements or similar distribution agreements with an annual consideration of at least EUR 5,000,000 each;
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Johann | Warranty Schedule Exhibit 12.1/1 to SPA
(e)	agreements relating to the Business IT with an annual consideration of at least EUR 500,000 each;
(f)	rental and lease agreements with third parties relating to any Real Property which, individually, provide for annual payments of EUR 1,000,000 (net of VAT and ancillary charges) or more;
(g)	loan agreements, security agreements or guarantee agreements with banks or other financial institutions, bonds (Anleihen) or debentures (Schuldverschreibungen) involving, individually, an outstanding indebtedness of the Company of EUR 2,500,000 or more;
(h)	guarantees, indemnities and suretyships issued by any of the Material Target Companies for any debt of any third party (other than any Target Company) and exceeding an outstanding amount of EUR 2,500,000 or more per item;
(i)	any contract containing any express obligations of a Material Target Company or a member of the Remaining Seller's Group with respect to the Climate Solutions Business (provided such contract is concluded by or is required to be contributed to a Target Company pursuant to the terms of this Agreement) to make future capital expenditures in excess of EUR 1,000,000 each;
(j)	frame or master agreements with the twenty major suppliers and customers of the Target Companies taken as a whole (based on the aggregate sales and spend in the financial year 2022);
(k)	any material hedging, derivatives or similar contract or arrangement other than any currency hedging in the ordinary course of business; and
(l)	agreements that materially restrict the ability of any Material Target Company to compete with, or conduct, any business or line of business of the Climate Solutions Business.
17.2	Except as would not have a Material Adverse Effect:
(a)	To Seller's Knowledge, the Material Agreements are valid and enforceable against the respective other parties.
(b)	None of the Material Agreements has been terminated by any Target Company nor has, pursuant to the Agreed Standard, any counter-party to a Material
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Johann | Warranty Schedule Exhibit 12.1/1 to SPA

Agreement given written notice of termination or expressed any intention to terminate a Material Agreement.

(c)	Pursuant to the Agreed Standard, no Material Target Company and no counter-party to a Material Agreement is in breach or default of any obligation under the respective Material Agreement.
(d)	To Seller's Knowledge, the entering into and consummation of this Agreement will lead neither to a change or termination of any frame or master agreements with any of the ten major suppliers of the Target Companies taken as a whole (based on the aggregate sales in the financial year 2022), or to an early maturity of any obligation thereunder.
18.	Employee and Labor Matters
18.1	Section 18.1 of the Disclosure Schedule contains a true and complete anonymized list of all employees per Target Company including job title, gender, age, commencement of employment and weekly working time, as well as the amounts, conditions and due dates of any entitlements to a material payment or benefit as a direct consequence of the transactions contemplated by this Agreement.
18.2	Section 18.2 of the Disclosure Schedule sets forth, as of 1 April 2023, a true and complete list of all managing directors and management board members of the Target Companies (“Executive Directors” ) and of the key employees of the Material Target Companies as listed in Section 18.2 of the Disclosure Schedule ("Key Employees"). None of the Executive Directors (but only of the Material Target Companies) and the Key Employees has given or received written notice of termination of his or her employment or has entered into or been offered an agreement purporting to terminate employment with the relevant Material Target Company.
18.3	The Data Room contains true and correct copies of all employment or service agreements entered into with any Key Employee.
18.4	Section 18.4 of the Disclosure Schedule contains a true and correct list of written material (i.e., with more than EUR 20,000 gross annually on individual basis) variable remuneration schemes, material benefit plans or programmes (including any bonus, commission, other variable compensation, retention, incentive, equity, severance, redundancy, change-of-control, stock option plan, virtual stock plan, stock appreciation right programme, old-age part-time (Altersteilzeit) programme, or time-value account (Zeitwertguthaben) programme, each a "Benefit Plan")

16

Johann | Warranty Schedule Exhibit 12.1/1 to SPA

applicable at each relevant Material Target Company. Except as would not have a Material Adverse Effect, each Benefit Plan has been established, operated and administered in compliance in all material respects with its terms.
18.5	Section 18.5 of the Disclosure Schedule contains a true and correct list of all employee representative bodies in relation to a Material Target Company.
18.6	The Disclosure Schedule contains a true and correct list of all collective agreements with unions, works councils or similar organizations or bodies of employee representatives to which any of the Material Target Companies is bound or is binding on any of the Material Target Companies by operation of law on the Signing Date (the "Collective Agreements"). The Data Room contains true and complete copies of all Collective Agreements.
18.7	No Material Target Company is bound by any social plan (Sozialplan) or reconciliation of interest agreements (Interessenausgleich).
18.8	Pursuant to the Agreed Standard, no Material Target Company is experiencing (i) any strike or lockout of its employees or (ii) any material dispute with any union, workers' council or other body of employee representatives pending before any court, governmental authority or arbitrator (including any proceedings pending before any conciliation committee (Einigungsstellenverfahren)).
18.9	Pursuant to the Agreed Standard, no Material Target Company has been involved in any procedure or has been addressed with any claim in the past three years with respect to any misclassification of any person as an independent contractor rather than as an employee, as an employee rather than as an independent contractor, or as a non-employee when in fact employed or any employee or contractor leased from or staffed by another employer.
19.	Pensions
19.1	Pursuant to the Agreed Standard, Section 19.1 of the Disclosure Schedule sets forth a true and correct list of, and certain material details in relation to, each arrangement (including a plan, contract, or promise) for the provision of pension, lump sum, gratuity, retirement indemnity, or other like benefit given or to be given on or after retirement (including early retirement) or death (including death allowances (Sterbegeld)) or in connection with the illness, injury or disability of, a person on or after retirement (including early retirement), whether funded or unfunded) but excluding any mandatory statutory pension arrangement or any arrangements that are, completely or partly, funded by employees via deferred compensation (Entgeltumwandlung), in respect of which any Material Target Company has any liability (whether actual or contingent) as at the Signing Date (each
17

Johann | Warranty Schedule Exhibit 12.1/1 to SPA

such arrangement a "Pension Plan"). Pursuant to the Agreed Standard, all benefits due and payable by each Material Target Company in respect of each Pension Plan have been paid in all material respects and all contributions, levies and insurance premiums due and payable by each Material Target Company in respect of each Pension Plan have been paid in all material respects (including to any pension protection fund or Pensions-Sicherungs-Verein Versicherungsverein auf Gegenseitigkeit (PSVaG), as applicable. Pursuant to the Agreed Standard, no third-party pension provider with respect to a Material Target Company has demanded in writing extraordinary contributions, levies or insurance premiums.

19.2	The Seller has disclosed to the Purchaser all material details in relation to each Pension Plan of a Target Company in Germany, France, Italy, Poland, Hungary, China, Turkey, the United Kingdom and the United States of America in the Data Room. Pursuant to the Agreed Standard, and except as would not have a Material Adverse Effect, each Pension Plan has been established, operated and administered in all material respects in compliance with its contractual terms.
19.3	The Target Companies' Pension Plans in the United Kingdom provide only money purchase benefits (as defined in section 181(1) of the Pension Schemes Act 1993).
19.4	Pursuant to the Agreed Standard, no present or former employee or director of any Target Company in the United Kingdom, whose employment transferred to the Target Companies by virtue of a transfer of an undertaking, has any right to materially enhanced early retirement or redundancy benefits by virtue of having had such rights in connection with their employment prior to such transfer.
19.5	None of the Target Companies or any of their respective ERISA Affiliates contributes to or has in the past six years maintained, sponsored, contributed to, or had any obligation to maintain, sponsor or contribute to, or had any liability or obligation in respect of, (i) any "defined benefit plan" (as defined in Section 3(35) of the US Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, or any plan subject to Section 412 of the IRC or Section 302 of ERISA, (ii) any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA), (iii) any "multiple employer plan" (within the meaning of Section 413(b) or 413(c) of the IRC) or (iv) any "nonqualified deferred compensation plan" (within the meaning of Section 409A of the IRC). For purposes of this Section 19.5 of the Disclosure Schedule, "ERISA Affiliate" means any trade or business, whether or not incorporated, that together with the Target Companies would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA or that is a member of the
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Johann | Warranty Schedule Exhibit 12.1/1 to SPA

same "controlled group" as the Company or any of its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.

20.	Taxes
20.1	Pursuant to the Agreed Standard, all material Tax Returns required to be filed with any Tax Authority by or on behalf of any Target Company set forth in Annex 1 to Section 20 of the Disclosure Schedule ("Tax Relevant Target Companies") have been duly and timely filed (taking into account any Tax extensions granted by a competent Tax Authority) in accordance with mandatory Tax law.
20.2	Pursuant to the Agreed Standard, all Tax Relevant Target Companies have timely paid or otherwise settled all material amounts of Taxes required to be paid pursuant to a Tax assessment notice (including a self-assessment).
20.3	Pursuant to the Agreed Standard, (i) no Tax Relevant Target Company is involved in any extraordinary Tax audit and no Tax dispute or other Tax investigation is pending in respect of any such Tax Relevant Target Company, and (ii) no Tax Relevant Target Company has been notified in writing by any Tax Authority of such Tax Authority’s intention to commence any such Tax investigation.
20.4	Pursuant to the Agreed Standard, all Tax Relevant Target Companies have properly maintained, as required by applicable law, their books and records, certificates or other material information relating to Taxes, and any transfer pricing documentation required to be prepared by any such Tax Relevant Target Company has been prepared diligently and in a timely manner.
20.5	Pursuant to the Agreed Standard, no Tax Relevant Target Company has received any Tax ruling or entered into any binding agreement with any Tax Authority which are still relevant to the respective Tax Relevant Target Company after the Effective Date.
20.6	Pursuant to the Agreed Standard, there are no liens, encumbrances or security rights for material amounts of Taxes upon any of the assets of any of the Tax Relevant Target Companies, other than with respect to Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with applicable GAAP.
20.7	Pursuant to the Agreed Standard, no Tax Relevant Target Company has made or claimed any extraordinary write-downs of any asset which were not Tax-effectively reversed by
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Johann | Warranty Schedule Exhibit 12.1/1 to SPA

the Effective Date, or formed Tax-free reserves (e.g. pursuant to Section 6b of the German Income Tax Act) which were not dissolved by the Effective Date.

20.8	Pursuant to the Agreed Standard, the Tax Relevant Target Companies have disclosed any transaction which has been reportable under the Council Directive (EU) 2018/822 of 25 May 2018 amending Directive 2011/16/EU as regards mandatory automatic exchange of information in the field of taxation in relation to reportable cross-border arrangements ("DAC6") and/or the corresponding applicable law implementing DAC6.
20.9	Pursuant to the Agreed Standard, Viessmann Manufacturing (U.S.) Inc. has not filed an entity classification election with the United States Internal Revenue Service on IRS Form 8832.
21.	Insurance Coverage
21.1	The Disclosure Schedule contains a true and complete list of all material insurance policies relating to the assets, business or operations of the Material Target Companies. Pursuant to the Agreed Standard, (i) all premiums have duly been paid when due, to the extent required to maintain the insurance coverage under such policies, and (ii) there are no material claims by any Material Target Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the insurer. Pursuant to the Agreed Standard, no material insurable damages have occurred or have been notified in writing to the Material Target Companies since the Effective Date.
22.	Finders' Fees

No Target Company has any obligation or liability to pay any fee or commission to any broker, finder or agent with respect to this Agreement or the consummation of the transactions contemplated hereby.

23.	No Undisclosed Liabilities

Pursuant to the Agreed Standard, except as Fairly Disclosed, none of the Material Target Companies has any material liability or obligation, whether or not accrued, contingent or otherwise, other than those (i) reflected in, reserved against or otherwise described in the Effective Date Financial Statements, (ii) incurred in the ordinary course of business consistent with past practice after the Effective Date or at arm's length terms, (iii) incurred in connection with the transactions contemplated by this Agreement or (iv) that would not have individually a Material Adverse Effect.

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Johann | Warranty Schedule Exhibit 12.1/1 to SPA
24.	Conduct of Business since Effective Date

To Seller's Knowledge, in the period between the Effective Date and the Signing Date, the business of the Material Target Companies has been operated in the ordinary course of business consistent with past practice in all material respects, and no Material Target Company has taken any action set forth in Section 18.1, except for the transactions contemplated by or any matters disclosed in this Agreement. Since the Effective Date, pursuant to the Agreed Standard, there has not occurred any Seller Business MAC.

25.	Information Related to Merger Control and Foreign Investment Control

Pursuant to the Agreed Standard, the factual information (financial and otherwise, but excluding any legal analysis thereof) supplied by Seller in connection with this Agreement for the purpose of any merger control and foreign investment control assessment or filing in connection with the transaction contemplated by this Agreement is, in all material respects, true and correct in each case as of the date as of which such information has been disclosed to Purchaser.

26.	Intra-Group Financing Agreements

Exhibit 4.1.1 of this Agreement contains a true and correct list of all Intra-Group Financing Agreements, and the Data Room contains true and correct copies of the written Intra-Group Financing Agreements.

27.	Target Companies Guarantees

The Target Companies Guarantees are set forth on Exhibit 8.1.1 of this Agreement, and the Data Room contains true and correct copies of all material Target Companies Guarantees.

28.	Remaining Seller's Group Guarantees

The Remaining Seller's Group Guarantees are set forth on Exhibit 8.2.1 of this Agreement, and the Data Room contains true and correct copies of all Remaining Seller's Group Guarantees.

29.	Intra-Group Agreements

Unless this would not have a Material Adverse Effect, and pursuant to the Agreed Standard, the Data Room contains true and correct copies of all written material agreements between any members of the Remaining Seller’s Group, on the one hand, and any of the Target Companies, on the other hand.

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Johann | Purchaser and Parent Warranties

Exhibit 13 to SPA

Exhibit 13

Purchaser and Parent Warranties

Johann | Purchaser and Parent Warranties Exhibit 13 to SPA
1.	Existence and Authorization of Purchaser
1.1	Purchaser is a limited liability company (GmbH), duly incorporated / formed, validly existing under the laws of Germany and has all corporate powers required to carry on its business as presently conducted.
1.2	Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, US, and has all corporate powers required to carry on its business as presently conducted.
1.3	The execution and performance by Purchaser and Parent of this Agreement are within Purchaser's and Parent's corporate powers, do not violate the articles of association or by-laws of Purchaser and Parent and have been duly authorized by all necessary corporate actions on the part of Purchaser and Parent. No vote of the holders of Parent's capital stock is necessary in connection with the consummation of the transactions contemplated by this Agreement.
1.4	Assuming compliance with any applicable requirements under merger control laws as set forth in Section 9.1.1 and under foreign direct investment laws as set forth in Section 9.1.2, the execution and performance of this Agreement by Purchaser and Parent require no approval or consent by any governmental body, authority or official and do not violate any applicable law or decision by any court or governmental authority binding on Purchaser or Parent.
1.5	As of the Signing Date, there is no lawsuit, investigation or proceeding pending, or to Purchaser's or Parent's knowledge threatened in writing, against Purchaser or Parent before any court, arbitrator or governmental authority which in any manner challenges or seeks to prevent, alter or materially delay the transactions contemplated by this Agreement.
2.	Insolvency Proceedings

No bankruptcy, insolvency or similar proceedings are pending or have, to Purchaser's or Parent's knowledge, been applied for with respect to Purchaser or Parent, and neither Purchaser nor Parent is required under the laws of its incorporation to file for bankruptcy, insolvency or similar proceedings.

3.	Financial Capability
3.1	Parent has entered into sufficient Financing Commitments to put Purchaser into a position to satisfy Purchaser's payment obligations under this Agreement.

Johann | Purchaser and Parent Warranties Exhibit 13 to SPA
3.2	The Financing Commitments attached to the SPA as Exhibit 19.1.1 are true and complete copies of the Financing Commitments.
3.3	Except as otherwise permitted under Section 19.1.2 of this Agreement, the Financing Commitments are in full force and effect in accordance with their terms.
4.	Financial Statements

The consolidated financial statements of Parent's group as of 31 December 2022 (as audited by PricewaterhouseCoopers LLP), attached hereto for information purposes only as Annex 4 and delivered to Seller prior to the Signing Date and filed with the SEC, have been prepared in accordance with US GAAP, applied on a consistent basis (unless otherwise disclosed in the notes to the relevant financial statements), and fairly present in all material respects, in accordance with such principles (based on the facts known by the Parent's management at the time of their preparation) the consolidated assets, financial condition and results of operations of Parent's group as of, and with respect to the financial year ending on 31 December 2022.

5.	Parent Shares

The Parent Shares to be delivered to Seller as Share Consideration will be newly issued, fully paid-up and non-assessable shares in Parent. Seller will become the first and sole and unrestricted owner of such Parent Shares, and such Parent Shares will, on the Closing Date, be delivered free and clear of any pledges and other rights of third parties.

6.	Litigation

To Purchaser's or Parent's knowledge, no lawsuit or other proceeding is pending, or has been threatened in writing, against Parent or any of its Affiliates (as defendant) before any state court, arbitrator or governmental authority that, individually or in the aggregate, would reasonably be expected to prevent, materially impede or materially delay the consummation by Parent of the transactions contemplated by this Agreement.

7.	Compliance with Laws
7.1	Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business of Parent and the other members of Parent’s group, taken as a whole, to Purchaser's or Parent's knowledge, the businesses of Parent or its Affiliates are currently conducted, and have been conducted in the twelve month period prior to the Signing Date, in accordance with all applicable laws, in each case as in

Johann | Purchaser and Parent Warranties Exhibit 13 to SPA

effect, enforced and interpreted on the Signing Date in the jurisdictions in which the Parent or its Affiliates are active.

7.2	Parent has timely filed with or furnished to the U.S. SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the U.S. SEC by the Company since March 13, 2021. No subsidiary of the Parent is required to file any report, schedule, form, statement, prospectus, registration statement or other document with the U.S. SEC. As of its filing date, each report, schedule, form, statement, prospectus, registration statement and other document filed with or furnished to the U.S. SEC by the Parent since March 13, 2021 (together with any exhibits and schedules thereto and other information incorporated therein) filed prior to the date of this Agreement (i) complied, and each such document filed subsequent to the date of this Agreement will comply, in all material respects with the applicable requirements of the New York Stock Exchange, the U.S. Securities Act of 1933, as amended, the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the U.S. Sarbanes-Oxley Act of 2002, as amended, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by Parent with the U.S. SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act, but only to the extent that such information that was filed or furnished complied with the requirements of Regulation FD and applicable securities laws.
7.3	As of the Signing Date, neither Parent nor any of its Affiliates has received any written notice from any court or governmental authority of any proceeding or investigation commenced against either of them and alleging a failure with any applicable law or SEC filing requirement.
8.	Experience; Purchase for Investment
8.1	Each of Purchaser and Parent (either alone or together with their advisors) have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks, and bearing the economic risks, of the execution and performance of this Agreement, and the investment in the Sold Shares and the Target Companies.
8.2	Purchaser is acquiring the Sold Shares for investment for its own account and not with a view to the resale or distribution thereof. Purchaser has not entered, and has no intention

Johann | Purchaser and Parent Warranties Exhibit 13 to SPA

to enter, into any agreement or arrangement with any third party to sell or transfer, or grant any participation in, the Sold Shares or any business of the Target Companies.

9.	Information Related to Merger Control and Foreign Investment Control

To Purchaser’s or Parent’s knowledge, the information (financial and otherwise) supplied by Purchaser in connection with this Agreement for the purpose of any merger control and foreign investment control assessment or filing in connection with the transactions contemplated by this Agreement is true and correct in all material respects as of the date as of which such information has been disclosed to Seller.

Johann | Tax Schedule

Exhibit 14 to SPA

Exhibit 14

TAX SCHEDULE

Johann | Tax Schedule Exhibit 14 to SPA

Exhibit 14 – Tax Schedule

1.	Tax Definitions
1.1	"Tax" shall mean (i) (x) with respect to Germany, any tax and ancillary charge (Steuer und steuerliche Nebenleistung) within the meaning of Section 3 German Tax Code (Abgabenordnung) and (y) with respect to any jurisdictions other than Germany any federal, state, county or local taxes, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, real and personal property, capital stock, business and occupation, employment, payroll, license or stamp taxes, imposed by any governmental authority, (ii) any customs and excise duties, (iii) any social security contributions, (iv) any obligation to repay any unlawful state aid if a certain reduction or other benefit attributable to any item within the meaning of (i) through (iii) is classified as unlawful state aid (irrespective of whether claimed by tax assessment notice or other administrative act), (v) any interest, fines, profit disgorgements, confiscation amounts, penalties and additions attributable to any item within the meaning of (i) through (iv) (for the avoidance of doubt, even if assessed or accrued after the Effective Date), (vi) any amount within the meaning of (i) through (v) that is levied by way of withholding or on the basis of a secondary liability, and (vii) any liability for payments under a tax indemnity of a share purchase agreement or comparable agreement relating to an M&A transaction to compensate a third party for any of the items listed under (i) through (vi). The term "Tax" shall not include (i) deferred tax assets or liabilities (latente Steuern) under IFRS or any other applicable accounting rules and (ii) notional tax losses (e.g., decrease of loss carry-forwards or depreciation volume).
1.2	"Tax Authority" shall mean any competent governmental authority in charge of imposing any Tax or responsible for the administration and/or collection of Taxes or the enforcement of any law in relation to Taxes.
1.3	"Tax Benefit" shall mean any Tax saving (i.e., any cash tax refund, reduction of any cash tax payment or increase of any tax losses or tax credit), irrespective of whether the Tax saving relates to the same type of Tax, e.g., due to the lengthening of any amortization or depreciation periods or higher depreciation allowances (Phasenverschiebung), a shift of any item relevant for Tax purposes, e.g., turnover, income, expenses, deductible input VAT, to another period, or the deductibility of certain Taxes or non-recoverable input VAT for income Tax purposes, or a corresponding transfer pricing adjustment.

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Johann | Tax Schedule Exhibit 14 to SPA
1.4	"Tax Refund" shall mean any repayment of a Tax or of an amount in respect of any Tax (including any Steuervergütungsansprüche) received by way of cash-payment, credit, setoff, deduction or otherwise.
1.5	"Tax Return" means any return, declaration, report, application for refund, notice or form relating to any Tax, including any schedule or attachment thereto or amendment thereof.
2.	Tax Payment Claim

Subject to the completion of the Closing, Seller shall pay to Purchaser an amount equal to any Taxes which are imposed on and payable by (i) any Target Company and (w) are assessed in respect of any Tax assessment period (or portion thereof) ending on or prior to the Effective Date (any such period herein "Seller's Period"), (x) in case of Taxes that are not assessed on an on-going basis in respect of Tax assessment periods (nicht zeitraumbezogen festgesetzte Steuer) but on account of a specific taxable event (e.g., real estate Transfer Tax), arise on account of a taxable event which occurred prior to or on the Effective Date (any such event in relation to such Taxes herein "Seller's Period Event"), (y) relate to a period which is not a Seller’s Period and are based on a secondary liability, e.g., pursuant to Section 73 German General Tax Code (Abgabenordnung), arising in connection with a Tax group with the Seller or any company of the Remaining Seller's Group other than to the extent a Target Company would have been primarily liable for such amounts if no such Tax group had existed because the underlying taxable income, revenue or turnover resulted from any Target Company's own business, or (z) are the direct result of any of the Carve-Out Measures, or (ii) Purchaser or any member of Purchaser's Group and are based on a secondary liability for any Tax within the meaning of (i) above which is primarily owed by any Target Company, in each case (i) and (ii),

if and to the extent:

2.1	the relevant Tax has neither been paid nor otherwise settled prior to or on the Effective Date;
2.2	the aggregate amount of the relevant Taxes, taking into account any exclusions of and limitations on the Tax Payment Claim pursuant to Sections 2.1, 2.3 and Section 3 of this Tax Schedule exceeds the aggregate amount of all liabilities (Verbindlichkeiten) and provisions (Rückstellungen) for Taxes which have been taken into account as Indebtedness or in the calculation of Cash or the Working Capital, irrespective of whether such liabilities and provisions are identified or described as Tax liabilities or

4
Johann | Tax Schedule Exhibit 14 to SPA

Tax provisions, such that Seller's liability is limited to the excess of the amount of the aggregate amount of the relevant Taxes over the aggregate amount of all of such liabilities and provisions for Taxes. Any such liabilities and provisions which are neither identified nor described as Tax liabilities or Tax provisions shall, for the purposes of this Section 2.2, be taken into account only insofar as Seller is able to demonstrate that they include Taxes and the amount of such Taxes; and

2.3

the relevant Tax or the facts and circumstances from which such Tax results do not give rise to a Tax Benefit of the Purchaser, any Target Company or any of their respective Affiliates. The relevant Tax Benefit shall be taken into account (i) in its full nominal amount if and to the extent it has arisen in periods prior to the day on which the potential tax payment claim would become due, and (ii) in the amount of its net present value if and to the extent it arises in periods after such date. The net present value shall be calculated on a purely abstract lump-sum basis (i) by applying the Tax rates applicable (or reasonably expected to be applicable) to the relevant Target Company in the year to which the relevant Tax Benefit is allocable, (ii) by ignoring the actual Tax situation of the relevant Target Company, in particular, all other Tax attributes of the relevant Target Company or any other Target Company, (iii) in the event that a Tax Benefit relates to Taxes on income, by assuming that the relevant entity is profitable and not part of a Tax group, and (iv) by applying a discount rate of five percent (5%) p.a. over the anticipated period (to be determined on the basis of administrative guidelines, if available) to which the Tax Benefit is allocable;

(collectively herein "Tax Payment Claim").

3.	Exclusion of Seller's Liability

Seller shall not be liable for and Purchaser shall not be entitled to bring any Tax Payment Claim if and to the extent:

3.1	the relevant Tax could have been avoided by offsetting Tax losses, if and to the extent such losses have originated from any Tax assessment period or portion thereof ending prior to, or on, the Effective Date and such Tax losses (i) were actually utilized in any Tax assessment period or portion thereof beginning after the Effective Date, or (ii) could have actually been carried back to a Seller's Period under applicable Tax law by exercising an election right but have not been carried back due to the relevant Target Company's decision not to exercise such an election right, other than with respect to any such Tax losses that have been taken into account as Cash or in the calculation of Indebtedness or the Working Capital, irrespective of whether they are identified or described as Tax losses;

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Johann | Tax Schedule Exhibit 14 to SPA
3.2	the amount of the relevant Tax has or, if reasonable efforts had been applied, could have been recovered from a third party or under an insurance policy. This Section 3.2 shall not apply if and to the extent (i) the amount of the relevant Tax has, despite reasonable efforts having been applied, not been recovered within six months after payment was requested from the relevant third party or insurer for the first time, and (ii) the relevant claim has been validly assigned to Seller. Further this Section 3.2 shall not apply to claims against employees of any Target Company if and to the extent it can be reasonably assumed that (y) on the basis of past practice, such claim would not have been raised and enforced prior to the Closing Date for sound business reasons or (z) such claim against the employee does not have a material face value;
3.3	the relevant Tax results from or is increased by (i) any change in the accounting and taxation principles or practices of the Target Companies (including methods of submitting Tax Returns) introduced after the Closing, except where such change is (x) made in order to comply with mandatory legal requirements or (y) made with Seller's explicit written consent, or (ii) any transaction or action (including the change in the exercise of any Tax election right, the termination of any Tax consolidation scheme, the approval or implementation of any reorganization measure or the sale of any asset) taken by Purchaser, any of its Affiliates or any of the Target Companies after the Closing, except where such transaction or action is (x) required to comply with mandatory law or (y) made with Seller's explicit written consent; provided that this Section 3.3 (i) shall only apply to the extent that such change, transaction or action has, by operation of applicable Tax laws (which will not include a decision by a Tax authority to audit a Seller Period because of a position taken on or the filing of a Tax Return of any Target Company with respect to a Tax assessment period (or portion thereof) beginning after the Effective Date), an effect on a Seller's Period, Seller's Period Event or the relevant Tax and (ii) for the avoidance of doubt, shall not apply to any action taken with respect to any transfer pricing documentation, policies or procedures of any Target Company which by operation of law take effect solely for any periods after the Effective Date (excluding such actions that relate to any Carve-Out Measure);
3.4	the relevant Tax results from or is increased by the Tax accounting treatment of any asset or liability which is transferred in the course of the Carve-Out Measures to any Target Company, including the receipt of a negative purchase price or a funding of any liability, a step-down of assets or a step-down of liabilities, e.g., pursuant to Section 5 (7) German Income Tax Act (EStG);
3.5	the relevant Tax results from or is increased by the passing of, or any change in, any law, statute, ordinance, rule, regulation or in the published practice of any Tax Authority, taking effect or occurring after the Signing Date or, with respect to Taxes

6
Johann | Tax Schedule Exhibit 14 to SPA

that directly result of any of the Carve-Out Measures, the relevant point in time at which the Carve-Out Measure is effected;

3.6	the relevant Tax results from or is increased by the cessation of or any major change in, in each case, after the Closing Date, the trade or business carried on by any Target Company as at the Closing Date; provided that this Section 3.6 shall only apply to the extent that such cessation or major change has, by operation of applicable Tax laws (which will not include a decision by a Tax authority to audit a Seller Period because of a position taken on or the filing of a Tax Return of any Target Company with respect to a Tax assessment period (or portion thereof) beginning after the Effective Date, an effect on a Seller's Period, Seller's Period Event or the relevant Tax;
3.7	Purchaser has failed to comply with any of its obligations pursuant to this Tax Schedule, unless and to the extent Seller's ability to avoid or mitigate the relevant Tax was not materially prejudiced by such non-compliance; or
3.8	the relevant Tax is to be borne by Purchaser pursuant to Section 6.6 of this Agreement (VAT Clause), Section 18.11 of this Agreement (Minority Interest in Real Estate Partnerships) or Section 33.1 of this Agreement (Fees and Transfer Taxes).
4.	Payment of Tax Payment Claim
4.1	Purchaser may raise a Tax Payment Claim by delivering to Seller a written claim notice which specifies the amount of the Tax Payment Claim and includes a copy of the relevant Tax assessment as well as related documents to the extent reasonably required to understand and evaluate the claim and potential exclusions or limitations (herein "Tax Claim Notice").
4.2	Any Tax Payment Claim shall become due (fällig) and payable (zahlbar) twenty (20) Business Days following receipt by Seller of the Tax Claim Notice, provided, however, that Seller shall not be obliged to make any payment more than four (4) Business Days before such Taxes are due for payment. In the event that the assessment of any Taxes by a competent Tax Authority, which would allow Purchaser to raise a Tax Payment Claim, is contested and (i) if and to the extent and as long as the competent Tax Authority has granted relief from paying the assessed Taxes, payment of such Taxes to the competent Tax Authority shall not be considered due (fällig) and payable (zahlbar), or (ii) if and to the extent the competent Tax Authority has not granted relief from paying the assessed Taxes, Seller shall make an advance indemnification payment to Purchaser in accordance with this Section 4 of this Tax Schedule (herein "Advance Tax Payment"). Upon a final and non-appealable determination with respect to such Taxes being rendered by the competent Tax Authority or a court of competent jurisdiction,

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(a)	if the final amount of the Tax Payment Claim is lower than the amount of the Advance Tax Payment, the balance of the amount of the Advance Tax Payment, including all interest actually received thereon, and the final amount of the Tax Payment Claim shall be reimbursed by Purchaser to Seller within ten (10) Business Days after receipt of such balance amount by Purchaser or the relevant Target Company from the Tax Authority by way of cash-payment, credit, setoff or deduction; or
(b)	if the final amount of the Tax Payment Claim is higher than the amount of the Advance Tax Payment, the balance of the final amount of the Tax Payment Claim and the amount of the Advance Tax Payment shall be paid by Seller to Purchaser in accordance with this Section 4 of this Tax Schedule.
5.	Reverse Tax Payment Claim
5.1	Subject to the completion of the Closing, Purchaser shall pay to Seller an amount equal to any Tax which is imposed on and payable by Seller, any of its partners or any company of the Remaining Seller's Group, if and to the extent such Tax (i) results from (x) any transaction or action carried out, effected or made by Purchaser or any Target Company or any of their respective Affiliates after the Closing; provided, that this limb (x) shall not apply to any action taken with respect to any transfer pricing documentation, policies or procedures of any Target Company which by operation of law take effect solely for any periods after the Effective Date (excluding any such actions that relate to any Carve-Out Measure); or (y) any non-compliance by Purchaser with any of its obligations set forth in Section 11 of this Tax Schedule or Section 5 of this Agreement, unless in each case of (x) and (y), such action is (a) required by mandatory law or (b) made only for periods beginning after the Effective Date and in order to comply with transfer pricing guidelines published by any competent Tax Authority (excluding any such actions that relate to any Carve-Out Measure) or (c) taken with Seller's written consent, or (ii) relates to (x) any Tax assessment period (or portion thereof) which is not a Seller's Period or any taxable event which is not a Seller's Period Event, and (y) the income, revenue, turnover or similar Tax base of any of the Target Companies.

If and to the extent that any circumstance described in (i) or (ii) in the preceding sentence does not result in a Tax payable by Seller, any of its partners or any company of the Remaining Seller's Group but in a reduction of a Tax loss or Tax loss-carry forward attributable to any of them, Purchaser shall pay to Seller, its partners or such company of the Remaining Seller's Group an amount equal to the net present value (Barwert) of the amount by which the Tax loss carry forward was reduced, such net present value to

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be calculated in accordance with the principles for the calculation a Tax Benefit set forth in Section 2.3.

5.2	Sections 2.3, 3.2, 3.3 and 3.7 of this Tax Schedule shall apply mutatis mutandis to this Section 5 of this Tax Schedule.
5.3	Any reverse Tax payment claim pursuant to this Section 5 of this Tax Schedule shall become due (fällig) and payable (zahlbar) twenty (20) Business Days following written notice by Seller. Such notice shall include a copy of the relevant Tax assessment of the competent Tax Authority as well as related documents to the extent reasonably required to understand and evaluate the claim and potential exclusions or limitations and state the amount of Taxes payable, or the reduction of tax loss carry forwards, as the case may be. Section 4 of this Tax Schedule shall apply mutatis mutandis.
6.	Reversal of Tax Benefits
6.1	Subject to the completion of the Closing, Purchaser shall pay to Seller an amount equal to any Tax Benefit, as calculated in accordance with the principles set forth in Section 2.3 of this Tax Schedule, to which any Target Company, Purchaser or any of Purchaser's Affiliates is entitled to in any period after the Effective Date if and to the extent that such Tax Benefit arises from the same facts and circumstances which, pursuant to an assessment issued by the competent Tax Authority after the Effective Date which deviates from the relevant Tax return or a previous Tax assessment for a Seller's Period or a Seller's Period Event, have increased the taxable profit or income of any member of the Remaining Seller's Group or any partner of Seller. This Section 6.1 shall not apply to any Tax Benefit that arises as a direct or indirect result from (i) the Carve-Out Measures or (ii) the sale of the Sold Shares pursuant to this Agreement including the Tax Benefit from a step up within the meaning of Section 23 para. 2 of the German Reorganisation Tax Act (UmwStG) in respect of the contribution of the Climate Solutions Business to the Target Company with tax effect as of 31 December 2019.
6.2	Subject to the completion of the Closing, Seller shall pay to Purchaser an amount equal to any Tax disadvantage, as calculated in accordance with the principles set forth in Section 2.3 of this Tax Schedule, suffered by any Target Company, Purchaser or any member of Purchaser’s Group in any period after the Effective Date if and to the extent that such Tax disadvantage arises from the same facts and circumstances which, pursuant to an assessment issued by the competent Tax Authority after the Effective Date which deviates from the relevant Tax return or a previous Tax assessment for a Seller's Period or Seller's Period Event, have reduced the taxable profit or income of any member of the Remaining Seller's Group or any partner of Seller.

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6.3	Purchaser shall, and shall procure (steht dafür ein) that the Target Companies or Purchaser's Affiliates shall notify Seller in writing of any Tax Benefit within the meaning of Section 6.1 of this Tax Schedule or any Tax disadvantage within the meaning of Section 6.2 of this Tax Schedule without undue delay (unverzüglich) if and once they become entitled to such Tax Benefit or suffer such Tax disadvantage.
6.4	Seller shall, and shall procure (steht dafür ein) that the applicable member of the Remaining Seller’s Group shall notify Purchaser in writing of any increase of the taxable profit or income of any company of the Remaining Seller's Group within the meaning of Section 6.1 of this Tax Schedule or any reduction of the taxable profit or income of any company of the Remaining Seller's Group within the meaning of Section 6.2 of this Tax Schedule without undue delay (unverzüglich) if and once such increase or reduction is assessed by the Tax Authorities.
6.5	Any amount payable pursuant to this Section 6 shall be due (fällig) and payable (zahlbar) within twenty (20) Business Days after the relevant Tax Benefit or Tax disadvantage or increase of taxable profit or income or reduction of taxable profit or income is notified.
7.	Tax Refunds
7.1	Subject to the completion of the Closing, Purchaser shall pay to Seller an amount equal to any Tax Refund, together with any interest received thereon, which is received by Purchaser, any of its Affiliates or any of the Target Companies, if and to the extent the refunded Tax was imposed on and paid by any Target Company and relates to any Seller's Period or any Seller's Period Event, in each case reduced (i) by the amount of any Taxes imposed on or payable by any of the Target Companies, the Purchaser and any Affiliate of Purchaser on such Tax Refund as a result of the receipt thereof and (ii) by the net present value of any Tax disadvantage suffered by any of the Target Companies, the Purchaser and any Affiliate of Purchaser as a result of the Tax Refund or any facts and circumstances which led to such Tax Refund (Section 2.3 shall apply accordingly as regards the determination of the net present value of the Tax disadvantage). Purchaser shall not be liable for any payment claim pursuant to this Section 7.1 of this Tax Schedule if and to the extent the aggregate amount of all Tax Refunds does not exceed the aggregate amount of all receivables or assets for Taxes which have been taken into account as Cash, or in the calculation of Indebtedness or the Working Capital, irrespective of whether such receivables or assets are identified or described as Tax receivables or Tax assets, meaning that Purchaser's liability is limited to the excess of the aggregate amount of the relevant Tax Refunds over the aggregate amount of all such receivables and assets.

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7.2	Purchaser shall notify Seller in writing and without undue delay (unverzüglich) of any relevant decision by the Tax Authority resulting in a Tax Refund and of any Tax Refund it or its Affiliate receives, in each case if such Tax Refund is subject to Section 7.1 of this Tax Schedule. Any amount payable pursuant to Section 7.1 of this Tax Schedule shall be due (fällig) and payable (zahlbar) within thirty (30) Business Days after the relevant Tax Refund shall have been received.
8.	Overstated Tax Liability and Overstated Tax Receivable
8.1	Subject to the completion of the Closing, Purchaser shall pay to Seller an amount equal to all liabilities (Verbindlichkeiten) and provisions (Rückstellungen) for Taxes which have been taken into account as Indebtedness or in the calculation of Cash or the Working Capital, irrespective of whether such liabilities and provisions are identified or described as Tax liabilities or Tax provisions, if and to the extent any such liability or provision can be dissolved as overstated after the Effective Date pursuant to German GAAP without being dissolved due to the settlement of Tax liabilities of the Seller's Period or any Seller's Period Event following the Effective Date (herein "Overstated Tax Liability"). Any such liabilities and provisions which are neither identified nor described as Tax liabilities or Tax provisions shall, for the purposes of this Section 8.1, be taken into account only insofar as Seller is able to demonstrate that they include Taxes and the amount of such Taxes.
8.2	Subject to the completion of the Closing, Seller shall pay to Purchaser an amount equal to all receivables or assets for Taxes which have been taken into account as Cash or in the calculation of Indebtedness or the Working Capital, irrespective of whether such receivables or assets are identified or described as Tax receivables or Tax assets, if and to the extent any such receivable or asset can be dissolved as overstated after the Effective Date pursuant to German GAAP without being dissolved due to the settlement of Tax receivables or assets of the Seller's Period or any Seller's Period Event following the Effective Date (herein "Overstated Tax Receivable"). Receivables and assets which are neither identified nor described as Tax receivables or Tax assets shall, for the purposes of this Section 8.1, be taken into account only insofar as Seller is able to demonstrate that they include Taxes and the amount of such Taxes.
8.3	Seller shall benefit from an Overstated Tax Liability and Purchaser shall benefit from an Overstated Tax Receivable only once, meaning that if and to the extent that an Overstated Tax Liability has already reduced a Tax Payment Claim pursuant to Section 2 of this Tax Schedule above, or an Overstated Tax Receivable has already reduced or excluded a payment from the Purchaser pursuant to Section 7 of this Tax Schedule above, Seller shall have no claim pursuant to Section 8.1 of this Tax Schedule above in respect of such Overstated Tax Liability, and Purchaser shall have no claim

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pursuant to Section 8.2 of this Tax Schedule above in respect of such Overstated Tax Receivable, as the case may be. Conversely, if and to the extent that Seller has already received a payment pursuant to Section 8.1 of this Tax Schedule above in respect of an Overstated Tax Liability, such Overstated Tax Liability does not limit any Tax Payment Claim of Purchaser pursuant to Section 2 of this Tax Schedule above and if and to the extent that Purchaser has already received a payment pursuant to Section 8.2 of this Tax Schedule above in respect of an Overstated Tax Receivable, such Overstated Tax Receivable does not limit any payment claim of Seller with respect to Tax Refunds pursuant to Section 7 of this Tax Schedule above.

8.4	Purchaser shall deliver, for the next ten (10) calendar years following the Closing Date, to Seller within six months following the end of a calendar year, (i) a written notification of any relevant decision by any Tax Authority or the reason for dissolving the liability, provision, receivable or asset for Taxes resulting in a claim of either Party under Section 8 of this Tax Schedule and (ii) a written statement stating whether and to what extent payment obligations of either Party pursuant to Section 8 of this Tax Schedule have arisen during the previous fiscal year. Any amount payable pursuant to Section 8 of this Tax Schedule shall be due and payable within thirty (30) Business Days after the written notification by Purchaser to Seller regarding the dissolution of the liability, provision, receivable or asset for Taxes.
9.	VAT Group

The Parties are aware that Seller and Company and certain other Target Companies (the Company and each of the other Target Companies a "VAT Group Subsidiary") form part of a VAT group (umsatzsteuerliche Organschaft) with Seller as parent (Organträger) (herein "VAT Group"). Seller shall terminate the VAT Group with effect as of the end of the month preceding the Closing Date, at the latest.

9.1	Any increase of Seller's VAT base which relates to the VAT Group Subsidiary and a period prior to and including the Effective Date (herein "VAT Group Liability") shall be solely borne by Seller. Hence, subject to the completion of Closing, Seller shall not raise any claims for the reimbursement of a VAT Group Liability against the VAT Group Subsidiary or the Purchaser, unless and to the extent that (i) the corresponding liability has been accounted for in the Effective Date Financial Statements or (ii) the VAT Group Subsidiary has cash-effectively recovered an amount in respect of such VAT Group Liability from a third party or failed to use reasonable efforts to recover such amounts from a third party and such claim against a third party has not been accounted for in the Effective Date Financial Statements. Seller shall further not raise any claims for the reimbursement of a VAT Group Liability against the VAT Group Subsidiary or the Purchaser if and to the extent (i) the amount of the relevant Tax has,

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despite reasonable efforts having been applied, not been recovered within six months after payment was requested from the relevant third party for the first time, and (ii) the relevant claim has been validly assigned to Seller.

Conversely, any decrease of Seller's VAT base which relates to the VAT Group Subsidiary and a period prior to and including the Effective Date (herein "VAT Group Refund") shall be solely for the benefit of Seller. Hence, subject to the completion of Closing, Purchaser shall not, and shall procure (steht dafür ein) that none of the Target Companies nor any of its Affiliates will, raise any claims for the reimbursement of a VAT Group Refund against Seller, unless and to the extent that (i) the corresponding claim or receivable has been accounted for in the Effective Date Financial Statements or (ii) the relevant VAT Group Subsidiary is subject to a claim of a third party in respect of such VAT amount and such claim of a third party has not been accounted for in the Effective Date Financial Statements.

9.2	If and to the extent the VAT Group will not be recognized for any period prior to and including the Effective Date, the Parties shall procure (stehen dafür ein) that Seller on the one hand and the VAT Group Subsidiaries on the other hand do not raise any claims for the repayment of any payments made to each other for the reimbursement of such VAT or refund of VAT under the supposedly existing VAT Group. In such case, compensation shall be solely owed between Seller and Purchaser under Section 2 of this Tax Schedule (whereas any such Tax Payment Claim shall not be limited or excluded pursuant to Section 3 of this Tax Schedule) and Section 7 of this Tax Schedule, provided that any claims under Sections 5 or 6 of this Tax Schedule shall remain unaffected.
9.3	If and to the extent the VAT Group continues to exist after the Effective Date, Seller shall operate, and shall procure that the VAT Group Subsidiary operates, and after the Closing Date Purchaser shall procure (steht dafür ein) that the VAT Group Subsidiary operates, a VAT allocation procedure (Umsatzsteuerumlageverfahren) with respect to VAT and/or a Tax Refund of VAT as follows: The VAT Group Subsidiary shall pay to Seller an amount equal to the VAT that would have become payable by the VAT Group Subsidiary if no VAT Group had existed during this period and the VAT Group Subsidiary thus would have been taxed on a "stand alone" basis, disregarding any intra group services and supplies which are not taxable due to the VAT group (Innenumsätze), but actually is payable by the Seller and/or reduces a Tax Refund of VAT payable to the Seller due to the VAT Group.

Conversely, Seller shall pay to the respective VAT Group Subsidiary an amount equal to any Tax Refund of VAT (including, as a result of a surplus of input VAT) that would have been paid to the VAT Group Subsidiary if no VAT Group had existed during this period and the VAT Group Subsidiary thus would have been taxed on a "stand alone"

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basis, disregarding any intra group services and supplies which are not taxable due to the VAT group (Innenumsätze), but actually is paid by a Tax Authority to Seller and/or reduces a VAT payable by Seller due to the VAT Group.

Seller and the VAT Group Subsidiary shall make compensation payments to each other if it later turns out on the basis of a VAT reassessment by the Tax Authority that any initial payment under the VAT allocation procedure has been too high or too low.

If and to the extent the VAT Group will not be recognized for any period after the Effective Date and any payment under a VAT allocation procedure has been made as provided for in the foregoing paragraphs of this Section 9.3, Seller shall and Purchaser shall, and Purchaser shall procure that the VAT Group Subsidiary will, make respective compensation payments to each other in accordance with Section 12.7 of this Tax Schedule (to be applied mutatis mutandis) plus any interest, fines, penalties or other additions levied by a competent Tax Authority on the VAT Group Subsidiary or the Seller, respectively, due to the non-recognition of the VAT Group.

9.4	With regard to the VAT Group, after the Closing Date Purchaser shall, or shall procure (steht dafür ein) that the VAT Group Subsidiary will, forward to Seller without undue delay (unverzüglich) all invoices which are received by the VAT Group Subsidiary for any supplies and services provided to the VAT Group Subsidiaries being part of the German VAT Group prior to the Closing Date but not yet forwarded prior to or on the Closing Date. Seller and Purchaser may mutually agree on further measures to provide for an administrative efficient handling of the relevant VAT matters.
9.5	The Parties will exchange the necessary information for the calculation of the claims under Section 9 of this Tax Schedule as soon as reasonably practical. Any amount payable to Seller pursuant to Section 9 of this Tax Schedule shall be due and payable within twenty (20) Business Days after Seller forwarded the Tax assessment to the VAT Group Subsidiary, but not earlier than five (5) Business Days before the respective Tax falls due. Any amount payable to the VAT Group Subsidiary pursuant to Section 9 of this Tax Schedule shall be due (fällig) and payable (zahlbar) within twenty (20) Business Days after Seller has received the Tax Refund of VAT or , in case of a non-recognition of the VAT Group, twenty (20) Business Days after Purchaser forwarded the Tax assessment to the Seller, but not earlier than five (5) Business Days before the respective Tax falls due.
10.	Tax Sharing Agreements, Tax Allocation Agreements and Similar Procedures
10.1	If and to the extent Seller or any of its partners or any of the companies of the Remaining Seller's Group on the one hand and any of the Target Companies on the other hand have

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any claim under any Tax sharing agreement, any Tax allocation agreement or under any similar procedure (including recourse claims under a joint and several liability for Taxes within a Tax group as provided under statutory law) (Steuerumlageverfahren) (such agreements or procedures collectively "Tax Sharing Scheme") against the respective other side, and such claim relates to a Tax of the Seller's Period or any Seller's Period Event, the Parties shall indemnify and hold harmless each other from and against any liability arising from such claim, unless and to the extent the relevant claim or liability is reflected in the Effective Date Financial Statements.

If and to the extent the respective Tax group or similar Tax consolidation scheme will not be recognized for any period prior to and including the Effective Date, the Parties shall procure (stehen dafür ein) that Seller on the one hand and the Target Companies on the other hand do not raise any claims for the repayment of any payments made to each other for the reimbursement of such Tax or refund of Tax under the supposedly existing Tax group or similar Tax consolidation scheme. In such case, compensation shall be solely owed between Seller and Purchaser under Section 2 of this Tax Schedule (whereas any such Tax Payment Claim shall not be limited or excluded pursuant to Section 3 of this Tax Schedule) and Section 7 of this Tax Schedule, provided that any claims under Sections 5 or 6 of this Tax Schedule shall remain unaffected.

10.2	Seller shall use best efforts that before the Closing Date, any such Tax Sharing Scheme shall be terminated with effect no later than of the Effective Date provided that the Parties agree that Seller and its partners and the other companies of the Remaining Seller's Group on the one hand and any of the Target Companies on the other hand remain entitled, subject to Section 10.1 of this Tax Schedule, to raise claims under any Tax Sharing Scheme with respect to any Tax relating to a Seller's Period or Seller's Period Event.
10.3	If and to the extent any Tax Sharing Scheme continues to exist after the Effective Date, Seller shall operate, and shall procure (steht dafür ein) that any of its partners and the companies of the Remaining Seller's Group and the Target Companies operate, and after the Closing Date Purchaser shall procure (steht dafür ein) that the Target Companies operate such Tax Sharing Scheme as follows:

The relevant Target Company shall pay to the Seller, any of its partners or any company of the Remaining Seller's Group an amount equal to the Tax that is payable by Seller, any of its partners or any company of the Remaining Seller's Group and/or the decrease of any Tax Refund that is payable to Seller, any of its partners or the relevant company of the Remaining Seller's Group and results from the respective Tax group or similar Tax consolidation scheme, as the case may be, if such Tax would have become payable or such decrease of Tax Refund would have been suffered by the Target Company if no

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Tax group or similar Tax consolidation scheme, as the case may be, had existed during this period and the Target Company thus would have been taxed on a "stand alone" basis.

Conversely, Seller shall, and shall procure (steht dafür ein) that any of its partners or any company of the Remaining Seller's Group shall, pay to the respective Target Company an amount equal to any Tax Refund that is paid by a Tax Authority to Seller, any of its partners or any company of the Remaining Seller's Group and/or the decrease of any Tax that is payable by Seller, any of its partner or any company of the Remaining Seller's Group if such Tax Refund would have been paid to or such decrease of Tax would have benefitted the relevant Target Company if no Tax group or similar Tax consolidation scheme, as the case may be, had existed during this period and the Target Company thus would have been taxed on a "stand alone" basis.

If and to the extent the respective Tax group or similar Tax consolidation scheme will not be recognized for any period after the Effective Date and any payment under the Tax Sharing Scheme has been made in respect of such period, Seller shall and Purchaser shall, and Purchaser shall procure that the relevant Target Company will, make respective compensation payments to each other in accordance with Section 12.7 of this Tax Schedule (to be applied mutatis mutandis) plus any interest, fines, penalties or other additions levied by a competent Tax Authority on the Target Company or the Seller, respectively, due to the non-recognition of the Tax group or Tax consolidation scheme.

10.4	Sections 10.1 through 10.3 shall not apply to any claims relating to the VAT Group which shall be exclusively governed by Section 9 of this Tax Schedule above.
11.	Cooperation in Tax Matters

Seller and Purchaser agree to fully cooperate with each other in connection with any Tax matter relating to any of the Target Companies and time periods ending on or prior to the Closing Date. Such cooperation shall include providing or making available of all relevant books, records, documentation and information (including any Tax certificates), and the assistance of officers and employees. Seller and Purchaser agree to retain, until the expiration of any applicable statute of limitation, all books, records and documentation relating to the Target Companies or the Climate Solutions Business that may be relevant in connection with any audit or investigation and to provide access to electronic data as required by applicable laws. The Parties agree that the Seller shall have the following rights in respect of any Tax proceeding which relates to any Seller's Period or Seller's Period Event or can reasonably be expected to give rise to a claim of the Purchaser pursuant to this Tax Schedule:

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11.1	After the Closing Date, Purchaser shall file, and shall procure (steht dafür ein) that the Target Companies shall file, all Tax Returns required to be filed by, on behalf of or in respect of the Target Companies in due time as set forth in the applicable Tax laws (taking into account any extensions granted by a competent Tax Authority). Purchaser shall procure (steht dafür ein) that no Tax Return that has been filed or is to be filed by, on behalf of or in respect of the Target Companies and can reasonably be expected to give rise to a claim pursuant to this Tax Schedule or relates to any Seller's Period or Seller's Period Event (herein collectively "Seller's Period Tax Returns"), will be filed, amended or changed by Purchaser, any of its Affiliates or any of the Target Companies without the prior written consent of Seller. Purchaser shall procure (steht dafür ein) that any Seller's Period Tax Return is prepared in a way which is consistent with past practice, unless otherwise required by mandatory applicable law. Purchaser shall further procure that Seller is provided with a draft of any Seller's Period Tax Returns at least twenty (20) Business Days prior to the expiry of the relevant filing period, provided that this obligation shall not apply to Seller's Period Tax Returns that are to be filed on a monthly or quarterly basis (other than any amendment thereof). The draft shall be accompanied by such information that is reasonably required to enable Seller to review and comment on such draft. The Seller shall be deemed to have given its consent if the Purchaser has not received a written objection specifying in detail in which issues of the respective Seller's Period Tax Return the Seller disagrees within fifteen (15) Business Days after the Seller is provided with the draft of the Seller's Period Tax Return. Purchaser shall procure (steht dafür ein) that any Seller's Period Tax Return is filed with the competent Tax Authority in accordance with any lawful instruction Seller may give. If and to the extent that a Seller's Period Tax Return relates to a Straddle Period or a tax assessment period beginning after the Effective Date, Seller's rights under this Section 11 shall be confined to any item which would reasonably be expected to give rise to a claim pursuant to this Tax Schedule.

In addition, Purchaser shall use reasonable efforts that any German corporate income Tax and trade Tax Returns as well as any ancillary Tax Returns (e.g., for the determination of loss-carry-forwards and the tax contribution account) which are to be filed after the Closing by the Company with respect to Tax assessment periods ending on or before the Effective Date (herein collectively "Tax Group Returns") will be prepared by Dr. Schlappig + Partner Wirtschaftsprüfer Steuerberater Rechtsanwälte PartG mbB ("Company Tax Advisor") at Seller's cost and expense and shall be prepared in a way which is consistent with past practice, unless otherwise required by mandatory applicable law. In the event that Purchaser considers to have such Tax Group Returns prepared by someone else than the Company Tax Advisor, Purchaser shall consult Seller in advance and discuss in good faith potential other options regarding the preparation of such Tax Group Returns. Purchaser shall procure (steht dafür ein) that

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Seller is provided with the relevant information in respect of the Company's tax base (Besteuerungsgrundlagen) no later than 31 May 2024. If the Tax Group Returns will be prepared by the Company Tax Advisor, Purchaser shall be provided with a draft of any Tax Group Return at least ten (10) Business Days prior to the expiry of the relevant filing period and, subject to Seller's consent, the Company Tax Advisor shall reflect any reasonable comments the Purchaser may have with respect to such draft. Purchaser shall further procure (steht dafür ein) that the Tax Group Returns are filed with the competent Tax Authority no later than 31 July 2024.

11.2	Purchaser shall procure (steht dafür ein) that Seller shall be informed of all Tax assessments and announcements of Tax audits or any other facts or circumstances which would reasonably be expected to give rise to a claim pursuant to this Tax Schedule or relate to any Target Company and the Seller's period or any Seller's Period Event (herein collectively "Relevant Tax Matter(s) ") as follows:
(a)	Purchaser shall and shall procure (steht dafür ein) that its Affiliates and the Target Companies shall, forward to Seller copies of any correspondence of and with the Tax Authorities relating to any Relevant Tax Matter as soon as reasonably practicable, but not later than ten (10) Business Days, after its receipt. Each notification shall be in writing and copies of any documents related thereto shall be attached to such correspondence. Purchaser shall (i) grant, and shall procure (steht dafür ein) that the Target Companies grant, Seller and their advisors (at the cost of Seller) the right to participate in meetings, discussions and correspondence with the Tax Authorities relating to any Relevant Tax Matter, including in the case of Tax audits the right to attend any formal meetings with the Tax auditor and other meetings, (ii) request, and shall procure (steht dafür ein) that the Target Companies request, that the relevant Tax auditor provides questions in writing and that such questions be forwarded as soon as reasonably practicable to Seller for Seller's evaluation and comments.
(b)	Purchaser shall not, and shall procure (steht dafür ein) that the Target Companies shall not, (i) settle, concede or give their consent to the findings of any and all Tax audits relating to any Relevant Tax Matter or (ii) make an admission of liability, compromise or settlement of a claim by Tax or other governmental authorities without the prior written consent of Seller which shall be deemed to be granted if the Seller has not responded within twenty (20) Business Days after a corresponding request from the Purchaser.
(c)	Purchaser shall procure (steht dafür ein) that, upon the request of Seller and at Seller's expense, objections are filed and legal proceedings are instituted

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Johann | Tax Schedule Exhibit 14 to SPA

and conducted (i) against any assessments, orders, audits, decrees or judgments involving any Relevant Tax Matter or (ii) in order to make a claim for any Tax Refund to which Seller is entitled to pursuant to Section 7.1 of this Tax Schedule, (herein collectively "Contest"). Such Contest shall be prepared in accordance with Seller's directions, unless they do not comply with mandatory law.

(d)	If Seller elects to direct a Contest, then (i) Seller shall notify Purchaser of their intent to do so, (ii) Purchaser shall cooperate and follow Seller's lawful instructions and shall procure (steht dafür ein) that the Target Companies or their respective successor cooperates and follows Seller's instructions in each phase of such Contest unless they do not comply with mandatory law, provided that all costs in that connection shall be covered by Seller and (iii) Purchaser shall as soon as reasonably practicable after a corresponding request from Seller empower and shall procure (steht dafür ein) that the Target Companies or their respective successor promptly empower (by specific power of attorney and such other documentation as may be necessary and appropriate and as prepared by Seller) the designated representatives of Seller to represent the Target Companies or their respective successor in the Contest insofar as the Contest involves an asserted Tax liability relating to any Relevant Tax Matter.
(e)	If and to the extent that a Relevant Tax Matter or Contest relates to a Straddle Period or a Tax assessment period beginning after the Effective Date, Seller's rights under this Section 11.2 shall be confined to any item which would reasonably be expected to give rise to a claim pursuant to this Tax Schedule.
(f)	If and to the extent the Relevant Tax Matter relates to a Tax imposed on and payable by any Target Company that is generally covered by W&I Insurance and does not relate to the Tax group for corporate income tax and trade tax purposes between Seller and the Company or the VAT Group, the Parties shall act in good faith to retain to the largest extent possible coverage of such Relevant Tax Matter under the W&I Insurance, provided that (i) Seller shall remain fully entitled to its rights under Section 11.1 and 11.2 (a) through (e) and nothing hereunder shall restrict Seller's freedom to exercise such rights in its absolute discretion and (ii) Seller does not assume any responsibility or liability for or in respect of Purchaser's ability to recover such Tax under the W&I Insurance. If Seller exercises its rights under Section 11.2 (b), (c) and (d) of this Tax Schedule in a manner that causes the Purchaser (or any member of Purchaser's Group) to be unable to recover the relevant Tax under the W&I

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Johann | Tax Schedule Exhibit 14 to SPA

Insurance and Seller has been informed in advance by Purchaser (or any member of Purchaser's Group) that such exercise can be reasonably expected to jeopardize Purchaser's claims under the W&I Insurance, Section 3.2 of this Tax Schedule shall not apply to limit Seller’s liability for a Tax Payment Claim with respect to any possible claims of Purchaser (or any member of Purchaser's Group) under the W&I Insurance to the extent such non-recovery was caused by Seller's exercise.

12.	Miscellaneous
12.1	Seller's liability for Taxes under this Tax Schedule shall also be subject to the overall liability cap stipulated in Section 26.2.2 of this Agreement.
12.2	The determination and calculation of any claims under this Tax Schedule is to be made in a manner which avoids any economic double-counting effect that could lead to an overcompensation or undercompensation for Taxes, Losses, Tax Benefits, Tax Refunds or any other points of reference for such payment claims, which may, for instance, result from the interaction with the calculation of the Purchase Price.
12.3	Any claims under this Tax Schedule shall be calculated on a pro rata-basis which reflects, as the case may be on a look through basis (durchgerechnete Beteiligung), the percentage of the direct or indirect ownership in the respective Target Company as it is acquired by the Purchaser under this Agreement.
12.4	All claims, rights and obligations under this Tax Schedule continue to apply regardless of whether the Purchaser or any of Purchaser's Affiliates at the time when the relevant claim, right or obligation arises, is asserted or enforced still holds directly or indirectly a share or an interest in the relevant Target Companies. Purchaser shall procure (steht dafür ein) that any of Seller's claims and rights under this Tax Schedule can be effectively enforced in the same manner as if Purchaser or any of Purchaser's Affiliates had continued to hold directly or indirectly any of the shares or interests in the Target Companies as acquired under this Agreement.
12.5	Any payments by the Seller to the Purchaser under this Tax Schedule and this Agreement constitute a reduction and a (partial) repayment of the Purchase Price to the Purchaser. Any payments by the Purchaser to the Seller under this Tax Schedule and this Agreement shall constitute an increase of the Purchase Price by the Purchaser.
12.6	For purposes of determining the amount of any Taxes assessed with respect to an assessment period that begins on or before the Effective Date and ends after the Effective Date (a "Straddle Period") that are allocable to a Seller's Period (including

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Johann | Tax Schedule Exhibit 14 to SPA

for purposes of calculating the amount of any Tax Refunds or Tax Benefits with respect thereto) the amount of any Tax that relates to the portion of the Straddle Period ending on the Effective Date shall for purposes of this Agreement (x) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days from the beginning of such Straddle Period through the Effective Date and the denominator of which is the number of days in the entire Straddle Period, and (y) in the case of any Tax based upon or related to income, gains or receipts, be deemed equal to the amount of Tax which would be payable if the relevant Tax period ended on the Effective Date based on an interim closing of the books on the Effective Date and in the case of any such Taxes attributable to an equity interest in any partnership, or other "flowthrough" entity, as if the taxable period of such partnership, or other "flowthrough" entity ended on the Effective Date.

12.7	If, after any Party ("Payor") has made a payment to the other Party ("Payee") on account of any claim under this Tax Schedule, it turns out that such payment was an overpayment (Überzahlung) (e.g., on the basis of a subsequent reassessment of the relevant Tax or a Tax Refund underlying such claim), the Payee shall pay to the Payor an amount equal to the overpayment.
13.	Time Limitations

All claims under this Tax Schedule shall be time-barred (verjähren) six (6) months after the date on which the assessment concerning the respective Tax has become ultimately final, non-appealable and binding (endgültig formell und materiell bestandskräftig), provided that any claim of Seller arising under Sections 6, 7 and 8 of this Tax Schedule shall be time-barred (verjähren) six (6) months after the date of receipt of the respective notification.